Prospectus Supplement No. 4
Filed pursuant to Rules 424(b)(3)
Registration Statement No. 333-129412

Prospectus Supplement No. 4 dated March 31, 2006

(to the Prospectus dated November 15, 2005)

66,628,217 Shares of Common Stock

This prospectus supplement should be read in conjunction with the prospectus dated November 15, 2005, as supplemented and amended by Supplement No. 1 dated November 15, 2005, Supplement No. 2 dated December 27, 2005 and Supplement No. 3 dated March 24, 2006 (the “Prospectus”), relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 66,628,217 shares of the common stock of DrugMax, Inc. We will not receive any of the proceeds from the sale of the common stock being sold by the selling shareholders.

On March 30 and March 31, 2006, we filed with the U.S. Securities and Exchange Commission the attached two Current Reports on Form 8-K, and the attached annual report on Form 10-K.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 4 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Supplement No. 4 supersedes the information contained in the Prospectus.

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 2 of the Prospectus dated November 15, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 4 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is March 31, 2006.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2006

DrugMax, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On March 30, 2006, DrugMax, Inc. issued a press release announcing its financial results for the year ended December 31, 2005. A copy of this press release is furnished as Exhibit 99.1 to this report and is incorporated into this form 8-K by reference. The information disclosed under this Item 2.02, including Exhibit 99.1 hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01  Financial Statements and Exhibits.

99.1         Press Release dated March 30, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DRUGMAX, INC.

Date: March 30, 2006	By:	/s/ Edgardo A. Mercadante

Edgardo A. Mercadante, President, Chief Executive Officer and Chairman of the Board

EXHIBIT INDEX

Exhibit
Number     Exhibit Description

99.1   Press Release dated March 30, 2006

Exhibit 99.1

FOR IMMEDIATE RELEASE:

DrugMax Announces Full Year 2005 Financial Results

Revenues from Continuing Operations of $216.1 million; Exit of Legacy Wholesale Distribution Business Complete

Farmington, CT, March 30, 2006 – DrugMax, Inc. (Nasdaq: DMAX) reported financial results for the fiscal year ended December 31, 2005.

As previously announced, during the third quarter 2005 the Company began pursuing a sale of assets related to its wholesale distribution business, which was completed at the end of December 2005. For financial statement presentation, substantially all of the wholesale distribution business is classified as “discontinued operations.” The Company’s continuing operations represent its specialty pharmacies, Worksite PharmaciesSM and its medical specialty distribution business for the sole purpose of selling pharmaceuticals to physicians and other healthcare providers.

Revenues
Net revenues from continuing operations were $216.1 million and $224.0 million for fiscal years ended December 31, 2005 and January 1, 2005, respectively. Net revenues for fiscal 2005 declined a marginal 1.8% year-over-year, relatively unchanged after accounting for the effect of 53 weeks in the fiscal year ended January 1, 2005, which reflects an extra week of revenues of $4.0 million, compared to the 52 weeks in the fiscal year ended December 31, 2005.

Ed Mercadante, R.Ph., Chairman and Chief Executive Officer of DrugMax, stated, “2005 was a challenging year for us as we were adversely impacted by our merger into the wholesale distribution business. However, we were able to identify very early on that our focus should be on our higher margin and higher growth core business of specialty and apothecary pharmacies. We have swiftly and effectively executed on this strategy by discontinuing the legacy wholesale business during the second half of 2005. With the transition now behind us, our management team can completely focus on growing our core business and improving profitability to deliver long term shareholder value.”

Gross Profit & SG&A
Gross margin was $42.4 million or 19.6% in fiscal 2005 compared to $46.6 million or 20.8% in fiscal 2004. Fiscal 2005 reflects the adverse effect by the efforts of managed care organizations, pharmacy benefit managers and other third party payers to reduce their prescription costs. In addition, prescription gross margins were negatively impacted during fiscal 2005 compared to fiscal 2004 due to the disruptions to our supply chain resulting from Hurricane Katrina as well as higher purchasing costs. Overall, the year-over-year decline in gross profit was also negatively impacted due to the 52 week period for fiscal year 2005 compared to 53 weeks in fiscal 2004.

Selling, general and administrative (SG&A) expenses for fiscal 2005 were $54.3 million, or 25.1% of net revenues, compared to SG&A expenses of $46.2 million, or 20.6% of net revenues for fiscal 2004. The increase in SG&A expenses in fiscal 2005 mainly relates to $6.1 million of non-cash stock compensation expense related to the merger and increased fees and expenses of $1.7 million attributable to costs associated with being a public company.

Net Loss
Net loss available to common stockholders per basic and diluted share for fiscal 2005 was $1.90 compared to $13.57 for the fiscal 2004. This includes loss from continuing operations of $21.9 million or $0.84 loss per share and loss from discontinued operations of $33.0 million or $1.06 loss per share for fiscal 2005. This compares to loss from continuing operations of 8.6 million or $5.19 loss per share and loss from discontinued operations of $31.3 million or $8.38 loss per share for fiscal 2004.

The increase in the loss from continuing operations in fiscal 2005 compared to fiscal 2004 was primarily the result of $6.1 million of non-cash stock compensation expense, $1.7 million of expenses attributable to costs associated with being a public company, and a $4.2 million reduction in gross margin partially resulting from the effect of one less week of operations in fiscal 2005 versus fiscal 2004 and overall reductions in revenue. The loss from discontinued operations for fiscal 2005 primarily reflects the loss from operations of discontinued operations of $5.7 million and loss on disposal of discontinued operations of $27.3 million which includes goodwill and other intangible asset impairments of $22.6 million and other exit losses of $4.7 million.

As of December 31, 2005, cash and bank availability was $16 million.

2006 Outlook
For 2006, DrugMax will continue to focus on what the Company has identified to be the higher margin and higher growth business lines which include initiatives for specialty pharmaceuticals, institutional pharmaceutical sales, and physician pharmaceutical distribution in pursuit of building an integrated specialty drug pharmacy platform with multiple sales channels.  The Company’s dual strategy of growth through acquisitions and organic channels remains steadfast. In January, the Company completed the acquisition of Central Florida Pharmacy, one of the leading oncology pharmacies in Florida, and has also identified another previously announced acquisition target which is currently undergoing due diligence.  The Company will assess any need for additional financing. In addition, DrugMax’s kiosk rollout during the first quarter of 2006 remains on track and will further drive organic growth throughout the year. With a strong management team now in place to focus on our strategic initiatives, DrugMax expects to see healthy revenue growth combined with improving results from operations for 2006.

Chairman and Chief Executive Officer Ed Mercadante, continued, “The combination of an aging American population, rising new specialty pharmaceuticals market and increasing availability of medications through the new Medicare D program provide us with the strong foundation for our pharmacy model to thrive in. We now have a robust pipeline for expansion and expect the momentum to continue throughout 2006 and beyond. Our strategy will be to continue to grow our core business through a combination of organic sales growth and strategic acquisitions. In addition, we also firmly believe that our location strategy and partnerships with the healthcare community are an integral part of our long term growth plan, giving us a sustainable competitive advantage by enhancing our value proposition in an increasingly competitive healthcare environment. After a transitional year in 2005, we now have an experienced management team focused on driving top line growth and improving profitability. We are excited about what the future holds for DrugMax and look forward to communicating our progress throughout the year.”

Additional information about DrugMax’s financial results is contained in the Form 10-K for the fiscal year ended December 31, 2005 that the Company expects to file on March 31, 2006 with the U.S. Securities and Exchange Commission.

Conference Call/ Audio Webcast
DrugMax will host a conference call on Thursday, March 30, 2006 at 5:30 p.m. Eastern Standard Time to discuss the Company’s results for the fourth quarter and full year 2005 financial results as well as its strategy.  To access the call, please dial (866) 800-8651 and enter the passcode 24035888 (International dial-in #: (617) 614-2704; passcode 2403588).  The conference call will also be broadcast live over the Internet on the Company’s website at http://www.drugmax.com. If you are unable to participate at this time, a replay of the call will be available until April 7, 2006 at (888) 286-8010 (International dial-in #: 617-801-6888). Enter the code 43586329 to access the audio replay. The webcast will also be archived on the Company’s website at http://www.drugmax.com.

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug platform through its pharmacy and specialty pharmaceutical operations. DrugMax operates 85 locations, including 7 franchised locations, in 14 states under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. The Company also operates Worksite PharmacySM, which provides solutions for major employer groups, as well as specialty pharmaceutical distribution directly to physicians and other healthcare providers. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, physicians, clinics, long- term care and assisted living centers. More information about DrugMax can be found at http://www.drugmax.com. The Company's online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding its business and growth strategies and its future profitability. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its business and growth strategies, including its ability to acquire other businesses, open new Worksite locations, and improve sales and profitability. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Cindy Berenson
DrugMax, Inc.
860.676.1222 x138
berenson@familymeds.com

Or

Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com

DRUGMAX, INC. AND SUBSIDIARIES
Selected Financial Information

Consolidated Condensed Statement of Operations
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005
Net revenues	$52,432	$58,486	$216,103	$223,962
Cost of sales	42,849	46,153	173,668	177,348
Gross margin	9,583	12,333	42,435	46,614

Selling, general and administrative expenses	12,900	13,192	54,292	46,202
Depreciation and amortization expense	993	1,168	4,412	4,758
Impairments of long-lived assets	-	260	-	260
Loss (gain) on disposal of fixed assets	153	2	159	(1,027)
Operating loss	(4,463)	(2,289)	(16,428)	(3,579)

Other income	38	232	391	605
Interest expense, net	(1,895)	(2,976)	(5,815)	(5,611)

Loss from continuing operations	(6,320)	(5,033)	(21,852)	(8,585)

Loss from discontinued operations	(21,842)	(31,259)	(33,005)	(31,259)

Net loss	(28,162)	(36,292)	(54,857)	(39,844)

Preferred Dividends	(2,447)	(6,913)	(4,301)	(10,796)

Net loss available to common shareholders	$(30,609)	$(43,205)	$(59,158)	$(50,640)

Basic and diluted net loss per share	$(0.47)	$(3.90)	$(1.90)	$(13.57)

Basic and diluted weighted average shares outstanding	65,032	11,086	31,139	3,731

DRUGMAX, INC. AND SUBSIDIARIES
Selected Financial Information

Consolidated Condensed Balance Sheet
(Dollars in thousands)

	December 31,	January 1,
	2005	2005
Assets
Current Assets:
Cash and cash equivalents	$6,682	$2,332
Accounts receivable, net	12,855	20,570
Inventories	30,631	34,525
Prepaids and other current assets	2,487	1,965
Total current assets	52,655	59,392

Property and equipment, net	4,959	5,251
Goodwill	1,354	19,813
Other intangible assets	4,852	10,570
Other non-current assets	207	572
Total assets	$64,027	$95,598

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$36,252	$32,871
Current portion of long-term liabilities	5,635	2,314
Accounts payable and accrued expenses	15,114	32,082
Total current liabilities	57,001	67,267

Notes payable	18,185	-
Long- term accounts payable	-	22,425
Other long-term liabilities	135	51
Total long-term liabilities	18,320	22,476

DrugMax Series A Convertible Preferred Stock	-	14,027

Stockholders' (deficit) equity	(11,294)	5,855

Total liabilities and stockholders' (deficit) equity	$64,027	$95,598

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2006

DrugMax, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On March 30, 2006, DrugMax, Inc. entered into an employment agreement with James A. Bologa, pursuant to which, commencing April 13, 2006, Mr. Bologa will serve as DrugMax’s Senior Vice President and Chief Financial Officer. The initial term of the agreement ends on April 12, 2009, provided that the agreement will renew automatically for successive one-year terms, except that after the initial term either party may terminate the agreement by providing the other party notice of termination 90 days prior to the proposed termination date. Pursuant to the agreement, Mr. Bologa will receive a base salary of $240,000. Additionally, Mr. Bologa will be entitled to participate, at the discretion of the board, in any incentive or bonus plan adopted by the compensation committee, based on performance goals set by the board from time to time. As a signing bonus, effective on the date his employment commences (April 13, 2006), Mr. Bologa will receive an option to purchase up to 100,000 shares of DrugMax common stock at fair market value on April 13, 2006 and a grant of 100,000 shares of DrugMax restricted common stock. Mr. Bologa’s employment agreement also contains standard termination provisions for disability, for cause, and for good reason, and it also contains non-compete and confidentiality provisions that prohibit him from disclosing certain information belonging to DrugMax. A copy of Mr. Bologa’s employment agreement is attached hereto as Exhibit 10.1. This summary is qualified by reference to that agreement.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As stated above, effective April 13, 2006, Mr. Bologa, who is 42 years of age, shall become DrugMax’s Senior Vice President and Chief Financial Officer. Concurrently, James E. Searson, DrugMax’s current Chief Financial Officer, shall become DrugMax’s Senior Vice President and Chief Operating Officer. On March 31, 2006, DrugMax issued a press release related to Mr. Bologa and Mr. Searson’s appointments, a copy of which is attached hereto as Exhibit 99.1.

Since 2004, Mr. Bologa has served as Executive Vice President and Chief Financial Officer of Daticon, Inc., a privately held company, providing electronic document management conversion services. From 2001 to 2004, Mr. Bologa served as Vice President and Controller of TranSwitch Corporation (Nasdaq: TXCC), a communications semiconductor company. Prior to working for TranSwitch Corporation, beginning in 2000, Mr. Bologa served as Chief Financial Officer of Katerra Corporation, a privately held company developing internet gaming software. Mr. Bologa, a certified public accountant began his career with PricewaterhouseCoopers LLP. Mr. Bologa has a B.S. in Accounting from Elmira College.

See Item 1.01 for additional information related to Mr. Bologa’s employment agreement.

Item 9.01  Financial Statements and Exhibits.

10.1	Employment Agreement between DrugMax, Inc. and James A. Bologa dated March 30, 2006
99.1	Press Release dated March 31, 2006

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DRUGMAX, INC.

By:	/s/ Edgardo A. Mercadante
Edgardo A. Mercadante,
Chief Executive Officer, President and Chairman of the Board

Dated: March 31, 2006

3

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Employment Agreement between DrugMax, Inc. and James A. Bologa dated March 30, 2006
99.1	Press Release dated March 31, 2006

4

Exhibit 10.1

EMPLOYMENT AGREEMENT
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Agreement made as of this 30th day of March, 2006, by and between James A. Bologa (the “Employee”) and DrugMax, Inc. (the “Company”).

PREAMBLE

The Company desires to employ the Employee as Senior Vice President and Chief Financial Officer and to compensate him therefore. Employee desires to be employed by the Company and to commit himself to serve the Company on the terms herein provided. In connection with his employment, Employee shall be eligible to participate in the Company’s stock option programs and stock purchase programs which may be in effect from time to time for key employees, and performance bonus program in accordance with the terms and conditions adopted by the Company governing such programs.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreement of the parties, the parties agree as follows:

1. Definitions.

“Affiliates” shall mean any corporation, partnership or other legal entity which is controlled by or under common control with the Company.

“Benefits” shall mean all the fringe benefits approved by the Board from time to time and established by the Company in its discretion for the benefit of the employees generally and/or for key employees of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, automobile allowance, pharmacy allowance, un-reimbursed medical allowance, stock option plans and stock purchase plans, and pension, profit-sharing or their equivalent.

“Board” shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as the same shall be constituted from time to time.

“Cause” for termination shall mean (i) Employee’s final conviction of or admission to a felony involving a crime of moral turpitude, (ii) acts of Employee which, in the judgment of the Board, constitute willful fraud on the part of Employee in connection with his duties under this Agreement, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, or (iii) intentional or repeated acts of the Employee which constitute misfeasance that in the judgment of the Board is materially injurious to the Company, including the Employee’s dereliction of duty, and which Employee does not correct within a reasonable period of time after Employee is informed of the Board’s intent to terminate him for a stated cause under this Subsection (iii) and Employee is given an opportunity to discuss his behavior with the Board before being terminated for cause hereunder.

“Chairman” shall mean the person designated by the Board from time to time as its Chairman.

“Change of Control” shall mean the (i) a merger or consolidation of the Company with or into another corporation which is not an affiliate of the Company or a recapitalization or reorganization of the Company and, immediately upon the consummation of such merger, consolidation, reorganization or recapitalization, the persons who were the shareholders of the Company immediately thereafter own more than fifty percent (50%) of the total voting power of the merged, consolidated, reorganized or recapitalized Company’s voting securities entitled to vote generally in the election of directors; (ii) the sale of all or substantially all of the assets of the Company to another person or entity which is not an affiliate of the Company; (iii) the acquisition by any person, entity or “group” (excluding, for this purpose, the Company, any affiliate of the Company, or any employee benefit plan of the Company or of any affiliate of the Company which acquires beneficial ownership of voting securities of the Company) within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either fifty percent (50%) or more of the then outstanding shares of Common Stock or fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, which, in the case of clause (i), (ii) and (iii) of this definition, such merger, consolidation, reorganization or recapitalization sale or acquisition is not approved by a vote of at least eighty percent (80%) of the directors that constitute the Board immediately prior to the effectiveness of such merger, consolidation, reorganization or recapitalization, sale or acquisition, as the case may be; or (iv) during any period of two consecutive years, if persons who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least eighty percent (80%) of the directors then still in office who were directors at the beginning of such period. For purposes of this definition, (A) an “affiliate” is any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company and “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise and (B) “Board” means the board of directors of the Company as constituted at the time a determination thereof is required to be made pursuant to this definition.

“Chief Executive Officer” shall mean the individual having responsibility to the Board for direction and management of the executive and operational affairs of the Company and who reports and is accountable only to the Board.

“Disability” shall mean a written determination by a physician mutually agreeable to the Company and Employee (or, in the event of Employee’s total physical or mental disability, Employee’s legal representative) that Employee is physically or mentally unable to perform his duties of Senior Vice President and Chief Financial Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12) month period.

“Employee” shall mean James A. Bologa and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

“Person” shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as “persons” in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

“Territory” shall mean the world wide web and any state of the United States and any equivalent section or area of any country in which the Company has operating brick and mortar pharmacies or has franchised brick and mortar operations at the time of the termination of this Agreement.

“Company” shall mean DrugMax, Inc., a Connecticut corporation, together with such subsidiaries or Affiliates of the Company as may from time to time exist.

2. Position, Responsibilities and Term of Employment

2.01 Position. Employee shall be engaged on a full time basis and shall serve as Senior Vice President and Chief Financial Officer and in such additional management position(s) as the Board shall designate. In this capacity, Employee shall be subject to the bylaws of the Company and to the direction of the Board. Employee shall serve the Company and any Affiliates by performing such duties and carrying out such responsibilities as are normally related to the position of Senior Vice President and Chief Financial Officer in accordance with the standards of the industry. The Employee shall report to the President and Chief Executive Officer. The Employee shall have such other responsibilities as the Company may reasonably determine from time to time, including, without limitation, such management duties as may be necessary or desirable to further the interests of the Affiliates of the Company. Nevertheless, it is understood and agreed that the Employee shall not be given duties or responsibilities that are inconsistent in any material way with his position as a member of the senior management of the Company. Employee’s responsibilities and capacities shall include, without limitation, the following:

(a) overall responsibility for all financial and accounting facts of the Company, including reporting, compliance and asset management;

(b) developing banking and financial investment relationships;

(c) treasury functions and activities;

(d) planning and strategic framework for all financial systems and control mechanisms;

(e) handling all banking and financial relationships;

(f) set standards for control and audit of Company financial matters;

(g) in conjunction with operations store-level and distribution accounting systems and controls; and

(h) overall supervision and responsibility for all accounting and finance staff.

2.02 Term. The term of this Agreement shall commence on April 13, 2006 and, unless sooner terminated as provided in Section 4 hereof, terminate on April 12, 2009; provided, however, that this Agreement shall automatically renew for successive one (1) year periods thereafter without the necessity of any action or notice by either party to the other, except that either party may terminate this Agreement following the Initial Term by giving the other party written notice of its intention to terminate this Agreement at least ninety (90) days prior to the proposed termination date.

2.03 Best Efforts Covenant. Employee will, to the best of his ability, devote his full professional and business time and commercially reasonable best efforts to the performance of his duties for the Company and its Affiliates. The Employee shall at all times comply with all state and federal laws, rules and regulations with respect to the operations of the Company, or its Affiliates.

2.04 Exclusivity Covenant. During the Agreement’s term, Employee will not undertake or engage in any other employment, occupation or business enterprise other than a business enterprise in which Employee does not actively participate. Further, Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest adverse or antagonistic to the Company, its business prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Employee from owning shares of any competitor of the company as long as such shares (i) do not constitute more than 1% of the outstanding equity of such competitor, and (ii) are regularly traded on a recognized exchange, or listed for trading by NASDAQ in the over-the-counter market.

2.05 Intentionally Omitted.

2.06 Confidential Information. Employee recognizes and acknowledges that the Company’s trade secrets, proprietary information and know-how, as they may exist from time to time (“Confidential Information”), are valuable, special and unique assets of the Company’s business, and that access to and knowledge of the Confidential Information is the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Employee make use of any such Confidential Information for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment. Notwithstanding the foregoing, after the term of Employee’s employment the foregoing restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such secrets, information or know-how entering the public domain without the Company’s consent). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent its disclosure is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Employee agrees to hold as the Company’s property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company.

Employee shall use his best efforts to prevent any removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

2.07 Records, Files. All records, file drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Employee during the terms of this employment under this Agreement shall be and shall remain the sole property of the Company.

2.08 Hired to Invent. Employee agrees that every improvement, invention, process apparatus, method, design, and any other creation that Employee may invent, discover, conceive, or originate by himself or in conjunction with any other Person during the term of Employee’s employment under this Agreement that relates to the business carried on by the Company during the term of Employee’s employment under this Agreement or contemplated by the Company during the term hereof even if not implemented during the term of this Agreement (“Work For Hire”) shall be the exclusive property of the Company. Employee agrees to disclose to the Company every patent application, notice of copyright, or other action taken by Employee or any affiliate or assignee to protect intellectual property during the 12 months following Employee’s termination of employment at the Company, for whatever reason, so that the Company may determine whether to assert a claim under this Section or any other provision of this Agreement. The Employee does hereby assign to the Company all of the Work For Hire and hereby appoints the Company as his attorney-in-fact coupled with an interest to execute such documents as may be required to evidence such assignment.

2.09 Equitable Relief. Employee acknowledges that his services to the Company are of a unique character which give them a special value to the Company. Employee further recognizes that violations by Employee of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. Employee agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 3 of this Agreement, the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by Employee of the provisions of this Agreement.

3. Compensation.

3.01 Minimum Annual Compensation. The Company shall pay to Employee for the services to be rendered herein a base salary at the initial annual rate of Two Hundred Forty Thousand ($240,000.00) Dollars (“Minimum Annual Compensation”) effective as of the date hereof, which base salary shall be subject to annual review and increase to be determined by the Compensation Committee of the Board. Employee’s salary shall be payable bi-weekly.

3.02 Incentive Compensation. In addition to Minimum Annual Compensation, Employee shall be entitled to participate in, at the discretion of the Board, any bonus or incentive compensation plan adopted by the Compensation Committee of the Board for key employees of the Company, up to fifty percent (50%) of Minimum Annual Compensation, provided the Employee attained the goals (the “Performance Goals”) which may be set by the Board from time to time.

3.03 Participating in Benefits. Employee shall be entitled to all Benefits made available to similarly situated employees of the Company, other than medical and dental benefits, for as long as such Benefits may remain in effect. In addition, Employee shall be entitled to any substitute or additional Benefits made available in the future to similarly situated employees of the Company.

Employee’s entitlement to the aforementioned Benefits shall be subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company and in the discretion of the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in this Section 3.

3.04 Specific Benefits. During the term of this Agreement (and thereafter to the extent this Agreement shall require):

(a) Vacation. Commencing on April 13, 2006, Employee shall be entitled to three (3) weeks of paid vacation time per year, to be taken at time mutually acceptable to the Company and Employee.

(b) Insurance Policies. The Company may, at its discretion, and at any time after the execution of this Agreement, and for so long as Employee remains employed by the Company, apply for and procure, as owner and for its own benefit, insurance on the life of the Employee, in such amounts and in such form or forms as the Company may choose. The Employee shall have no interest whatsoever in the policy or policies, but the Employee shall, at the request of the Company, subject himself to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to which it has applied for such insurance. At the termination of employment hereunder either for cause or otherwise, the Company shall either: (i) surrender such policies to the issuer; or (ii) transfer ownership of any policies procured pursuant to this Agreement to the Employee who shall thereafter be responsible for the payment of any premiums thereunder. It is the intention of the parties that the Company shall retain no insurance on the life of the Employee after employment hereunder has been terminated for any reason whatsoever.

(c) Disability. If Employee is unable to perform his obligations under this Agreement because of illness and/or disability, Employee shall continue to receive his full compensation and benefits under this Agreement for a period not to exceed six (6) consecutive months; provided, however, Employee’s base salary from the Company shall be reduced by the amount, if any, of income payments received by Employee as a result of group or individual disability insurance coverage maintained at the cost of the Company.

(d) Purchasing Allowance. The Company shall reimburse Employee for expenditures made by the Employee at any Arrow Prescription Center location in an amount not to exceed Two Hundred Dollars ($200) per month.

(e) Medical Reimbursement. The Company shall reimburse Employee for medical expenses incurred by Employee for himself or his immediate family which are not covered expenses pursuant to the health insurance policies provided by Company pursuant to paragraph (b), above, in an amount not to exceed Three Thousand Dollars ($3,000) per annum.

(f) Expense Reimbursement. Employee shall be entitled to receive prompt reimbursements for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company or the Board for the similarly situated employees of the Company) in performing services hereunder.

(g) Automobile Allowance. Employee shall be entitled to an automobile allowance in an amount not to exceed five hundred dollars ($500) per month.

(h) Fitness or Club Allowance. Employee shall be entitled to a fitness or club allowance in an amount not to exceed two hundred dollars ($200) per month.

(i) Education Allowance. Employee shall be reimbursed for reasonable education expenses, approved in advance by the CEO, associated with continuing education fees, educational seminars and fees associated with maintaining CPA status.

3.05 Sign On Bonus. Upon date of employment, Employee shall receive 100,000 options to purchase DrugMax, Inc. common stock at an exercise price of fair market value on the date of grant and 100,000 restricted shares of DrugMax, Inc. common stock. Such shares and options shall vest 1/3 at each anniversary of the grant date and are subject to the terms and conditions contained in a separate stock option agreement and restricted stock agreement.

4. Termination.

4.01 Termination by Company for Other Than Cause. If during the term of this Agreement the Company terminates the employment of Employee and such termination is not for Cause then the Company shall pay to Employee an amount equal to the monthly portion of Employee’s Minimum Annual Compensation multiplied by twelve (12) months (the “Severance Period”). If during the term of this Agreement there is a Change of Control resulting in a change of position of Employee’s employment, and if Employee’s annual compensation in his new position shall be less than the Minimum Annual Compensation, then the difference shall be paid to Employee for the balance of the Severance Period. If the Employee’s employment in a new position shall terminate, then for the purposes of this paragraph 4.01, Employee shall be entitled to continuation of the Minimum Annual Compensation until the earlier of the conclusion of the Severance Period or the date when he shall again become reemployed, in which case only the difference shall be payable as aforesaid. If the Employee’s reemployment in a new position shall terminate, Employee shall use his best efforts to become reemployed as soon as reasonable possible in a position consistent with Employee’s experience and stature. Any amounts due hereunder shall be paid at such times and in such manner as the Employee had previously been paid his Minimum Annual Compensation. The payments provided herein are in lieu of any other payments due the Employee hereunder, including but not limited to, any claim for breach of contract.

4.02 Termination by the Company for Cause. The Company shall have the right to terminate the employment of Employee for Cause, however, nothing herein shall be deemed to constitute a waiver of the right of the Employee to challenge the Company’s determination of Cause. Effective as of the date that the employment of Employee terminates for Cause, this Agreement, except for Sections 2.04 through 2.09, shall terminate and no further payments of the Compensation described in Section 3 (except for such remaining payments of Minimum Annual Compensation under Section 3.01 relating to periods during which Employee was employed by the Company, benefits which are required by applicable law to be continued, and reimbursement of prior expenses under Section 3.04) shall be made.

4.03 Termination on Account of Employee’s Death.

(a) In the event of Employee’s death during the term of this Agreement;

(1)	This Agreement shall terminate except as provided in this Section; and

(2)
The Company shall pay to Employee’s beneficiary or beneficiaries (or to his estate if he fails to make such designation) an amount equal to the Employee’s Minimum Annual Compensation as in effect on the date of his death. This amount shall be paid in one lump sum as soon as practicable after the date of his death.

(b) Employee may designate one or more beneficiaries for the purposes of this Section by making a written designation and delivering such designation to the Treasurer of the Company. If Employee makes more than one such written designation, the designation last received before Employee’s death shall control.

4.04 Termination on Account of Disability. The Company shall have the right to terminate the employment of Employee in case of Disability of the Employee. In such case, the provisions of Section 3.04(c) of this Agreement shall apply and the provisions of Section 4.01 of this Agreement shall not apply, notwithstanding the terms of said Section 4.01.

4.05 Benefits Upon Termination. Upon the termination of the Employee’s employment hereunder for Cause, the Employee shall not receive any other benefits except as required by law. In the case of termination without Cause, any health insurance, dental insurance, life insurance and disability insurance coverage provided under the Company’s benefit programs shall be continued for a period of twelve months or such earlier date that the Employee obtains other employment.

5. Miscellaneous.

5.01 Assignment. The Company shall have the right to assign all of its rights under this Agreement to any affiliate or to any purchaser of substantially all of the assets of the Company; provided, however, any such assignment shall not release the Company from any of its obligations under this Agreement. Upon any such assignment, this Agreement shall be binding upon and inure to the benefit of such assigns and the Employee. If any such purchaser of substantially all of the assets of the Company is unwilling to accept an assignment of this Agreement and to assume the obligations hereof, then Company shall remain fully liable hereunder notwithstanding the sale of its assets and the resulting cessation of its business operations. The Employee shall have no right to assign or delegate any rights or obligations under this Agreement.

5.02 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Connecticut.

5.03 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

5.04 Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.

5.05 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

5.06 Binding Effect. This Agreement shall be binding on the successors and assigns of the parties hereto.

5.07 Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

5.08 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements between the parties. There are no oral understandings, terms or conditions and no party has relied upon any representation, express or implied, not contained in this Agreement. The rights and protection afforded by any and all provisions of this Agreement shall inure to the benefit of (and may be fully enforced by) any Affiliate of the Company, it being understood such Affiliates are intended third party beneficiaries of this Agreement.

5.09 Partial Invalidity. The invalidity of one or more of the phrases, sentences, clauses, sections or articles contained in the Agreement shall not affect the validity of the remaining portions.

5.10 Genders. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

5.11 Company Policies. The Company’s Policies as amended from time to time will govern all terms, privileges and conditions of employment of the Employment which are not specifically addressed in this Agreement and shall include all rules and regulations adopted by the Company from time to time in its sole discretion.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

DRUGMAX, INC.

By:	/s/
Edgardo Mercadante
Its Chairman and Chief Executive Officer

EMPLOYEE

By:	/s/
James A. Bologa

Exhibit 99.1

FOR IMMEDIATE RELEASE:

DrugMax Welcomes James A. Bologa as Chief Financial Officer and James E. Searson as Chief Operating Officer

Jim Bologa to Join DrugMax as New CFO; Current CFO Jim Searson Appointed to COO

Farmington, CT, March 31, 2006 - DrugMax, Inc. (Nasdaq: DMAX) today announced the addition of Jim Bologa to the Company as Chief Financial Officer effective April 13, 2006 while Jim Searson will move from the Chief Financial Officer position to become the Company’s Chief Operating Officer.

“We are delighted to announce this newest addition to our management team and would like to extend our warmest welcome to Mr. Bologa. His extensive background in financial operations and accounting systems will help in providing immediate leadership to our financial team. He will be a dedicated resource on managing our working capital, implementation of enhanced processes and procedures around our growth initiatives and ensure the accurate and timely reporting of operating results and metrics. Mr. Bologa also comes with in-depth experience in mergers and acquisitions which will be critical in helping us manage the acquisition and financing processes. I am confident Mr. Bologa will be instrumental in helping me execute on our financial goals as we strive towards reaching profitability,” said Ed Mercadante, Chairman and CEO of DrugMax.

“I believe DrugMax has successfully completed several key initiatives in 2005 and is now well-positioned to focus on the execution of its future growth plans, and I am excited about the opportunity to be part of it," said Mr. Bologa.

Prior to joining DrugMax, Mr. Bologa held the position of Executive Vice President and CFO at Daticon, Inc. His responsibilities included human resources, legal and procurement functions and finance and accounting including financial reporting, treasury, control systems, performance measurement, strategic and financial planning. Prior to that, he served as Vice President and Controller at TranSwitch Corporation, a Nasdaq listed company. He has also held CFO positions at Katerra Corporation, Iroquois Technologies, and Perfecto Holding Corp. Mr. Bologa began his career at PricewaterhouseCoopers LLP in 1986 where he ended a ten year run as Senior Manager in the Mergers and Acquisition group. Mr. Bologa completed his B.S. in Accounting at Elmira College and is a certified public accountant.

“As we move to a new stage of growth for DrugMax, Jim Searson will assume the important role of COO and focus his efforts on maintaining the highest standards of operational and supply chain management in order to improve our overall gross margin and bottom line. He will manage our day to day operations by maintaining a constant flow of communication across our regional managers, streamline the integration of past and future acquisitions, manage our sales and marketing efforts and ensure that our business operations are on track to meet our operating goals. Jim has been with the Company from the beginning as a board member before becoming CFO and I view his move to the COO position as a natural progression which will allow him to leverage his thorough understanding of our business operations to successfully execute on our strategy. We also have a detailed plan in place to ensure a seamless transition to these roles so we can quickly and fully integrate Jim Bologa into the management team and allow Jim Searson to focus on his COO responsibilities. With these changes, our management team is now focused on implementing our growth strategy to deliver long term shareholder value,” Chairman and CEO Ed Mercadante continued.

DrugMax announced financial results for fiscal 2005 on March 30, 2006 and also provided a brief outlook for the year. For 2006, DrugMax will continue to focus on what the Company has identified to be the higher margin and higher growth business lines which include initiatives for specialty pharmaceuticals, institutional pharmaceutical sales, and physician pharmaceutical distribution in pursuit of building an integrated specialty drug pharmacy platform with multiple sales channels. In January, the Company completed the acquisition of Central Florida Pharmacy, one of the leading oncology pharmacies in Florida. In addition, DrugMax’s kiosk rollout during the first quarter remains on track and will further drive organic growth throughout the year. With a strong management team now in place to focus on our strategic initiatives, DrugMax expects to see healthy revenue growth combined with improving results from operations for 2006.

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug platform through its pharmacy and specialty pharmaceutical operations. DrugMax operates 85 locations, including 7 franchised locations, in 14 states under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. The Company also operates Worksite PharmacySM, which provides solutions for major employer groups, as well as specialty pharmaceutical distribution directly to physicians and other healthcare providers. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, physicians, clinics, long- term care and assisted living centers. More information about DrugMax can be found at http://www.drugmax.com. The Company's online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding its business and growth strategies and its future profitability. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its business and growth strategies, including its ability to acquire other businesses, open new Worksite locations, and improve sales and profitability. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Cindy Berenson
DrugMax, Inc.
860.676.1222 x138
berenson@familymeds.com

Or

Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File No. 1-15445

DRUGMAX, INC.
(Name of registrant as specified in its charter)

STATE OF NEVADA	34-1755390
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
312 Farmington Avenue Farmington, CT	06032-1968
(Address of Principal Executive Officers)	(Zip Code)
Issuer’s telephone number: (860) 676-1222

Securities registered pursuant to Section 12(b) of the Exchange Act: None.
Securities registered pursuant to Section 12(g) of the Exchange Act:
Common stock, Par value $.001 per share
(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.
Yes ☐ No ☒

Indicate by check mark whether the issuer (1) filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained herein, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐  Accelerated filer ☐  Non-accelerated filer ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The aggregate market value of the Common Stock, $.001 par value, held by non-affiliates of the Registrant based upon the last price at which the common stock was sold as of the last business day of the Registrant’s most recently completed second fiscal quarter, July 2, 2005, as reported on the NASDAQ Stock Market was approximately $31,266,865. Shares of Common Stock held by each officer and director and by each person who owns 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

The number of shares outstanding of common stock as of March 21, 2006 was 66,001,855.

DOCUMENTS INCORPORATED BY REFERENCE
Portions of the Registrant’s definitive Proxy Statement to be used in connection with the Registrant’s 2006 Annual Meeting of Stockholders, which DrugMax, Inc. expects to file on or before April 30, 2006, are incorporated by reference in Part III, Items 10-14 of this Form 10-K. Except with respect to information specifically incorporated by reference in this Form 10-K, the Proxy Statement is not deemed to be filed as a part hereof.

CAUTIONARY STATEMENTS
Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding (a) DrugMax’s strategies regarding growth and business expansion, including its strategy of building an integrated specialty drug distribution platform with multiple sales channels through both organic growth and acquisitions, (b) its financing needs and plans, including its need for additional capital related to its growth plans(c) trends affecting its financial condition or results of operations. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) management’s ability to execute its strategy of growth and business expansion, (ii) management’s ability to identify and integrate new acquisitions, (iii) changes in the regulatory and general economic environment related to the health care and pharmaceutical industries, including possible changes in reimbursement for healthcare products and in manufacturers’ pricing or distribution policies; (iv) conditions in the capital markets, including the interest rate environment and the availability of capital; (v) changes in the competitive marketplace that could affect DrugMax’s revenue and/or cost bases, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; and (v) changes regarding the availability and pricing of the products which DrugMax distributes, as well as the loss of one or more key suppliers for which alternative sources may not be available. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading “Risk Factors” contained in this Annual Report on Form 10-K. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Form 10-K. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

PART I

Item 1. BUSINESS.

Overview

DrugMax, Inc. (“DrugMax,” the “Company,” or “we” and other similar pronouns) is a pharmacy and drug distribution provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. (“FMG”) (the “Merger”). Subsequent to the Merger, our operations consisted of pharmacy operations, representing the prior FMG business, and drug distribution operations, representing the prior DrugMax business.

Since the Merger, our strategy has been to reduce our cost of goods sold by integrating our pharmacy operations and our drug distribution operations, reducing our cost of goods sold on generic pharmaceuticals, and increasing our generic and higher margin pharmaceutical sales to existing customers including physician groups, small hospitals and clinics. However, the low gross margin drug distribution operations continued to experience downward pressures on profit margins, particularly with regard to branded pharmaceuticals. Therefore, during the third quarter 2005, we determined that we would discontinue substantially all of our drug distribution operations by selling certain assets of that business and eliminating operations conducted out of the New Castle, Pennsylvania facility and St. Rose, Louisiana facilities related directly to the distribution of pharmaceuticals to independent pharmacies. Accordingly, we considered substantially all of the wholesale distribution business as discontinued operations for financial statement presentation purposes. In December 2005, we sold certain assets held by Valley Drug Company at the New Castle, Pennsylvania facility. We continue to purchase pharmaceuticals utilizing the authorized distributor agreements and to distribute pharmaceuticals directly to physicians, medical clinics and other health care providers from the St. Rose, Louisiana facility, Valley Drug Company South. This facility was temporarily closed in September 2005 as a result of Hurricane Katrina and reopened in January 2006.

As of December 31, 2005, we operated 77 pharmacies, including one home health center and one non-pharmacy mail order center, in 14 states under the Arrow Pharmacy & Nutrition Center, Familymeds Pharmacy, and Worksite PharmacySM brand names. We work closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions.

We are incorporated in the state of Nevada and our corporate offices are located at 312 Farmington Avenue, Farmington, CT 06032, telephone (860) 676-1222. Our common stock is listed on Nasdaq Capital Market under the stock symbol “DMAX.” General information, financial news releases and filings with the Securities and Exchange Commission, including annual reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on our website at www.drugmax.com. The Company is currently considering changing its name from DrugMax, Inc. to Familymeds Group, Inc. to better reflect the Company’s core business. The Company’s Board of Directors has approved this change and the Company intends to seek shareholder approval at its next annual meeting. The Company has reserved the stock symbol “FMRX” in anticipation of this change.

Drug Distribution Discontinued Operations

Net revenues related to the discontinued operations were $103.6 million and $15.3 million for the fiscal year ended December 31, 2005 and for the period November 12, 2004 (the Merger date) to January 1, 2005, respectively. The loss from discontinued operations of $33.0 million and $31.3 million for the fiscal year ended December 31, 2005 and for the period November 12, 2004 (the Merger date) to January 1, 2005, respectively, represents the loss from operations of the discontinued operations of $5.7 million and $0.3 million, respectively and loss on disposal of the discontinued operations of $27.3 million and $31.0 million, respectively. The loss on disposal of discontinued operations includes goodwill and other intangible asset impairments (trademarks and customer lists) of $22.6 million and $31.0 million and other exit losses primarily representing estimated losses on accounts receivable, inventory and vendor chargebacks of $4.7 million and $0 million, for fiscal years ended December 31, 2005 and January 1, 2005, respectively.

As noted above, during the third quarter 2005, we determined that we would discontinue substantially all of our drug distribution operations by selling certain assets of that business and eliminating operations conducted out of the New Castle, Pennsylvania facility and St. Rose, Louisiana facilities related directly to the distribution of pharmaceuticals to independent pharmacies. Accordingly, in December 2005, Rochester Drug Cooperative (“RDC”) acquired select assets from Valley Drug Company, including a customer list, fixtures and equipment located in the Company’s New Castle, Pennsylvania facility. In connection with the sale, RDC assumed certain property leases, customer contracts and other miscellaneous contracts. The total purchase price for these select assets is $655,000, of which $405,000 was received by the closing and $250,000 is required to be paid if and when the Pennsylvania Industrial Development Authority (“PIDA”) consents to the assignment of the lease for the New Castle facility to RDC, as discussed below. The Company expects payment of the $250,000 during the second quarter of 2006.

 In addition, RDC agreed to assist the Company with the collection of customer accounts receivable associated with the purchased customer list which was transferred to RDC at closing. Further, the Company allocated Valley Drug Company’s pharmaceutical inventory to the Company’s Familymeds pharmacies and into its continuing distribution business. The Company intends to continue with that portion of the wholesale distribution business related to the distribution of pharmaceuticals directly to physicians, medical clinics, and other health care providers. The total estimated inventory allocated was approximately $7.8 million. Proceeds from the transaction and amounts realized from the collection of accounts receivable and sale of inventory were used to decrease the Company’s borrowings under its credit facility with Wells Fargo Retail Finance, LLC.

In connection with the sale of these assets, the Company and its landlord, Becan Development LLC, agreed to amend the lease for the New Castle, Pennsylvania facility pursuant to the Amendment No. 1 to Lease. The amendment provides that the term of the lease be 5 years, commencing December 21, 2005, with 2 additional 5-year options for renewal, and provides an option to purchase the premises from the landlord. RDC has agreed to enter into a lease assignment and assumption agreement for the amended New Castle lease contingent upon the Company and the landlord securing consents from the PIDA to such assignment. Until such time as the consents are obtained, the parties have agreed to operate under a sublease agreement. The Company’s obligation under the lease was approximately $200,000 annually.

Further as part of the discontinuance of the drug distribution business, the Company wrote off substantially all of the remaining goodwill related to that business resulting from the Merger. Of the $51.8 million of goodwill related to the Merger, $31.0 million was considered impaired and written off as of fiscal year end 2004, and $19.4 million written off during fiscal year 2005 as part of the discontinuance.

Strategy

General

Our primary strategy is to build an integrated specialty drug pharmacy platform with multiple sales channels including: clinic and apothecary pharmacies, Worksite PharmaciesSM, institutional “closed door” type pharmacies, a central fill mail order based pharmacy and a pharmaceutical distribution center focused on medical specialty sales. We believe this can be accomplished through the present base of operations, through additional organic opening of new pharmacies and by acquiring pharmacies. We believe the integration of these types of locations will uniquely enable us to supply specialty drugs and other pharmaceuticals to patients, physicians and other healthcare providers.

Our strategy is to locate specialty clinic and apothecary pharmacy operations near or in medical facilities. The strategy is driven by the location concept whereby situating a clinical or specialty type pharmacy near the point of acute or chronic care provides us with a “first capture” opportunity to service patients when they visit their physicians. This also enables us to collaborate with the physician in the therapeutic regimen and may provide opportunities for generic drug sales or alternative pharmaceutical therapy, which generally provide us with higher profit margins. Many of these patients or special patient groups require central fill and or mail order follow-up care that can be provided through our “closed door” pharmacy or mail order center located in Connecticut. We also supply online web based access to all or most of our services and products through our nationally known website www.familymeds.com.

We offer a comprehensive selection of branded and generic prescription and non-prescription pharmaceuticals, specialty injectables, generic biologics, compounded medicines, healthcare-related products and diagnostic products. These products are used for the treatment of acute or chronic medical conditions and may be purchased through our platforms. Also, we have recently placed significant emphasis on the injectable and orally administered specialty pharmaceuticals. We intend to increase pharmacy revenues through these “Specialty Pharmaceuticals,” which generally are more expensive and provide a higher gross profit.

The company strategy also includes selling specialty pharmaceuticals and healthcare products to physicians, home care providers and related healthcare providers including respiratory therapists and nurse practitioners that often re-administer these products to their patient immediately. We are growing this strategy by combining selling access through our existing physician relationships and medically based pharmacies with a sales force who actively pursues these practitioners as well as new potential practitioner customers. Our unique selling proposition to these practitioners is ease of obtaining product through same day delivery through our onsite pharmacies as well as our ability to supply the pharmaceutical to the physician already prepared and “ready to use.” As part of our service, we bill the physicians/patients payor/insurance carrier or Medicare under part B depending on the type of coverage each patient has. This strategy for distribution of pharmaceuticals will be ongoing and utilizes our wholesale authorized distribution agreements to obtain the drugs through the proper channel pricing and together with central and decentralized distribution to the practitioner customer depending on the customer needs.

Pharmacy Operations

 As of December 31, 2005, we operated 77 corporate pharmacies, including one central fill home healthcare product center and franchised seven pharmacies in 14 states. 43 of our pharmacies are located at the point of care between physicians and patients, oftentimes inside medical office buildings or on a medical campus. The balance of our locations are usually nearby medical facilities though more retail accessible. The majority of our revenues from pharmacy operations come from the sale of prescription pharmaceuticals, which represented approximately 94% of our net revenues for the fiscal year ended December 31, 2005 and fiscal year ended January 1, 2005. Our corporate pharmacies provide services to approximately 400,000 acute or chronically ill patients each year, many with complex specialty and medical product needs.

We operate our pharmacies under the trade names Familymeds Pharmacy (“Familymeds”), Arrow Pharmacy and Nutrition Centers (“Arrow”) and Worksite PharmacySM. Familymeds is primarily used for pharmacies outside of New England. The Familymeds locations were primarily originated by acquiring the base pharmacy business from HMO’s, hospitals and regional independent operators. The locations are primarily clinic size with a small footprint, usually less than 1,500 sq. ft. The Arrow trade name is used in New England where most of the pharmacies were opened as a start-up or re-acquired from former Arrow franchise operators who opened these legacy pharmacy operations as start-ups. These locations are primarily apothecary size, approximately 2,000 sq. ft. and may be more visible as retail type locations, though primarily nearby hospitals or medical campus locations. Our locations in Michigan and certain locations elsewhere throughout our trading area may have a larger footprint to accommodate a comprehensive inventory of nutritional and home medical supplies.

By our estimates there are more than 5,000 locations nationwide at or near the point of care which may be available to open additional pharmacies. Because of our experience with operating pharmacies in similar locations, we believe we are uniquely positioned to target these sites and increase our core pharmacy market presence. We also believe that we can grow our pharmacy operations through selective acquisitions. The company is actively pursuing appropriate acquisitions. By increasing our store count, through acquisitions or the opening of new pharmacies at or near the point of medical care, we believe we can increase our customer base, expand our geographic reach and improve profitability by leveraging our existing infrastructure.

Our strategy also includes offering our customers or patients multiple sales channels by which they can purchase our products. We offer them the opportunity to purchase a broad array of health-related products online including a comprehensive selection of prescription medications, vitamins and nutritional supplements, home medical equipment, and health and beauty aids directly from our pharmacies, by mail order, and via the Internet. Familymeds.com is the foundation of our Internet offering. This website is one of the few sites certified as a Verified Internet Pharmacy Provider Site (VIPPS) by the National Association of Boards of Pharmacy (NABP). The VIPPS program is a voluntary certification program designed to approve and identify online pharmacies that are appropriately licensed and prepared to practice Internet pharmacy. Familymeds.com is the non-prescription Internet commerce partner for select prescription benefit managers (PBMs) including Medco Health. We will continue to pursue opportunities to partner with managed care and others providers to increase our sales through our Internet sales channel.

We operate and locate Worksite Pharmacies SM (pharmacies that service a single, defined population) for large employers who are seeking to control overall employee prescription drug benefit expenditures while maintaining high employee satisfaction through improved accessibility. Our Worksite Pharmacies SM offer prescription services exclusively to the employer’s covered population. We can deliver these services at or near the employer’s work site by opening, staffing and managing a pharmacy. Our initial results have proven that this strategy reduces healthcare costs for the employer. Our research has shown that many employers, especially large Fortune 500 companies are seeking more aggressive methods to control healthcare expenditures, especially the pharmacy component of benefits. We have identified key large employers, those with over 2,000 employees in a single location, to be target opportunities for this type of Employer Sponsored Worksite PharmacySM. Currently, we have a Worksite Pharmacy SM in the employee center of the Mohegan Sun Casino in Connecticut and Scotts Company L.L.C headquarters in Merryville, Ohio. Combined, these employers have more than 14,000 employees and dependents as potential patients.

We have developed programs designed to improve patient compliance and to reduce costs. We have three major programs, a prescription compliance program called Reliable Refill, a discount plan called Senior Save15 and an automated telephony system designed to notify patients of recalls, provide refill reminders and notify our customers of other important information. Reliable Refill is a compliance program that identifies prescriptions that are due to be filled and schedules them for filling before the patient has run out of the previous prescriptions. Our Senior Save15 program, introduced prior to the Medicare Modernization Act, is our own discount program that gives senior customers access to all of our prescription and over-the-counter products at discounted prices. Our programs are designed to improve medication therapy management among patients with chronic therapeutic needs especially the elderly population. Our data warehouse identifies these patients and allows us to target these patients with special needs. We believe our data warehouse and our medication therapy management programs uniquely position our company as a pharmacy provider.

Electronic Prescription Solutions

We are implementing electronic prescription solutions to include the ability to accept delivery of prescriptions through electronic prescribing software and kiosk technologies. Our pharmacies are able to accept delivery of electronic prescription orders and refill authorizations with secure, reliable transmission directly from physician practices. In certain locations such as medical clinics and medical office buildings where we do not have a full-service pharmacy, we are also installing kiosks that allow customers to transmit their prescriptions directly to us for pick up at one of our nearby pharmacies or direct delivery.

Medicare Part D

Pharmacy sales trends are expected to continue to grow due, in part, to the Medicare Part D prescription drug benefit. As of January 1, 2006, Medicare beneficiaries have the opportunity to receive subsidized prescription drug coverage through the Medicare Part D program. The new drug benefit is delivered by competing plans, and our pharmacies have contracted with each of the major providers to ensure our customers can continue purchasing their prescriptions from our stores. While, the new Medicare drug benefit is entirely voluntary, we believe a significant portion of the Medicare population will enjoy this new benefit. While it is difficult to fully predict the impact on our business, we believe we are well positioned to capture additional prescription sales. However, we expect the gross margin from this business to be less than what the traditional prescription drug plans provide.

Industry Overview

The pharmaceutical distribution industry faces numerous challenges and opportunities. While we expect significant growth in this segment of healthcare due to an aging population, the introduction of new pharmaceuticals, rising pharmaceutical prices, increased use of injectable drug therapies, and the expiration of patents for branded pharmaceuticals, we also face challenges due to changes in contracting practices, new Medicare and Medicaid regulations, and third party reimbursement issues.

In recent months, our industry has undergone significant changes driven by various efforts to reduce costs. These changes include changes to Medicare, Medicaid or similar government health benefit programs or the amounts paid by those programs for our services. The Medicare Modernization Act, or the MMA, includes a major expansion of the Medicare prescription drug benefit under new Medicare Part D. Beginning in 2006, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that will provide coverage of outpatient prescription drugs. The MMA changes Medicare’s payment methodology over the next three years from a system based on average wholesale price, or AWP, to one based on average selling price, or ASP. As the ASP methodology of reimbursement is implemented, it may affect our current AWP based reimbursement structure with our private payors.

While we cannot predict the eventual results of these law changes, the effect of the MMA has been and will be to reduce prices and gross margins on some of the drugs that we distribute. Further, if other third-party payors revise their pricing based on new methods of calculating the AWP, or based on ASP, this could have a material adverse affect on our business, financial condition and results of operation, by reducing the pricing and margins on certain of our products.

While current federal laws prohibit the importation of pharmaceuticals, there is increasing pressure on the FDA to change current law to allow individuals to purchase pharmaceuticals from outside of the United States of America. Legislation has been introduced at the state and federal level advocating such a change. Some of the congressional sponsors of importation legislation say that the bill could lower drug prices for seniors by 30 to 50 percent. If these laws are changed to permit the re-importation of pharmaceuticals into the United States, this could have a negative impact on our results of operations by reducing the pricing and margins of certain of our products.

Despite the potential negative effects of legislation that would permit re-importation, the National Association of Chain Drug Stores (“NACDS”) expects an increase in the number of prescriptions dispensed, going from 3.2 billion in 2003 to nearly 4.5 billion in 2010, yet the supply of all community pharmacists is expected to increase only 9.2% versus an estimated 47% increase in prescriptions. The expected increased demand is expected to favorably benefit us, but if we are unable to successfully attract and retain pharmacists, we may not be able to take full advantage of the increase in sales.

Recently, many states have passed or have proposed laws and regulations that are intended to protect the integrity of the supply channel. These laws and regulations may also restrict our ability to purchase drugs from alternate source supplier and are likely to increase the overall regulatory burden and costs associated with our operations.

New Credit Facility

On October 12, 2005, we entered into a secured senior credit agreement with Wells Fargo Retail Finance, LLC (“WFRF”), which matures in October 2010. Available credit under this facility is based on eligible receivables, inventory and prescription files, as defined in the agreement. The $65 million of maximum availability is reduced by a $7.0 million minimum reserve. While the credit facility currently does not require compliance with financial covenants, the company has the ability to reduce this minimum reserve by agreeing to implement certain financial covenants. As of December 31, 2005, $36.3 million was outstanding on the line and $9.3 million was available for additional borrowings. The New Credit Facility is secured by substantially all of our assets.

Primary Supplier Relationship

In December 2004, we entered into a prime warehouse supplier agreement with D&K Healthcare Resources, Inc. (“D&K”). Under the terms of this agreement, D&K agreed to be our primary supplier of prescription drugs, over-the-counter pharmaceuticals, and other merchandise generally available from D&K. The D&K agreement contains certain volume requirements and has an initial term of two years, through December 2006 and renews automatically for successive one-year periods unless either party provides the other party a written non-renewal notice. Either party may terminate this agreement for material breach, and subsequent failure to cure, including failure to make payments when due. On August 30, 2005 D&K was acquired by McKesson Corporation and our agreement was assumed by McKesson. In December 2005, the agreement was amended to provide five day a week delivery of pharmaceuticals and other merchandise directly to our pharmacy locations.

Competition

The healthcare industry in which we operate is highly competitive. Our failure to compete effectively in this segment may adversely affect our business, financial condition and results of operations. Many of our competitors are offering similar products and services. However, we believe no competitor focuses on establishing services at the point of care similar to our core focus. Some of our competitors have greater resources than we have. These competitive pressures could have a material adverse effect on our business, financial condition or results of operations.

We compete on the basis of breadth of our product lines, marketing programs, support services and pricing. Increased competition may result in price reductions, reduced gross margins and loss of market share. Competitors, many of which have significantly greater financial, technical, marketing and other resources, include:

•	Chain drugstores including CVS, Rite Aid and Walgreen’s;
•	Mass marketers including Target and Wal-Mart;
•	Warehouse clubs including BJ’s, Costco and Sam’s Club;
•	Mail order prescription providers including Express Scripts and Medco;
•	Online drugstores including drugstore.com;
•	Specialty medication providers including Accredo Health and Priority Healthcare; and
•	Specialty pharmaceutical distributors including FloridaInfusion Pharmacy, Allion Healthcare, Inc., and Bioscrip.

In addition, certain of our competitors have developed or may be able to develop e-commerce operations that compete with our pharmacy and e-commerce operations, and may be able to devote substantially more resources to web site development and systems development. The online commerce market is rapidly evolving and intensely competitive. We expect competition to intensify in the future because barriers to entry are minimal, and current and new competitors can launch new web sites at relatively low cost.

Government Regulations and Legal Uncertainties

We are subject to extensive federal, state and local licensing and registration laws and regulations with respect to our business, including our pharmacy and franchise operations and the pharmacists we employ. Regulations in these areas often involve subjective interpretation and we do not know if our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. We believe we have satisfied our licensing and registration requirements and continue to actively monitor our compliance with these requirements. However, violations of any of these regulations could result in various penalties, including suspension or revocation of our licenses or registrations, and seizure of our inventory or monetary fines, any of which could adversely affect our operations and damage our brand.

In recent months, our industry has undergone significant changes driven by various efforts to reduce costs. These changes include changes to Medicare, Medicaid or similar government health benefit programs or the amounts paid by those programs for our services. The Medicare Modernization Act, the MMA, includes a major expansion of the Medicare prescription drug benefit under new Medicare Part D. Beginning in 2006, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that will provide coverage of outpatient prescription drugs. The MMA changes Medicare’s payment methodology over the next three years from a system based on average wholesale price, or AWP, to one based on average selling price, or ASP. As the ASP methodology of reimbursement is implemented, it may affect our current AWP based reimbursement structure with our private payors.

We also are subject to requirements under the Controlled Substances Act and Federal Drug Enforcement Agency regulations, as well as state and local laws and regulations related to our pharmacy operations such as registration, security, record keeping and reporting requirements related to the purchase, storage and dispensing of controlled substances, prescription drugs and certain over-the-counter drugs. Under the Food, Drug & Cosmetic Act of 1938, the distribution of adulterated or misbranded homeopathic remedies or other drugs is prohibited. Violations could result in substantial fines and other monetary penalties, seizure of the misbranded or adulterated items, and/or criminal sanctions. We also are required to comply with the Dietary Supplement Health and Education Act when selling dietary supplements and vitamins.

In addition, our pharmacy compounding services are subject to FDA regulation. The FDA also regulates drug advertising and promotion, including direct-to-patient advertising, done by or on behalf of manufacturers and marketers. If we expand our product and service offerings, more of our products and services will likely be subject to Food and Drug Administration regulation. Failure to comply with these regulations could result in significant penalties which may be material. We also are subject to federal statutes and state legislation that prohibit the offer, payment, solicitation, or receipt of any remuneration directly or indirectly in exchange for, or intended to induce, the referral of patients or the sale or purchase of services and supplies covered by certain governmental programs (Anti-Kickback Laws). We also are subject to the Ethics in Patient Referrals Act of 1989, commonly referred to as “Stark Law,” which prohibits the billing of federally-funded health care programs for certain health care services provided by entities with which the referring physician has certain financial arrangements. Violations of these laws are punishable by civil sanctions, including significant monetary penalties and exclusion from participation in the Medicare and Medicaid programs, and criminal sanctions in the case of the Anti-Kickback Law. Due to the breadth and complexity of these laws, there can be no assurance that we, any of our personnel, or any of our significant customers or business partners, will not become subject to sanctions that could have a material adverse effect on our business, financial condition and results of operations. Additionally, the sanctioning or exclusion of a manufacturer or recipient of our products or services, even for activities unrelated to us, could also have a material adverse effect on our business, financial condition and results of operations.

Pursuant to the Omnibus Budget and Reconciliation Act of 1990 and similar state and local laws and regulations, our pharmacists are required to offer counseling to our customers about medication, dosage, delivery systems, common side effects, adverse effects or interactions and therapeutic contraindications, proper storage, prescription refill and other information deemed significant by our pharmacists. In the event that our pharmacists or our mail order and online pharmacies provide erroneous or misleading information to our customers, we may be subject to liability or negative publicity that could have an adverse impact on our business. Although we carry general, professional and product liability insurance, our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

The Health Insurance Portability and Accountability Act of 1996, and regulations promulgated thereunder (collectively “HIPAA”), require health care providers, like us, to comply with specified standards for electronic billing and other transactions and to adopt and comply with policies and procedures to protect the security and privacy of an individual’s protected health information consistent with HIPAA requirements, and prohibit the use or dissemination of an individual’s protected health information without the individual’s consent. There are significant civil monetary and criminal penalties for failure to comply.

Although we do not offer franchises for sale at this time, in the case of renewing franchisees, we are subject to the disclosure requirements of the Federal Trade Commission and may be subject to pre-sale disclosure requirements and registration requirements of various state laws regulating the offer and sale of franchises. In addition, with respect to our existing franchisees, we also may be subject to certain state laws regulating the franchisor-franchisee relationship. Failure to comply with these regulations could result in substantial financial penalties. As of December 31, 2005, we held franchise agreements for seven stores and are not materially dependent on these agreements.

We also are subject to laws governing our relationship with employees, including minimum wage requirements, overtime and working conditions. Increases in the federal minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect our results of operations. Other legislation being considered at the federal and state level could affect our business including state legislation related to the regulation of nonresident pharmacies. We believe we are currently in material compliance with the state and federal laws and regulations governing our business.

As a publicly traded company, we are subject to numerous federal securities laws and regulations. These laws include the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations promulgated by the SEC. These laws and regulations impose significant requirements in the areas of financial reporting, accounting practices, and corporate governance among others.

While current federal laws prohibit the importation of pharmaceuticals, there is increasing pressure on the FDA to change current law to allow individuals to purchase pharmaceuticals from outside of the United States of America. Legislation has been introduced at the state and federal level advocating such a change. Some of the congressional sponsors of importation legislation say that the bill could lower drug prices for seniors by 30 to 50 percent. If these laws are changed to permit the re-importation of pharmaceuticals into the United States, this could have a negative impact on our results of operations.

Recently, many states have passed or have proposed laws and regulations that are intended to protect the integrity of the supply channel. These laws and regulations may also restrict our ability to purchase drugs from alternate source supplier and are likely to increase the overall regulatory burden and costs associated with our drug distribution operations.

The costs associated with complying with various federal and state regulations could be significant and the failure to comply with any such legal requirements could have a significant impact on our business, results of operations and financial condition.

Intellectual Property

We hold various trademarks, trade names, service marks, patents and business licenses that are essential to the operation of our business. These trademarks, service marks and licenses have varying statutory lives and are generally renewable indefinitely. Although we believe that our trademarks and other proprietary products do not infringe upon the intellectual property rights of any third parties, third parties may assert infringement claims against us from time to time.

Employees

At December 31, 2005, we employed 835 persons, which represent 535 full-time equivalents. Approximately 22% of our employees are pharmacists. Labor unions do not represent any of these employees.

Management

On March 31, 2006, the Company entered into a new employment agreement with Edgardo A. Mercadante, Chairman of the Board, President and Chief Executive Officer. The initial term of Mr. Mercadante’s agreement terminates on November 30, 2008, and is subject to successive, automatic one-year renewals, unless one party notifies the other of its desire not to renew the agreement. The agreement provides an initial salary of approximately $346,000, which represents no change from fiscal year ended December 31, 2005, and for bonuses as determined by the board of directors. For 2006, the employment agreement requires, if the Company achieves the performance levels set by the board, that Mr. Mercadante receive a cash bonus equal to 100% of his salary. Additionally, at the end of the first year of the initial term of the employment, the Company is required to issue to Mr. Mercadante stock options and restricted stock at fair market value and comparable in amounts to those issued to a chief executive officer and chairman of the board of directors of a comparable publicly traded corporation. The agreement also contains standard termination provisions for disability, for cause, and for good reason, and it also contains confidentiality and non-competition provisions that prohibit Mr. Mercadante from disclosing certain information belonging to the Company and from competing against the Company. If the employment agreement is terminated other than for cause prior to November 30, 2009, or if the Company fails to renew the agreement at least through November 30, 2009, the Company is required to continue to pay to Mr. Mercadante (or to his estate in the event of termination due to his death) two year’s severance equal to the amount of the compensation and other benefits, to which he was entitled at the time of termination, subject to the terms of the agreement.

Item IA. RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this Form 10-K, before you decide to invest. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

There are a large number of shares that are available for future sale; the sale of these shares may depress the market price of our common stock.

Under a registration statement dated November 15, 2005, we have registered the resale of an aggregate of 66,628,217 shares which consists of 44,093,432 shares of common stock and 22,046,715 shares of common stock issuable upon the exercise of warrants, issued to certain qualified institutional buyers and accredited investors pursuant to the securities purchase agreements on September 23, 2005 and September 26, 2005 and an additional 488,070 shares issued to certain former Series A Preferred Shareholders. Under a registration statement dated July 7, 2005, we registered 25,718,731 shares. Accordingly, the two registration statements cover the resale of 92,346,948 shares. Generally, we are required to use our best efforts to keep the registration statements continuously effective until the date which is the earlier of (i) five years after the effectiveness of the registration statements, (ii) such time as all the securities included in the registration statements have been publicly sold; and (iii) such time as all of the shares of the selling shareholders included in the registration statements may be sold pursuant to Rule 144(k) as determined by our counsel pursuant to a written opinion. During the effectiveness of the registration statements, all the shares covered hereby generally will be freely trading. Because we have a relatively small daily trading volume and the sale of any of the foregoing shares in the public markets may materially adversely affect the market price of our common stock. Further, the exercise of the warrants will result in dilution to our shareholders.

We have received a non-compliance letter from Nasdaq.

On March 20, 2006, we received notice from the Nasdaq Stock Market (“NASDAQ”) that for the past 30-consecutive business days, the bid price of our common stock has closed below the $1.00 per share minimum requirement for continued inclusion on the Nasdaq Capital Market under Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8)(D), we will be provided with 180-calendar days, until September 18, 2006, to regain compliance with the minimum bid requirement. If, at any time before September 18, 2006, the bid price the our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide us with written notification that we again comply with Marketplace Rule 4310(c)(4). We intend to monitor the bid price between now and September 18, 2006, and will consider available options if our common stock does not trade at a level likely to result in regained compliance with the minimum bid requirement. There can be no assurance that we will regain compliance.

We have a history of losses. Our independent registered public accounting firm has issued an opinion with an explanatory paragraph discussing the substantial doubt about our ability to continue as a going concern.

We incurred net losses of $54.9 million, $39.8 million and $12.2 million for the years ended December 31, 2005, January 1, 2005, and December 27, 2003, respectively. The opinion from the independent registered public accounting firm on our accompanying consolidated financial statements as of December 31, 2005 and January 1, 2005 and for each of the three years in the period ended December 31, 2005 was modified with respect to the substantial doubt surrounding our ability to continue as a going concern.

The Company’s growth strategy is uncertain and we will require additional capital to implement our growth strategy.

To achieve profitability, among other things, the Company is seeking to open new pharmacies and to acquire existing pharmacies. However, the Company may not succeed in locating and completing accretive acquisitions. Many of the Company’s competitors have greater resources than the Company does to complete such acquisitions. Even if acquired, management may not be able to successfully integrate the new businesses with the Company. Management has limited resources. Further, in order to implement our growth strategy, we will need additional capital resources and may incur, from time to time, additional indebtedness, the terms of which will depend on market and other conditions. We cannot be certain that additional financing will be available to us on acceptable terms, if at all. As a result, we may not be able to fully pursue our growth strategy. Further, additional financing may involve the issuance of equity or debt securities that would reduce the percentage ownership of our then current shareholders. If we do not open additional pharmacies, either through organic growth or through accretive acquisitions, we may not be able to improve our results of operations and financial condition.

Changes to current Medicare laws and the implementation of the Medicare Modernization Act may reduce the amounts paid by these programs. These changes could have a material adverse effect on our gross margins, results of operations and financial condition.

In recent months, our industry has undergone significant changes driven by various efforts to reduce costs. These changes include changes to Medicare, Medicaid or similar government health benefit programs or the amounts paid by those programs for our services. The Medicare Modernization Act, the MMA, includes a major expansion of the Medicare prescription drug benefit under new Medicare Part D. Beginning in 2006, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that will provide coverage of outpatient prescription drugs. The MMA changes Medicare’s payment methodology over the next three years from a system based on average wholesale price, or AWP, to one based on average selling price, or ASP. As the ASP methodology of reimbursement is implemented, it may affect our current AWP based reimbursement structure with our private payors. While we cannot predict the eventual results of these law changes, we believe the effect of the MMA has been and will be to reduce prices and gross margins on some of the drugs that we distribute. Further, if other third-party payors revise their pricing based on new methods of calculating the AWP, or based on ASP, this could have a material adverse affect on our business, financial condition and results of operation, including reducing the pricing and margins on certain of our products.

Our success is dependent upon entering into and maintaining profitable contracts with third-party payors including: health insurers, managed care organizations and pharmacy benefit managers. Changes in reimbursement policies or efforts by payors to recoup payments already made could have an adverse effect on our business, financial condition and results of operations.

We derive a majority of our revenue from health insurers, managed care organizations and pharmacy benefit managers called third-party payors. Our contracts with these organizations enable us to obtain reimbursement on behalf of our customers for the prescription products that they purchase at our pharmacies. If we are unable to maintain existing contracts or obtain additional contracts, we may not be able to obtain reimbursement for prescription products purchased at our retail, mail order and online pharmacies, which could decrease the demand for our services and products and impair our ability to retain and expand our customer base. Furthermore, recent efforts by Medicaid, Medicare and other third-party payors to control costs have resulted in reduced rates of reimbursement for our services. If these trends continue, they could adversely affect our results of operations. Third-party payors also have certain contractual rights permitting them to audit our records to determine if they have overpaid us. Subject to the outcome of the audit, we may be required to reimburse the third-party payor for any overpayments. If we are required to reimburse the payor, it could have a material adverse effect on us.

The healthcare industry in which we operate is highly competitive. Our failure to compete effectively in this segment may adversely affect our business, financial condition and results of operations.

We face a highly competitive environment in the distribution of pharmaceuticals. Many of our competitors are offering similar products and services. Some of our competitors have greater resources than we have. These competitive pressures could have a material adverse effect on our business, financial condition or results of operations.

Because many of our pharmacies are located at or near the point of care, our operations are dependent upon the activities of the healthcare providers in our trade area. Changes to the blend of the healthcare providers or to their prescribing practices may adversely affect our business, financial condition or operating results.

Our strategy has been to locate our pharmacies at or near the point of care. As such, we are dependent upon the healthcare providers practicing in our trade areas. We rely on the number of patient visits, the number of prescriptions written, and the types of prescriptions written by the provider. These providers may choose to relocate or close their practices, may limit their patient visits, or may prescribe a mix of products with low gross margins such as branded prescription products. These changes could have a material adverse effect on our business, results of operations and financial condition.

The implementation of our business plan is dependent upon the continued employment of our management team and attracting and retaining qualified pharmacists.

Our success depends on our ability to attract, retain and motivate our executive management team, key employees and pharmacists. We have not experienced such difficulties in the recent past. However as is generally true in the industry, if any of our senior management or key personnel with an established reputation within the industry were to leave our employment, there can be no assurance that our customers or suppliers who have relationships with such person would not purchase products from such person’s new employer, rather than from us. Further, there is currently a national shortage of pharmacists. As a result, pharmacists’ wage requirements continue to increase, thus we may not be able to attract and retain an adequate number of pharmacists required in order to maintain our existing level of customer service. The shortage of pharmacists and the increased wage requirements of pharmacists could have a material adverse effect on our business, result of operations and financial condition.

Our business could be adversely affected if relations with our primary supplier are terminated; substantially all of our supplier agreements are terminable at will.

In December 2004, we entered into a new primary supplier agreement with D&K Healthcare Resources, Inc. (“D&K”) pursuant to which we are required to purchase primarily all of our products for sale in our pharmacies from D&K. The D&K agreement contains certain volume requirements and has an initial term of two years, through December 2006 and renews automatically for successive one-year periods unless either party provides the other party a written non-renewal notice. Although we purchase products from many different brand name and generic pharmaceutical manufacturers and while we believe that if we were to cease to be able to purchase products directly from D&K, we could secure the same products through other sources, including other distributors; there is a risk that our costs would increase if our primary supplier agreement is terminated. On August 30, 2005 D&K was acquired by McKesson Corporation and our agreement was assumed by McKesson. In December 2005, the agreement was amended to provide five day a week delivery of pharmaceuticals and other merchandise directly to our pharmacy locations.

Our operations are subject to extensive regulations. Changes to these regulations or failure to comply with these regulations may adversely affect our business, financial condition or operating results.

We are subject to extensive federal, state and local licensing and registration laws and regulations with respect to our business, including our pharmacy and franchise operations and the pharmacists we employ. Regulations in these areas often involve subjective interpretation and we do not know if our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. While we believe we have satisfied our licensing and registration requirements and continue to actively monitor our compliance with these requirements, we cannot assure you that such monitoring will be adequate to achieve full compliance. Violations of any of these regulations could result in various penalties, including suspension or revocation of our licenses or registrations, and seizure of our inventory or monetary fines, any of which could adversely affect our operating results. See “Business” And “Governmental Regulation and Legal Uncertainties.”

Item 1B. Unresolved Staff Comments

None.

Item 2. PROPERTIES.

As of December 31, 2005, we did not own or hold any legal or equitable interest in any real estate, but instead leased all of our locations, including our corporate headquarters, which is located at 312 Farmington Avenue, in Farmington, Connecticut. Our headquarters contains approximately 30,000 square feet. The lease for our headquarters expires April 30, 2007, with a monthly lease payment of $52,151.

We also lease our various pharmacy locations many of which are within medical complexes. The leases vary as to rental amounts, expiration dates, renewal options and other rental provisions.

We also lease an administrative facility containing approximately 5,216 square feet of office space, located at 25400 US Highway 19 North, Suite 137, Clearwater, Florida 33763. The term of the lease for the Clearwater office is for five years expiring January 14, 2008, with an initial monthly lease payment of $6,303. We are currently subletting this facility and attempting to either permanently sublet this facility or negotiate a termination of this lease.

Our drug distribution operations operated out of two locations, one in New Castle, Pennsylvania and one in St. Rose, Louisiana. The Pennsylvania facility is located at 209 Green Ridge Road, New Castle, Pennsylvania 16105. We lease this premises from Becan Development LLC, a related party. This facility consists of approximately 45,000 square feet of office, warehouse, shipping and distribution space. The property was initially leased pursuant to a lease with a base term of 15 years expiring December 30, 2018, with a monthly lease payment of $17,000. In connection with the sale of select assets from Valley Drug Company located in New Castle, Pennsylvania to Rochester Drug Cooperative (“RDC”) on December 27, 2005, the lease was amended. The amendment provides that the term of the lease be 5 years, commencing December 21, 2005, with 2 additional 5-year options for renewal, and provides an option to purchase the premises from the landlord. RDC has agreed to enter into a lease assignment and assumption agreement for the amended New Castle lease contingent upon the Company and the landlord securing consents from the Pennsylvania Industrial Development Authority (“PIDA”) to such assignment. Until such time as the consents are obtained, the parties have agreed to operate under a sublease agreement.

We also lease our Louisiana facility, which is located at 10016 River Road, St. Rose, Louisiana, 70087, from River Road Real Estate LLC, a related party. The building consists of approximately 39,000 square feet of air-conditioned office and warehouse space. The lease for the St. Rose location is for a term of five years expiring October 2006, and carries a monthly lease payment of $15,000. As a result of Hurricane Katrina, on August 30, 2005, we were forced to temporarily discontinue operations at this facility. The Company reopened this facility in January 2006. The Company is currently evaluating this location and exploring alternative sites.

We believe all of our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Item 3. LEGAL PROCEEDINGS.

We are not presently subject to any material legal proceedings other than as set forth below:

On November 12, 2003, prior to the Merger with FMG, Phil & Kathy’s, Inc. d/b/a Alliance Distributors (“Alliance”) served a complaint against us seeking to recover the non-payment of open invoices approximating $2.0 million based upon an alleged breach of contract for the sale of pharmaceuticals. On December 18, 2003, we filed an answer and counterclaim. The counterclaim seeks to recover lost profits and other damages relating to the sale of twenty allegedly counterfeit bottles of Lipitor by Alliance to us, which we later sold to QK Healthcare, Inc. (“QK”). Alleging that the Lipitor was counterfeit, QK later sued us for breach of contract, violations of the implied warranty of merchantability and fraud. Accordingly, one of our subsidiaries, Valley Drug Company (“Valley”), also filed a separate action against Alliance for breach of an indemnification agreement related to the sale of the twenty bottles of Lipitor that precipitated a lawsuit against Valley by QK in New York. We intend to vigorously defend Alliance’s breach of contract action and prosecute our counterclaim. At December 31, 2005, the amount that we recorded as a trade payable balance due Alliance on the above was approximately $1.5 million. Under our indemnification agreement with Alliance, pursuant to which Alliance is required to indemnify us for all losses, expenses and damages sustained by us as a result of product sold to us by Alliance, and our right to offset our losses, expenses and damages against any amounts due to Alliance, we reduced the payable to Alliance by the cost of the faulty Lipitor sold to us by Alliance plus the settlement and litigation expenses incurred by us directly as a result of the Lipitor, or an aggregate of $0.5 million. We have recorded the foregoing trade payable of $1.5 million as of December 31, 2005, and we believe this estimate is reasonable based on the information we have at this time; however, we cannot reasonably estimate the total future possible loss that we will sustain as a result of the Alliance complaint or the possible recovery through our counterclaim or Valley’s consolidated action.

On February 23, 2005, a former employee of DrugMax, James Hostetler, filed suit in the United States District Court for the Northern District of Illinois Eastern Division claiming DrugMax breached a compensation agreement. Specifically, Mr. Hostetler claims he is owed a commission of an unspecified amount as a result of the sale of securities consummated on December 2, 2004. We have filed a response and intend to defend ourselves vigorously. Management does not believe Mr. Hostetler is entitled to any such commissions as he played no role in the sale of these securities. As a result of the early stage of this proceeding, we cannot currently estimate its outcome and have made no provision in the accompanying consolidated financial statements for the resolution of the matter.

From time to time, we may become involved in additional litigation arising in the ordinary course of our business. In the opinion of management, after consultation with counsel, the disposition of these matters arising in the normal course of business is not likely to have a material adverse effect, individually or in the aggregate, on our financial position or results of operations.

Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On September 27, 2005, stockholders of the Company holding an aggregate of approximately 10,409,476 shares of our common stock (the “Majority Stockholders”), which constituted approximately 51.7% of the issued and outstanding shares of our common stock outstanding as of September 23, 2005, approved by written consent in lieu of a special meeting an amendment to our Amended and Restated Articles of Incorporation to increase our authorized shares of common stock from 100,000,000 to 200,000,000. Previously, on September 7, 2005, our Majority Stockholders approved an amendment to increase our authorized shares of common stock from 45,000,000 to 100,000,000.

The Annual Meeting of the Stockholders of the Company was held on November 16, 2005. At the meeting, the following actions were taken by the stockholders:

•
All of the Company’s directors were reelected as directors to serve until the next annual meeting and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The votes cast for and against each were as follows:

	For	Against	Abstain
Edgardo A. Mercadante	16,170,906		39,631
James E. Searson	16,170,906		39,631
Philip P. Gerbino	16,170,906		39,631
Peter J. Grua	16,170,806		39,731
Mark T. Majeske	16,170,885		39,652
Rakesh K. Sharma	16,170,806		39,731
Jugal K. Taneja	16,170,111		40,426
Laura L. Witt	16,170,806		39,731

•
The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 received the following votes:

For	Against	Abstain
14,048,653	2,159,883	2,0001

PART II

Item 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITY.

Our common stock is traded on the Nasdaq Capital Market under the symbol “DMAX.” The following table sets forth the closing high and low bid prices for our common stock on the Nasdaq Capital Market for each calendar quarter during our last three fiscal years, as reported by Nasdaq. Prices represent inter-dealer quotations without adjustment for retail markups, markdowns or commissions and may not represent actual transactions.

	Common Stock
	High	Low
2003
First Quarter	$1.43	$1.00
Second Quarter	$1.85	$1.03
Third Quarter	$2.65	$1.21
Fourth Quarter	$2.80	$1.85
2004
First Quarter	$5.87	$1.99
Second Quarter	$4.96	$4.01
Third Quarter	$4.79	$3.06
Fourth Quarter	$4.04	$3.28
2005
First Quarter	$3.55	$2.98
Second Quarter	$3.25	$2.35
Third Quarter	$2.80	$1.08
Fourth Quarter	$1.73	$1.04

As of December 31, 2005, there were approximately 821 shareholders of record of our common stock and 65,740,436 shares of common stock outstanding. Historically, we have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors. Our current credit facility prohibits the payment of dividends.

The Company is currently considering changing its name from DrugMax, Inc. to Familymeds Group, Inc. to better reflect the Company’s core business. The Board of Directors approved this change and the Company intends to seek shareholder approval at its next annual meeting. The Company has reserved the stock symbol “FMRX” in anticipation of this change.

ITEM 6. SELECTED FINANCIAL DATA

The selected consolidated financial information below has been derived from DrugMax’s consolidated financial statements. On November 12, 2004, Familymeds Group, Inc. (“FMG”) merged with DrugMax, Inc. and for accounting purposes FMG was the acquirer. The historical information below is that of FMG and includes financial results for the acquired operations of DrugMax, Inc. for the post-Merger period subsequent to November 12, 2004. See Note 2 of the Notes to Consolidated Financial Statements on page 37, for a discussion of the basis of the presentation and significant accounting policies of the consolidated financial information set forth below. You should read this information in conjunction with DrugMax’s consolidated financial statements and related notes included elsewhere in this Form 10-K. During 2005, we sold or eliminated substantially all of the operations acquired in the Merger. Such operations are classified as discontinued operations below.

The data as of December 31, 2005 and January 1, 2005 and for the years ended December 31, 2005, January 1, 2005 and December 27, 2003 is derived from our audited consolidated financial statements included elsewhere herein and should be read in conjunction with those consolidated financial statements and the related notes contained therein. The data as of December 27, 2003, December 28, 2002 and December 29, 2001 and for the years ended December 27. 2003, December 28, 2002 and December 29, 2001 is derived from our audited consolidated financial statements not included elsewhere herein.

	Fiscal Years Ended
in thousands, except for share amounts	December 31, 2005	January 1, 2005	December 27, 2003	December 28, 2002	December 29, 2001
	(52 weeks) (1)	(53 weeks) (1)	(52 weeks)	(52 weeks)	(52 weeks) (2)(3)
Statements of Operations Data
Net revenues	$216,103	$223,962	$218,015	$223,513	$264,180
Gross margin	42,435	46,614	47,418	46,022	46,695
Selling, general and administrative expenses	54,291	46,202	47,492	47,799	60,246
Depreciation and amortization expense(4)	4,413	4,758	5,297	5,076	9,918
Impairments of long-lived assets(5)	—	260	792	593	18,231
Loss (gain) on disposal of fixed assets and intangible assets	159	(1,027)	(365)	(610)	288
Operating loss	(16,428)	(3,579)	(5,798)	(6,836)	(41,988)
Interest expense(6)	(5,900)	(5,654)	(7,200)	(4,026)	(4,443)
Interest income	84	43	70	13	260
Other income (expense)	392	605	754	1,443	(41)
Loss before cumulative change in accounting principles	(21,852)	(8,585)	(12,174)	(9,406)	(46,212)
Cumulative effect of changes in accounting principles(7)	—	—	—	(710)	—
Loss from continuing operations	(21,852)	(8,585)	(12,174)	(10,116)	(46,212)
Loss from discontinued operations (8)	(33,005)	(31,259)	—	—	—
Net loss	(54,857)	(39,844)	(12,174)	(10,116)	(46,212)
Preferred stock dividends	(4,301)	(10,796)	(5,657)	(5,657)	(5,263)
Net loss available to common stockholders	$(59,158)	$(50,640)	$(17,831)	$(15,773)	$(51,475)
Common Share Data
Basic and diluted loss per share:
Loss available to common shareholders before cumulative changes in accounting principles	$(0.84)	$(5.19)	$(13.83)	$(11.69)	$(40.00)
Cumulative effect of adoption of SFAS No. 141 and SFAS No. 142	—	—	—	(0.55)	—
Loss from continuing operations available to common shareholders	(0.84)	(5.19)	(13.83)	(12.24)	(40.00)
Loss from discontinued operations available to common shareholders	(1.06)	(8.38)	—	—	—
Net loss available to common shareholders	$(1.90)	$(13.57)	$(13.83)	$(12.24)	$(40.00)
Shares used in basic and diluted net loss per share(9)	31,139	3,731	1,289	1,289	1,287
Dividends declared	—	—	—	—	—

	As of
	December 31, 2005	January 1, 2005	December 27, 2003	December 28, 2002	December 29, 2001
Balance Sheet and Other Data
Working capital (deficit) (10)	$(4,346)	$(7,875)	$(37,604)	$4,683	$(19,301)
Total assets	64,027	95,598	44,153	49,319	61,093
Long-term accounts payable (11)	—	22,425	—	—	—
Revolving credit facility and current portion of long-term debt (10)	41,888	35,155	37,696	389	26,797
Long-term debt (12)	18,185	—	—	34,484	4,800
FMG redeemable preferred stock	—	—	109,325	103,668	98,011
Total stockholders’ (deficit) equity	(11,294)	5,855	(133,888)	(116,234)	(100,712)
Store locations:
Corporate-owned	77	77	82	85	93
Franchised	7	8	7	7	19

(1)
Results for substantially all of the drug distribution operations subsequent to the November 12, 2004 Merger are included in discontinued operations. The effect of 53 weeks in the fiscal year ended January 1, 2005 was to increase revenues by $4.0 million.

(2)
In 2001, FMG closed 21 underperforming stores and opened one location. At fiscal year-end 2001, FMG operated 93 corporate-owned locations. In December 2001, FMG decided to close its automated distribution facility.

(3)
Includes amortization of goodwill in the amount of $0.2 million in 2001 and $0.1 million in 2000. In 2002, FMG adopted SFAS No. 142 (Goodwill and Other Intangible Assets) and thus, beginning in 2002, no longer amortizes goodwill.

(4)	Depreciation and amortization expense decreased from fiscal 2001 to fiscal 2002 as a result of the reduction in operations in the e-commerce business.
(5)
Write-downs of long-lived assets in fiscal 2001 includes $4.8 million related to FMG’s automated distribution facility and mail order and e-commerce business, $3.0 million related to impairment of prescription files at underperforming locations and $10.4 million related to a strategic alliance agreement related to the e-commerce business.

(6)
Includes $1.0 million, $1.7 million and $4.3 million of non-cash interest in fiscal 2005, 2004 and 2003, respectively. $4.0 million of the $4.3 million noncash interest expense in fiscal 2003 relates to interest on convertible notes issued to former FMG shareholders, which notes were converted to common stock in connection with the Merger.

(7)	During fiscal 2002, FMG adopted new accounting standards related to goodwill resulting in a charge of $0.9 million and negative goodwill resulting in a benefit of $0.2 million.
(8)
Included in loss from discontinued operations are operating losses of $5.7 million and $0.3 million, impairment write downs of goodwill and other intangible assets of $22.6 million and $31.0 million, and other exit losses, primarily representing estimated losses on accounts receivable, inventory and vendor chargebacks, of $4.7 million and $0 million, for fiscal years ended December 31, 2005 and January 1, 2005, respectively.

(9)
The weighted average shares used in the calculation of net loss per share have been retroactively restated to give effect to the Merger of DrugMax with FMG. The transaction was accounted for as a reverse Merger with FMG deemed the accounting acquirer. Accordingly, for periods prior to the Merger, the shares outstanding represent the number of shares that former FMG common shareholders would have received in the transaction, on an as-if converted basis, had the Merger consideration not been distributed to the preferred shareholders based on liquidation values. For periods subsequent to the Merger, shares outstanding represent actual weighted average shares outstanding.

(10)
December 31, 2005 includes $36.3 million of debt under the revolving credit facility that has a maturity date of October 13, 2010, the current portion of two subordinated notes payable for $4.7 million and $0.9 million of promissory notes payable.

(11)	Represents the long-term portion of the $23.0 million of accounts payable that were converted into two subordinated notes payable on March 21, 2005.
(12)	Represents the long-term portion outstanding on the two subordinated notes payable as of December 31, 2005.

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and the related notes. This discussion contains forward-looking statements based upon our current expectations, such as our plans, objectives, expectations and intentions, that involve risks and uncertainties as set forth under “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth in the following discussion and under Item I.A. - “Risk Factors” and elsewhere in this Form 10-K.

DrugMax, Inc. (“DrugMax,” the “Company,” or “we” and other similar pronouns) is a pharmacy and drug distribution provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. (“FMG”) (the “Merger”). Subsequent to the Merger, our operations consisted of pharmacy operations, representing the prior FMG business, and drug distribution operations, representing the prior DrugMax business.

Since the Merger, our strategy has been to reduce our cost of goods sold by integrating our pharmacy operations and our drug distribution operations, reducing our cost of goods sold on generic pharmaceuticals, and increasing our generic and higher margin pharmaceutical sales to existing customers including physician groups, small hospitals and clinics. However, the low gross margin drug distribution operations continued to experience downward pressures on profit margins, particularly with regard to branded pharmaceuticals. Therefore, during the third quarter 2005, we determined that we would discontinue substantially all of our drug distribution operations by selling certain assets of that business and eliminating operations conducted out of the New Castle, Pennsylvania facility and St. Rose, Louisiana facilities related directly to the distribution of pharmaceuticals to independent pharmacies. Accordingly, we considered substantially all of the wholesale distribution business as discontinued operations for financial statement presentation purposes. In December 2005, we sold certain assets held by Valley Drug Company and the New Castle, Pennsylvania facility. We continue to purchase pharmaceuticals utilizing the authorized distributor agreements and distribute pharmaceuticals directly to physicians, medical clinics and other health care providers from the St. Rose, Louisiana facility, Valley Drug Company South. This facility was temporarily closed in September 2005 as a result of Hurricane Katrina and reopened in January 2006.

As of December 31, 2005, we operated 77 pharmacies, including one home health center and one non-pharmacy mail order center, in 14 states under the Arrow Pharmacy & Nutrition Center, Familymeds Pharmacy, and Worksite PharmacySM brand names. We work closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions.

Drug Distribution Discontinued Operations

Net revenues related to the discontinued operations were $103.6 million and $15.3 million for the fiscal year ended December 31, 2005 and for the period November 12, 2004 (the Merger date) to January 1, 2005, respectively. The loss from discontinued operations of $33.0 million and $31.3 million for the fiscal year ended December 31, 2005 and for the period November 12, 2004 (the Merger date) to January 1, 2005, respectively, represents the loss from operations of the discontinued operations of $5.7 million and $0.3 million, respectively and loss on disposal of the discontinued operations of $27.3 million and $31.0 million, respectively. The loss on disposal of discontinued operations includes goodwill and other intangible asset impairments (trademarks and customer list) of $22.6 million and $31.0 million and other exit losses primarily representing estimated losses on accounts and notes receivable, inventory, and vendor chargebacks of $4.7 million and $0 million, for fiscal years ended December 31, 2005, and January 1, 2005, respectively.

As noted above, during the third quarter 2005, we determined that we would discontinue substantially all of our drug distribution operations by selling certain assets of that business and eliminating operations conducted out of the New Castle, Pennsylvania facility and St. Rose, Louisiana facilities related directly to the distribution of pharmaceuticals to independent pharmacies. Accordingly, in December 2005, Rochester Drug Cooperative (“RDC”) acquired select assets from Valley Drug Company, including a customer list, fixtures and equipment located in the Company’s New Castle, Pennsylvania facility. In connection with the sale, RDC assumed certain property leases, customer contracts and other miscellaneous contracts. The total purchase price for these select assets is $655,000, of which $405,000 was received by the closing and $250,000 is required to be paid if and when the Pennsylvania Industrial Development Authority (“PIDA”) consents to the assignment of the lease for the New Castle facility to RDC, as discussed below. The Company expects payment of the $250,000 during the second quarter of 2006.

In addition, RDC agreed to assist the Company with the collection of customer accounts receivable associated with the purchased customer list which was transferred to RDC at closing. Further, the Company allocated Valley Drug Company’s pharmaceutical inventory to the Company’s Familymeds pharmacies and into its continuing distribution business. The Company intends to continue with that portion of the wholesale distribution business related to the distribution of pharmaceuticals directly to physicians, medical clinics, and other health care providers. The total estimated inventory allocated was approximately $7.8 million. Proceeds from the transaction and amounts realized from the collection of accounts receivable and sale of inventory were used to decrease the Company’s borrowings under its credit facility with Wells Fargo Retail Finance, LLC.

In connection with the sale of these assets, the Company and its landlord, Becan Development LLC, agreed to amend the lease for the New Castle, Pennsylvania facility pursuant to the Amendment No. 1 to Lease. The amendment provides that the term of the lease be 5 years, commencing December 21, 2005, with 2 additional 5-year options for renewal, and provides an option to purchase the premises from the landlord. RDC has agreed to enter into a lease assignment and assumption agreement for the amended New Castle lease contingent upon the Company and the landlord securing consents from the PIDA to such assignment. Until such time as the consents are obtained, the parties have agreed to operate under a sublease agreement. The Company’s obligation under the lease was approximately $200,000 annually.

Further as part of the discontinuance of the drug distribution business, the Company wrote off substantially all of the remaining goodwill related to that business resulting from the Merger. Of the $51.8 million of goodwill recorded as a result of the Merger, $31.0 million was considered impaired and written off as of fiscal year end 2004, and $19.4 million was written off as of fiscal year-end 2005 as part of the discontinuance.

Strategy

General

Our primary strategy is to build an integrated specialty drug pharmacy platform with multiple sales channels including: clinic and apothecary pharmacies, Worksite PharmaciesSM, institutional “closed door” type pharmacies, a central fill mail order based pharmacy and a pharmaceutical distribution center focused on medical specialty sales. We believe this can be accomplished through the present base of operations, through additional organic opening of new pharmacies and by acquiring pharmacies. We believe the integration of these types of locations will uniquely enable us to supply specialty drugs and other pharmaceuticals to patients, physicians and other healthcare providers.

Our strategy is to locate specialty clinic and apothecary pharmacy operations near or in medical facilities. The strategy is driven by the location concept whereby situating a clinical or specialty type pharmacy near the point of acute or chronic care provides us with a “first capture” opportunity to service patients when they visit their physicians. This also enables us to collaborate with the physician in the therapeutic regimen and may provide opportunities for generic drug sales or alternative pharmaceutical therapy, which generally provide us with higher profit margins. Many of these patients or special patient groups require central fill and or mail order follow-up care that can be provided through our “closed door” pharmacy or mail order center located in Connecticut. We also supply online web based access to all or most of our services and products through our nationally known website www.familymeds.com.

We offer a comprehensive selection of branded and generic prescription and non-prescription pharmaceuticals, specialty injectables, generic biologics, compounded medicines, healthcare-related products and diagnostic products. These products are used for the treatment of acute or chronic medical conditions and may be purchased through our platforms. Also, we have recently placed significant emphasis on the injectable and orally administered specialty pharmaceuticals. We intend to increase pharmacy revenue through these “Specialty Pharmaceuticals,” which generally are more expensive and provide a higher gross profit.

The company strategy also includes selling specialty pharmaceuticals and healthcare products to physicians, home care providers and related healthcare providers including respiratory therapists and nurse practitioners that often re-administer these products to their patient immediately. We are executing this strategy by combining selling access through our existing physician relationships and medically based pharmacies with a sales force who actively pursues these practitioners as well as new potential practitioner customers. Our unique selling proposition to these practitioners is ease of obtaining product through same day delivery through our onsite pharmacies as well as our ability to supply the pharmaceutical to the physician already prepared and “ready to use.” As part of our service, we bill the physicians/patients payor/insurance carrier or Medicare under part B depending on the type of coverage each patient has. This strategy for distribution of pharmaceuticals will be ongoing and utilizes our wholesale authorized distribution agreements to obtain the drugs through the proper channel pricing and together with central and decentralized distribution to the practitioner customer depending on the customer needs.

Pharmacy Operations

 As of December 31, 2005, we operated 77 corporate pharmacies, including one central fill home healthcare product center and franchised seven pharmacies in 14 states. 43 of our pharmacies are located at the point of care between physicians and patients, oftentimes inside medical office buildings or on a medical campus. The balance of our locations are usually nearby medical facilities though more retail accessible. The majority of our revenues from pharmacy operations come from the sale of prescription pharmaceuticals, which represented approximately 94% of our net revenues for the fiscal year ended December 31, 2005 and fiscal year ended January 1, 2005. Our corporate pharmacies provide services to approximately 400,000 acute or chronically ill patients each year, many with complex specialty and medical product needs.

We operate our pharmacies under the trade names Familymeds Pharmacy (“Familymeds”), Arrow Pharmacy and Nutrition Centers (“Arrow”) and Worksite PharmacySM. Familymeds is primarily used for pharmacies outside of New England. The Familymeds locations were primarily originated by acquiring the base pharmacy business from HMO’s, hospitals and regional independent operators. The locations are primarily clinic size with a small footprint, usually less than 1,500 sq. ft. The Arrow trade name is used in New England where most of the pharmacies were opened as a start-up or re-acquired from former Arrow franchise operators who opened these legacy pharmacy operations as start-ups. These locations are primarily apothecary size, approximately 2,000 sq. ft. and may be more visible as retail type locations, though primarily nearby hospitals or medical campus locations. Our locations in Michigan and certain locations elsewhere throughout our trading area may have a larger footprint to accommodate a comprehensive inventory of nutritional and home medical supplies.

By our estimates, there are more than 5,000 locations nationwide at or near the point of care which may be available to open additional pharmacies. Because of our experience with operating pharmacies in similar locations, we believe we are uniquely positioned to target these sites and increase our core pharmacy market presence. We also believe that we can grow our pharmacy operations through selective acquisitions. The company is actively pursuing appropriate acquisitions along with additional capital resources. By increasing our store count, through acquisitions or the opening of new pharmacies at or near the point of medical care, we believe we can increase our customer base, expand our geographic reach and improve profitability by leveraging our existing infrastructure.

Our strategy also includes offering our customers or patients multiple sales channels by which they can purchase our products. We offer them the opportunity to purchase a broad array of health-related products online including a comprehensive selection of prescription medications, vitamins and nutritional supplements, home medical equipment, and health and beauty aids directly from our pharmacies, by mail order, and via the Internet. Familymeds.com is the foundation of our Internet offering. This website is one of the few sites certified as a Verified Internet Pharmacy Provider Site (VIPPS) by the National Association of Boards of Pharmacy (NABP). The VIPPS program is a voluntary certification program designed to approve and identify online pharmacies that are appropriately licensed and prepared to practice Internet pharmacy. Familymeds.com is the non-prescription Internet commerce partner for select prescription benefit managers (PBMs) including Medco Health. We will continue to pursue opportunities to partner with managed care and others providers to increase our sales through our Internet sales channel.

We operate and locate Worksite Pharmacies SM (pharmacies that service a single, defined population) for large employers who are seeking to control overall employee prescription drug benefit expenditures while maintaining high employee satisfaction through improved accessibility. Our Worksite Pharmacies SM offer prescription services exclusively to the employer’s covered population. We can deliver these services at or near the employer’s work site by opening, staffing and managing a pharmacy. Our initial results have proven that this strategy reduces healthcare costs for the employer. Our research has shown that many employers, especially large Fortune 500 companies are seeking more aggressive methods to control healthcare expenditures, especially the pharmacy component of benefits. We have identified key large employers, those with over 2,000 employees in a single location, to be target opportunities for this type of Employer Sponsored Worksite PharmacySM. Currently, we have a Worksite Pharmacy SM in the employee center of the Mohegan Sun Casino in Connecticut and Scotts Company L.L.C headquarters in Merryville, Ohio. Combined, these employers have more than 14,000 employees and dependents as potential patients.

We have developed programs designed to improve patient compliance and to reduce costs. We have three major programs, a prescription compliance program called Reliable Refill, a discount plan called Senior Save15 and an automated telephony system designed to notify patients of recalls, provide refill reminders and notify our customers of other important information. Reliable Refill is a compliance program that identifies prescriptions that are due to be filled and schedules them for filling before the patient has run out of the previous prescriptions. Our Senior Save15 program, introduced prior to the Medicare Modernization Act, is our own discount program that gives senior customers access to all of our prescription and over-the-counter products at discounted prices. Our programs are designed to improve medication therapy management among patients with chronic therapeutic needs especially the elderly population. Our data warehouse identifies these patients and allows us to target these patients with special needs. We believe our data warehouse and our medication therapy management programs uniquely position our company as a pharmacy provider.

Electronic Prescription Solutions

We are implementing electronic prescription solutions to include the ability to accept delivery of prescriptions through electronic prescribing software and kiosk technologies. Our pharmacies are able to accept delivery of electronic prescription orders and refill authorizations with secure, reliable transmission directly from physician practices. In certain locations such as medical clinics and medical office buildings where we do not have a full-service pharmacy, we are also installing kiosks that allow customers to transmit their prescriptions directly to us for pick up at one of our nearby pharmacies or direct delivery.

Medicare Part D

Pharmacy sales trends are expected to continue to grow due, in part, to the Medicare Part D prescription drug benefit. As of January 1, 2006, Medicare beneficiaries have the opportunity to receive subsidized prescription drug coverage through the Medicare Part D program. The new drug benefit is delivered by competing plans, and our pharmacies have contracted with each of the major providers to ensure our customers can continue purchasing their prescriptions from our stores. While, the new Medicare drug benefit is entirely voluntary, we believe a significant portion of the Medicare population will enjoy this new benefit. While it is difficult to fully predict the impact on our business, we believe we are well positioned to capture additional prescription sales. However, we expect the gross margin from this business to be less than what the traditional prescription drug plans provide.

Hurricane Katrina

In September 2005, Hurricane Katrina resulted in the temporary closure of the warehouse facility located in St. Rose, Louisiana. The Company maintains insurance coverage, which provides for reimbursement from losses resulting from property damage, loss of product and losses from business interruption. The Company estimates approximately $0.2 million of inventory was damaged during the hurricane and that it incurred approximately $0.8 million of incremental costs related to closing the facility and relocating the inventory and operations to our New Castle facility. Additionally, provisions for bad debts of $0.5 million were recorded related to estimated losses resulting from customers whose businesses were affected by the hurricane and the related unamortized customer list asset of $0.5 million was also written off. These costs were expensed and included in loss from discontinued operations in the consolidated statement of operations. The Company continues to evaluate the extent of the loss from business interruption and is attempting to recover these costs through insurance claims. No amounts have been recorded related to amounts that may be received from insurance.

Primary Supplier Relationship

In December 2004, we entered into a new primary supplier agreement with D&K Healthcare Resources, Inc. (“D&K”) pursuant to which we are required to purchase primarily all of our products for sale in our pharmacies from D&K. The D&K agreement contains certain volume requirements and has an initial term of two years, through December 2006 and renews automatically for successive one-year periods unless either party provides the other party a written non-renewal notice. Although we purchase products from many different brand name and generic pharmaceutical manufacturers and while we believe that if we were to cease to be able to purchase products directly from D&K, we could secure the same products through other sources, including other distributors, there is a risk that our costs would increase if our primary supplier agreement is terminated. On August 30, 2005, D&K was acquired by McKesson Corporation and our agreement was assumed by McKesson. In December 2005, the agreement was amended to provide five day a week delivery of pharmaceuticals and other merchandise directly to our pharmacy locations.

Comparison of Operating Results for Continuing Operations for the Fiscal Years ended December 31, 2005, January 1, 2005 and December 27, 2003.

We refer to prescription products as Rx products and to the remaining products, such as over-the-counter medications, home medical equipment and home health appliances, as non-Rx products. While non-Rx reflects a smaller percentage of our overall revenues, the gross margin for non-Rx products is higher. The Rx portion of the pharmacy business is dependent upon a number of third party customers that pay a portion or all of the Rx cost on behalf of the customers, “Third Party Customers.” Prescriptions generated by Third Party Customers represented approximately 94% of pharmacy’s Rx sales in the fiscal year ended December 31, 2005 and 95% for the fiscal year ended January 1, 2005.

For financial statement presentation purposes, the Company has reported substantially all of the wholesale distribution business as discontinued operations.

Net Revenues

Net revenue performance is detailed below:
	For the Fiscal Year Ended
	52 weeks		53 weeks		52 weeks
	2005	Change %	2004	Change %	2003	Change %

Net revenues (in millions)	$216.1	(3.5)%	$224.0	2.5%	$218.0	(2.5)%
Net revenues on a comparable 52 week basis (in millions) (1)	216.1	(1.8)%	220.0	0.1%	218.0	(2.5)%
Rx % of store net revenues (2)	94.2%		93.8%		94.3%
Third party % of Rx net revenues	93.9%		94.8%		94.0%
Number of corporate stores	77		77		82
Average same store net revenue per store (in millions) (1)	$2.8		$2.9		$2.7

(1)
The Company’s fiscal year is a 52 or 53 week period ending on Saturday nearest to December 31. Fiscal 2004 included 53 weeks. Fiscal 2005 and fiscal 2003 each included 52 weeks. To improve comparability, $4.0 million of additional revenue related to the 53rd week in fiscal 2004 was removed.

(2)	Store net revenues are net of contractual allowances.

	Fiscal 2005 Compared to Fiscal 2004	Fiscal 2004 Compared to Fiscal 2003
Net revenues increases (decreases) are as follows (in millions):
Net effect of store openings/closings(1)	$(2.7)	$(2.9)
Prescription sales (2)	(2.7)	2.3
Effect of 53 weeks in 2004 vs. 52 weeks in 2003 and 2005(3)	(4.0)	4.0
Non-Rx sales	(0.2)	2.1
Physician Distribution (4)	1.8	0.5
Franchise royalties	(0.1)	(0.1)
Net (decrease) increase	$(7.9)	$5.9

(1)
The net effect of store openings/closings represents the difference in revenues by eliminating stores that were not open during the full periods compared. We closed five stores during fiscal 2003 that accounted for $3.2 million of net revenues. We sold seven stores during fiscal 2004 that accounted for $2.8 million of net revenue and opened two new stores during the year that added $0.2 million of net revenues.

(2)
Prescription sales were negatively impacted during fiscal 2005 compared to fiscal 2004 due to the disruptions to our supply chain resulting from Hurricane Katrina as well as higher purchasing costs due to our inability to buy on a more credit worthy basis.

(3)
The Company’s fiscal year is a 52 or 53 week period ending on Saturday nearest to December 31. Fiscal 2004, which ended on January 1, 2005, included 53 weeks. Fiscal 2005 and fiscal 2003, which ended on December 31, 2005 and December 27, 2003, respectively, each included 52 weeks.

(4)
Represents post-Merger revenues from November 12, 2004 through January 1, 2005 and for the entire fiscal year 2005 for the continuing portion of the drug distribution operations that relates to physician distribution.

Gross Margin

Gross margin was $42.4 million or 19.6 % in fiscal 2005, a 52 week year. This compares to $46.6 million or 20.8% in fiscal 2004, a 53 week year, and $47.4 million or 21.7% in fiscal 2003, a 52 week year. Fiscal 2005 reflects the adverse effect of the efforts of managed care organizations, pharmacy benefit managers and other third party payors to reduce their prescription costs. Also, we were negatively impacted during fiscal 2005 due to the disruption to our supply chain resulting from Hurricane Katrina as well as higher purchasing costs due to our inability to buy on a more credit worthy basis. In recent years, our industry has undergone significant changes driven by various efforts to reduce costs. As employers and managed care organizations continue to focus on the costs of branded and specialty pharmaceuticals, we expect there will continue to be negative pressure on gross margins. In addition, gross margin percentage is expected to be negatively impacted because of the recent addition of Medicare Part D and other efforts by third party payors to reduce reimbursement rates. Information that helps explain our gross margin trend is detailed below:

	Fiscal 2005 Compared to Fiscal 2004	Fiscal 2004 Compared to Fiscal 2003
Gross margin increases (decreases) are as follows (in millions):
Pharmacy Operations:
Net effect of store openings/closings (1)	(0.6)	(0.6)
Franchise royalties	(0.1)	(0.1)
Prescription gross margin (2)	(2.6)	(1.2)
Non-Rx gross margin	(0.1)	0.1
Effect of 53 weeks in 2004 vs. 52 weeks in 2003 and 2005 (3)	(0.9)	0.9
Physician Distribution Business	0.1	0.1

Net decrease	$(4.2)	$(0.8)

(1)	The net effect of store openings/closings represents the difference in gross margin by eliminating stores that were not open during the full periods compared.

(2)
Prescription gross margins were negatively impacted during fiscal 2005 compared to fiscal 2004 due to the disruptions to our supply chain resulting from Hurricane Katrina as well as higher purchasing costs due to our inability to buy on a more credit worthy basis.

(3)
The Company’s fiscal year is a 52 or 53 week period ending on Saturday nearest to December 31. Fiscal 2005 and fiscal 2003, which ended on December 31, 2005 and December 27, 2003, respectively, included 52 weeks. Fiscal 2004, which ended on January 1, 2005, included 53 weeks.

Total Operating Expenses

Operating expenses include selling, general and administrative (“SG&A”) expenses, depreciation and amortization expense, write-downs of long-lived assets, and the gain or loss on disposal of fixed assets and intangible assets. Intangible assets include the amounts allocated to prescription files for prescriptions acquired in previous purchase business combinations of the pharmacy operations. A prescription file refers to the actual prescription maintained by a pharmacy for each prescription filled. Each prescription file has monetary value to a pharmacy because when pharmacies and/or prescription files are sold, the customers are more likely to leave their accounts with the purchaser than to transfer their business to a third-party pharmacy, as such the prescription base is thought of as a repeatable source of revenue. Accordingly, when pharmacies are sold, the number of prescription files is taken into consideration when determining the purchase price of the pharmacy. Intangible assets also include goodwill, trademarks, and authorized distributor licenses. The authorized distributor licenses permit us to purchase pharmaceutical products directly from the manufacturers. Total operating expenses were $58.9 million or 27.2% of net revenues in fiscal 2005. This compares to $50.2 million or 22.4% of net revenues in fiscal 2004 and $53.2 million, or 24.4% of net revenues, in fiscal 2003. Information that helps explain our operating expense trend is detailed below:

	Fiscal 2005 Compared to Fiscal 2004	Fiscal 2004 Compared to Fiscal 2003
Operating expenses increases (decreases) are as follows (in millions):

Selling, general and administrative expenses(1)	$8.1	$(1.3)
Depreciation and amortization expense(2)	(0.3)	(0.5)
Impairments of long-lived assets(3)	(0.3)	(0.5)
Gain on disposal of fixed assets and intangible assets	1.4	(0.7)

Net increase (decrease)	$8.9	$(3.0)

(1)
The increase in selling, general and administrative expenses in 2005 mainly relates to the Merger consummated and includes $6.1 million of noncash stock compensation expense and increased fees and expenses of $1.7 million attributable to costs associated with being a public company. The decrease in selling, general and administrative expenses during fiscal 2004 is primarily due to a reduction in the number of stores and employees.

(2)	Depreciation and amortization expense was approximately $4.4 million, $4.8 million and $5.3 million for fiscal 2005, 2004 and 2003, respectively.

(3)
During fiscal 2005, 2004 and 2002, we expensed approximately $0, $0.3 million and $0.8 million, respectively, related to the impairment of prescription file intangible assets and estimated lease obligations for sold stores.

Interest Expense

Interest expense was $5.9 million, $5.7 million and $7.2 million for fiscal 2005, 2004 and 2003, respectively. In connection with the Merger, DrugMax issued warrants to purchase 3,500,090 shares of DrugMax common stock at $2.61 per share to the former FMG stockholders, warrant holders and note holders. The warrants were allocated among the FMG stockholders, warrant holders and note holders in the same manner as the DrugMax common stock. DrugMax recorded noncash interest expense of approximately $1.7 million in fiscal 2004 related to the portion of the warrants issued to the former FMG note holders. The charge was based on the fair value of the warrants to purchase 704,324 shares at $2.61 per share issued to the FMG noteholders, using a Black Scholes valuation as of the Merger date.

Income Taxes

No income tax benefit has been recorded in any period presented due to the uncertainty of realization of any related deferred tax asset.

Loss from Continuing Operations

We incurred a loss from continuing operations of $21.9 million for the fiscal year ended December 31, 2005 versus $8.6 million for the fiscal year ended January 1, 2005 and $12.2 million for the fiscal year ended December 27, 2003. The increase in the loss from continuing operations in fiscal year 2005 compared to fiscal year 2004 results are primarily from $6.1 million of noncash stock compensation expense attributable to the Merger, $1.7 million of expenses attributable to costs associated with being a public company, and a $4.2 million reduction in gross margin resulting primarily from the effect of one less week of operations in fiscal year 2005 versus 2004 and overall reductions in revenue.

Loss from Discontinued Operations

The loss from discontinued operations of $33.0 million and $31.3 million for the fiscal year ended December 31, 2005 and for the period November 12, 2004 (the Merger date) to January 1, 2005, respectively, represents the loss from operations of the discontinued operations of $5.7 million and $0.3 million, respectively, and loss on disposal of the discontinued operations of $27.3 million and $31.0 million, respectively. The loss on disposal of discontinued operations includes goodwill and other intangible asset impairments of $22.6 million and $31.0 million and other exit losses primarily representing estimated losses on accounts receivable, inventory and vendor chargebacks, of $4.7 million and $0 million, for fiscal years ended December 31, 2005, and January 1, 2005, respectively.

Net Loss Available to Common Stockholders Per Share

Net loss available to common stockholders per basic and diluted share for the fiscal year ended December 31, 2005 was $1.90 compared to $13.57 for the fiscal year ended January 1, 2005 and $13.83 for the fiscal year ended December 27, 2003.

Loss from continuing operations available to common shareholders per basic and diluted share for the fiscal year ended December 31, 2005 was $0.84, compared to losses from continuing operations available to common shareholders per basic and diluted share for the fiscal years ended January 1, 2005 and December 27, 2003 of $5.19 and $13.83, respectively. The loss from discontinued operations per basic and diluted fiscal year ended December 31, 2005 and January 1, 2005 was $1.06 and $8.38, respectively.

Weighted average shares used in the calculation of net loss per share for the 2004 period have been restated to give effect to the Merger of DrugMax and FMG. The transaction was accounted for as a reverse merger, with FMG deemed the accounting acquirer. Accordingly, for periods prior to the Merger, the shares outstanding represent the number of shares that former FMG common shareholders would have received in the transaction, on an as-if converted basis, had the Merger consideration not been distributed to the preferred shareholders based on liquidation value, or approximately 1.3 million shares. For all other periods shares outstanding represent actual shares outstanding.

Inflation and Seasonality

Management believes that inflation had no material effect on the operations or our financial condition for fiscal 2005, 2004, and 2003. Management does not believe that our business is materially impacted by seasonality.

LIQUIDITY AND CAPITAL RESOURCES

New Credit Facility

On October 12, 2005, the Company entered into a Loan and Security Agreement with Wells Fargo Retail Finance, LLC (“WFRF”), pursuant to which WFRF will provide the Company with a senior secured revolving credit facility up to $65.0 million (the “New Credit Facility”). On that same date the Company terminated its $65 million Amended and Restated Credit Agreement with General Electric Capital Corporation (“GECC”) and in connection therewith repaid all outstanding amounts due under the credit facility to GECC along with a $0.5 million termination fee. The $65.0 million of maximum availability under the New Credit Facility is reduced by a $7.0 million reserve. While the credit facility currently does not require compliance with financial covenants, the Company has the ability to reduce this reserve by $3.5 million by agreeing to implement one or more financial covenants. Available credit is based on eligible receivables, inventory and prescription files, as defined in and determined pursuant to the agreement, and may be subject to reserves as determined by the lender from time to time. Interest on the revolving line of credit is calculated at the Prime index rate plus an applicable Prime margin (as defined in the agreement), unless the Company or the lender chooses to convert the loan to a LIBOR-based loan. In each case, interest is adjusted quarterly. The applicable Prime index margin as of December 31, 2005 was 0.25%. As of December 31, 2005, the interest rate, including applicable margin, used to calculate accrued interest was 7.50%. Interest is payable monthly.

The New Credit Facility includes usual and customary events of default (subject to applicable grace periods) for facilities of this nature and provides that, upon the occurrence of an event of default, payment of all amounts payable under the New Credit Facility may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the New Credit Facility shall automatically become immediately due and payable, and the lenders’ commitments shall automatically terminate.

The New Credit Facility includes an early termination fee of $650,000 if paid in full before October 12, 2008. The New Credit Facility is secured by substantially all assets of the Company. As of December 31, 2005, $36.3 million was outstanding on the line and $9.3 million was available for additional borrowings, based on eligible receivables and inventory.

The proceeds of the New Credit Facility were used to repay in full the Company’s prior line of credit with General Electric Capital Corporation (“GECC”) (the “Senior Credit Facility”) and are also expected to be used to provide financing for working capital, letters of credit, capital expenditures, future acquisitions and/or other general corporate purposes.

Sale of Securities

On September 23, 2005 and September 26, 2005, we entered into securities purchase agreements to sell to certain qualified institutional buyers and accredited investors an aggregate of 44,093,432 shares of our common stock and warrants to purchase 22,046,715 shares of our common stock for an aggregate of $51.1 million. The offering was executed in two traunches at market price as determined by the closing bid price on each day. A purchase agreement for the first traunch was executed on September 23, 2005, for an aggregate of $47.8 million. The unit price of the common stock and corresponding warrant was $1.1525. The warrants are exercisable for a period of five years from the closing date at an exercise price of $1.09 per share. A purchase agreement for the second traunch was executed on September 26, 2005, for an aggregate of $3.3 million. The unit price of the common stock and corresponding warrant was $1.2625. The warrants are exercisable for a period of five years from the closing date at an exercise price of $1.20 per share. The Company used a Black Scholes pricing model to determine the fair value of each warrant which was determined to be $0.0625.

The net proceeds from the sale of our common stock and warrants of $47.4 million, after fees and expenses of $3.7 million, were used to redeem the Series A convertible redeemable preferred stock for $17.0 million, to reduce accounts payable to our primary supplier which allowed us to continue existing credit terms, to increase cash reserves and availability under the New Credit Facility and for other general working capital purposes.

Preferred Stock

On December 2, 2004, for an aggregate purchase price of $17 million, we sold to certain qualified institutional buyers and accredited investors an aggregate of 17,000 shares of Series A convertible redeemable preferred stock in separate transactions. In addition, the investors received warrants to purchase an aggregate of 1,378,374 shares of our common stock. The exercise price of each warrant is $4.25 per share; the warrants are exercisable into common stock and expire on the fifth anniversary of the closing. Holders of the Series A stock were entitled to receive cumulative dividends, before any dividends are paid to the common stockholders, at the rate per share of 7% per annum until the fourth anniversary, 9% per annum from the fourth anniversary of the closing until the fifth anniversary, 11% per annum from the fifth anniversary of the closing until the sixth anniversary and 14% per annum thereafter. The payment of dividends can be made by delivery of shares of common stock under certain circumstances. Except as provided in the certificate of designation, the shares of Series A stock did not have any voting rights. The holders of the Series A stock may at their option, from time to time, convert their shares into shares of common stock.

Effective April 20, 2005, the Company suspended sales under the previously filed registration statement to resell such securities. Under the terms of the registration agreement, the investors were entitled to liquidated damages until such time as the registration statement was declared effective. On July 7, 2005, we amended the certificate of designation to reduce the conversion price from $3.70 to $2.80. In exchange, investors representing 95% of the preferred shareholders agreed to waive liquidated damages under the registration rights agreement through the date of the amendment and to amend the registration rights agreement to require the filing of a registration statement covering the registrable securities by July 8, 2005 and to require the effectiveness of such registration statement to be no later than October 1, 2005.

On September 26, 2005, the Company entered into agreements with its Series A Preferred Stock to have their shares of Series A Preferred Stock redeemed for cash upon the closing of the sale of the common stock and warrants described above. Accordingly, in connection with the closing of the private placement, on October 3, 2005 the Company redeemed the 17,000 shares of Series A Preferred Stock outstanding for 100% of the stated value or $17 million. In addition, the Company issued 488,070 shares of common stock, valued at $844,360, to certain of the holders of its Series A Preferred Stock in connection with the redemption.

In connection with the redemption, the exercise price of the 1,378,374 warrants previously issued to the purchasers of Series A Preferred Stock was reduced to $1.09 per share from $2.80 per share. This modification of warrants resulted in an increase to additional paid in capital of $0.6 million.

Subordinated Note and Convertible Debenture

On March 22, 2005, we converted $23.0 million in accounts payable owed to AmerisourceBergen Drug Corporation (“ABDC”) (after having repaid $6.0 million on March 23, 2005 in connection with the closing of the new vendor supply agreement) into (a) a subordinated convertible debenture in the original principal amount of $11.5 million (the “Subordinated Convertible Debenture”) and (b) a subordinated promissory note in the original principal amount of $11.5 million (the “Subordinated Note”).

The Subordinated Convertible Debenture and Subordinated Note are guaranteed by DrugMax and certain of DrugMax’s subsidiaries, including Valley Drug Company, Valley Drug Company South, Familymeds, Inc. and Familymeds Holdings, Inc. pursuant to Continuing Guaranty Agreements dated as of March 21, 2005. We also entered into a subordinated security agreement dated as of March 21, 2005, pursuant to which we agreed that upon the occurrence of certain defaults and the passage of applicable cure periods we shall be deemed at that point to have granted to ABDC a springing lien upon and a security interest in substantially all of our assets to secure the Subordinated Convertible Debenture and the Subordinated Note. Should this occur, we shall be deemed in default of our Senior Credit Facility. However, pursuant to a subordination agreement dated March 21, 2005, ABDC has agreed to subordinate the Subordinated Convertible Debenture, the Subordinated Note, the Guarantees and the Security Agreement to all “Senior Debt.” Senior Debt consists of all senior indebtedness now or hereafter owing, including indebtedness under the Senior Credit Facility and any debt incurred by us to replace or refinance such debt. On October 12, 2005, in connection with the New Credit Facility, ABDC executed an Assignment and Subordination Agreement with Wells Fargo Retail Finance, LLC. (“WFRF”) whereby the Subordination Agreement was assigned to WFRF and ABDC acknowledged the assignment.

Pursuant to the Subordinated Note, principal is due and payable in 20 successive quarterly installments each in the amount of $0.6 million beginning on December 1, 2005 and continuing until September 1, 2010, on which date all outstanding amounts are required to be paid. The Subordinated Note bears interest at a variable rate equal to the prime rate plus 2.0% per annum. The interest rate adjusts on each quarterly payment date based upon the prime rate in effect on each such quarterly payment date; provided that in no event shall the interest rate in effect be less than 5.0% per annum or greater than 10% per annum. Interest accrued on the unpaid principal balance of the Subordinated Note is due and payable on each quarterly payment date and interest payments commenced on June 1, 2005. Interest of $0.8 million was expensed during the fiscal year ended December 31, 2005.

Pursuant to the Subordinated Convertible Debenture, principal is due and payable in 19 successive quarterly installments each in the amount of $0.6 million commencing on March 1, 2006 and continuing until August 15, 2010, on which date all outstanding amounts are required to be paid. Quarterly principal payments are payable in cash or in shares of common stock in an amount equal to $0.6 million divided by $3.4416 (the “Issue Price”). The Subordinated Convertible Debenture bears interest at a rate which adjust on each quarterly payment date and which is equal to (a) 10%, if the quarterly interest payment is made in common stock or (b) the prime rate on the date the quarterly interest payment is due plus 1% per annum, if the quarterly interest payment is made in cash; provided that in no event shall the interest rate in effect be less than 5.0% per annum or greater than 10% per annum. Quarterly interest payments are required to be paid in common stock through February 28, 2006. Commencing March 1, 2006, quarterly interest payments may be paid in cash or common stock in an amount equal to the interest then due and owing divided by the Issue Price, or a combination thereof. If common stock is used to make principal and interest payments on the Subordinated Convertible Debenture, and the proceeds ABDC receives upon any sale of our common stock (or the proceeds ABDC would have received upon a sale in the event no shares are sold by ABDC) are less than the principal and interest due, we are required to pay such difference to ABDC in cash on the date of maturity of the Subordinated Convertible Debenture. Through December 31, 2005, ABDC could not sell any shares of the Company’s common stock received that, in the aggregate, exceed 25% of the average trading volume of our common stock for the preceding 10 trading days.

During the year ended December 31, 2005, 235,516 shares of common stock valued at $597,222 were issued for interest expense through December 1, 2005. An additional $95,834 of interest expense was accrued from December 1, 2005 to December 31, 2005.The sale of these shares of stock by ABDC may have a negative impact on the price of our common stock. As of December 31, 2005, we received notice from ABDC that a shortfall in the value received from the sale of securities received as payment of interest was $0.3 million. This amount is considered a “Deemed Payment” under the terms of the Subordinated Convertible Debenture and the amount is reflected as a liability in the condensed consolidated balance sheet as of December 31, 2005. The Company has accrued another “Deemed Payment” amount of $0.2 million relating to the December 1, 2005 interest payment.

In connection with the Subordinated Convertible Debenture, DrugMax entered into a registration rights agreement dated March 21, 2005 with ABDC pursuant to which we agreed to file a registration statement with the SEC to register the resale of all common stock issuable to ABDC in connection with the Subordinated Convertible Debenture no later than May 30, 2005. Further on May 26, 2005, ABDC granted us a 45 day extension to file the registration statement. On July 7, 2005, the Company filed a registration statement on Form S-1. The SEC declared the Form S-1 effective on August 10, 2005. See “Risk Factors.”

Operating, Investing and Financing Activities:

Following are the components of our operating, investing and financing activities for fiscal 2005 and 2004, using the direct cash flow method (in millions):

	Fiscal 2005	Fiscal 2004
Cash receipts	$222.5	$238.5
Cash paid to suppliers and employees	(243.9)	(234.4)
Interest expense paid	(4.9)	(3.7)
Net cash (used in) provided by operating activities	(26.3)	0.4

Cash paid to acquire property and equipment	(1.7)	(1.1)
Proceeds from sale of drug distribution	0.4
Proceeds from sale of prescription files, net	0.1	1.1
Net cash used in investing activities	(1.2)	-

Net proceeds from sale of common stock	47.4	-
Net proceeds from Series A Convertible Preferred Stock	-	15.9
Redemption of Series A Convertible Preferred Stock	(17.0)	-
Repayment of term loan	-	(4.0)
Proceeds on financing obligations	3.4	-
Repayment of financing obligations	(2.4)	(11.6)
Proceeds from exercise of stock options	0.5	0.3
Net cash provided by financing activities	31.9	0.6

Net increase in cash and cash equivalents	4.4	1.0
Cash and cash equivalents, beginning of fiscal year	2.3	1.3

Cash and cash equivalents, end of fiscal year	$6.7	$2.3

Operating Cash Flows

Net cash (used in) provided by operating activities was ($26.3) million, $0.4 million and ($0.7) million for fiscal 2005, 2004 and 2003, respectively. During fiscal 2005 inventories decreased by $3.9 million and accounts payable decreased by $16.5 million primarily related to the reduction in amounts owed to primary wholesalers. During 2004 our inventory levels increased due to our transition to a new primary supplier.

Investing Cash Flows

Net cash used in investing activities was $1.2 million, $0.0 million and $1.1 million for fiscal 2005, 2004, and 2003 respectively. Investing activities during fiscal 2005 included capital expenditures of $1.7 million, proceeds from the sale of drug distribution of $0.4 million and proceeds from intangible assets from one store sold during the year for $0.1 million. Fiscal 2004 included capital expenditures of $1.1 million, and proceeds from intangible assets for seven stores that were sold during the year of $1.1 million. These stores were sold as part of our strategy to eliminate underperforming locations and to consolidate certain stores within existing markets. We currently have no plans to close additional stores; however, store performance is continuously evaluated and we may decide to close additional stores in the future. Net cash used in investing activities during fiscal 2003 was primarily due to the costs associated with opening of two new stores and the remerchandising and remodeling of several existing locations.

During fiscal 2005, approximately 32% of our total capital expenditures were for new store construction, 27% for store expansion and improvement and 41% for technology and other. During fiscal 2006, we plan to invest approximately $3.5 million in capital improvements, which will include the opening of new locations, technology initiatives and remerchandising and remodeling projects at certain locations.

The following is a summary of our corporate-owned store activity for the years presented:

	Fiscal Year
	2005	2004	2003
Total stores (beginning of year)	77	82	85
New stores	1	2	2
Closed stores	(1)	(7)	(5)

Total stores (end of year)	77	77	82

Financing Cash Flows

Net cash provided by financing activities was $31.9 million and $0.6 million for fiscal 2005 and 2004, respectively. The increase in financing cash flows was primarily related to the sale of securities described above for $47.4 million partially offset by the redemption of the $17 million convertible preferred stock. For fiscal 2004, financing cash flows resulted primarily from the December 2004 sale of $17 million convertible preferred stock as described above. In December 2004, the net proceeds of $15.9 million, after consideration of $1.1 million in fees from the convertible preferred stock sale were used in part to reduce trade payables in the ordinary course of our business, increases in our inventory levels as a result of the transition to a new supplier, payment of Merger related expenses and other working capital and general corporate purposes.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2005:

	Payments due by period (4)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt (1)	$60,072,201	$5,636,189	$9,442,104	$44,993,908	$—
Capital lease obligations	—	—	—	—	—
Purchase obligations (2)	150,000,000	150,000,000	—	—	—
Operating leases	8,554,008	2,887,036	3,471,639	1,439,569	755,764
Interest expense (3)	19,332,317	4,823,671	8,179,004	6,329,642	—

Total	$237,958,526	$163,346,896	$21,092,747	$52,763,119	$755,764

(1)
As of December 31, 2005, $36.3 million was outstanding on our New Credit Facility, $22.9 million was outstanding on the ABDC notes payable and $0.9 million was outstanding on the promissory notes payable.

(2)	Purchase obligations represents the $150 million minimum purchase commitments determined on a 12 month basis required under our existing supply agreements.

(3)
Estimated future interest expense for long-term debt, including the New Credit Facility, Subordinated Convertible Debenture and Subordinated Note. Interest on the New Credit Facility is based on the amounts outstanding and interest rate as of December 31, 2005. Interest on the Subordinated Convertible Note is based on the amortization schedule of the note using an interest rate of 10%. Interest on the Subordinated Note is based on the amortization schedule of the Note and uses the interest rate as of December 31, 2005.

See “Debt,” “Leases” and “Commitments and Contingencies” in the accompanying notes to our consolidated financial statements for further information about the above items.

Off-Balance Sheet Arrangements

We do not make use of any off-balance sheet arrangements that currently have or that we expect are reasonably likely to have a material effect on our financial condition, results of operations or cash flows. We utilize operating leases for many of our store locations. We do not use special-purpose entities in any of our leasing arrangements.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) contains a discussion of the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, we evaluate estimates and judgments, including the most significant judgments and estimate. We based our estimates and judgments on historical experience and on various other facts that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies include: assessing merger goodwill and identifiable intangible assets for impairment, assessing other long-lived assets for impairment, evaluating the adequacy of the allowance for doubtful accounts, and estimating for inventory loss reserves.

Goodwill and Identifiable Intangible Assets - Merger Related

The Merger resulted in $51.8 million of goodwill and $5.6 million of other intangible assets. The values assigned to goodwill and intangibles, as well as their related useful lives, are subject to judgment and estimation by the Company. Goodwill and identifiable intangible assets related to the Merger were determined based on the purchase price allocation. The valuation of the identifiable intangible assets acquired was based on the estimated cash flows related to those assets, while the initial value assigned to goodwill was the residual of the purchase price over the fair value of all identifiable assets acquired and liabilities assumed. Judgments were required to estimate future cash flows in order to determine the fair values of the identifiable intangible assets acquired as well as estimate the useful lives for the identifiable assets to be amortized over. Useful lives for identifiable intangibles are determined based on the expected future period of benefit of the asset, the assessment of which considers various characteristics of the asset, including historical cash flows.

After goodwill is initially recorded, annual impairment tests are required, or more frequently if impairment indicators are present. The amount of goodwill cannot exceed the excess of the fair value of the related reportable unit (which is based on the Company’s stock price) over the fair value of reporting units identifiable assets and liabilities. Downward movement in the Company’s common stock price has a material effect on the fair value of goodwill in future measurement periods.

During the third quarter of 2005, we determined that we would discontinue substantially all of the drug distribution operations acquired in the Merger.

We completed impairment tests of the goodwill related to the Merger which resulted in impairment charges of $19.4 million in fiscal 2005 and $31.0 million in fiscal 2004. These charges are included in the loss from discontinued operations. Also during fiscal 2005, the Company recorded impairment charges of $3.2 million related to trademarks and customer list associated with the discontinued operations and is included in the loss form discontinued operations. Significant judgments and estimates were required in connection with the impairment test to determine the estimated future cash flows and fair value of the reporting unit. To the extent our estimates change in the future or our stock price decreases from January 1, 2005, further goodwill writedowns may occur. As of December 31, 2005, we had remaining goodwill of $1.4 million recorded and remaining other intangible assets of $1.9 million related to the Merger.

Impairment of Other Long-lived Assets

The Company reviews other long-lived assets, including property plant and equipment and prescription file intangible assets, to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the related assets, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of the assets, including prescription file intangible assets, exceeds the future cash flows for the assets. For purposes of recognizing and measuring impairment of other long-lived assets, the Company evaluates assets at the store level for pharmacy operations.

Our impairment loss calculations contain uncertainty since we must use judgment to estimate future sales, profitability and cash flows. When preparing these estimates, we consider historical results and current operating trends and our consolidated revenues, profitability and cash flow results and forecasts. These estimates can be affected by a number of factors including, but not limited to, general economic conditions, the cost of real estate, the continued efforts of third party customers to reduce their prescription drug costs, the continued efforts of competitors to gain market share and consumer spending patterns. If these projections change in the future, we may be required to write-down our long-lived assets. Long-lived assets evaluated for impairment include property and equipment as well as intangible assets, which as of December 31, 2005 were approximately $5.0 million and $4.9 million, respectively, and $5.3 million and $10.6 million, respectively, at January 1, 2005.

Trade Receivables - Allowance for Doubtful Accounts

At December 31, 2005 and January 1, 2005, trade receivables reflected approximately $15.7 million and $24.5 million, respectively, of amounts due from various insurance companies, governmental agencies and individual customers. Of these amounts, there was approximately $2.8 million and $3.9 million reserved as of December 31, 2005 and January 1, 2005, respectively, for a balance of net trade receivables of $12.9 million and $20.6 million, respectively. Net trade receivables at December 31, 2005 include $2.6 million of net receivables from the discontinued operations. Any changes to the realization of this amount in future periods will be reflected in discontinued operations.  We use historical experience, market trends and other analytical data to estimate our allowance for doubtful accounts. Based upon these factors, the reserve at December 31, 2005 is considered adequate. Although we believe that the reserve estimate is reasonable, actual results could differ from our estimate, and such differences could be material. If the estimate is too low, we may incur higher bad debt expenses in the future resulting in lower net income or higher net losses. If the estimate is too high, we may experience lower bad debt expense in the future resulting in higher net income or lower net losses.

Inventories

Inventories consist of pharmaceuticals and other retail merchandise owned by us. Inventories are stated at the lower of cost (first-in, first-out method for pharmaceutical inventory and retail method for retail merchandise inventory) or market. Physical inventory counts are taken on a regular basis in each location to ensure that the amounts reflected in the consolidated financial statements are properly stated. We use historical data to estimate our inventory loss reserves and we have not made any material changes in the accounting methodology used to establish our inventory loss reserves during the past three years. If the estimate of inventory losses is too low we may incur higher cost of sales in the future resulting in lower net income or higher net losses. If the estimate of inventory losses incurred is too high, we may experience lower cost of sales in the future resulting in higher net income or lower net losses. Inventories as of December 31, 2005 and January 1, 2005 were approximately $30.6 million and $34.5 million, respectively, net of approximately $2.1 million and $0.9 million of inventory loss reserves, respectively. Net inventories at December 31, 2005 include $3.3 million of net inventories from the discontinued operations. Any changes to the realization of this amount in future periods will be reflected in discontinued operations.

New Accounting Pronouncements

In December 2004, SFAS No. 123(R), “Share-Based Payment,” was issued. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. The statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The provisions of this statement are required to be adopted as of January 1, 2006. The Company is currently evaluating the potential impact as the amount is subject to variation based on the granting of stock compensation during 2006. Any changes to the realization of this amount in future periods will be reflected in discontinued operations.

Impact of Inflation and Changing Prices

The consolidated financial statements and related data presented in this Form 10-K have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. We believe that inflation has not had a material impact on our results of operations during the three years ended December 31, 2005.

Item 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS.

As of December 31, 2005, $36.3 million and $10.9 million were outstanding on our revolving credit facility and Subordinated Note, respectively. These borrowings are at a variable rate of interest. Assuming $47.2 million was outstanding for a full year, a 1% change in interest rates would change our interest expense by $0.5 million annually.

We do not currently utilize derivative financial instruments to address market risk.

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA
DRUGMAX, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of December 31, 2005 and January 1, 2005	32

Consolidated Statements of Operations for the Fiscal Years Ended December 31, 2005, January 1, 2005 and December 27, 2003	33

Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the Fiscal Years Ended December 31, 2005, January 1, 2005 and December 27, 2003	34

Consolidated Statements of Cash Flows for the Fiscal Years Ended December 31, 2005, January 1, 2005 and December 27, 2003	35

Notes to Consolidated Financial Statements	36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
DrugMax, Inc.
Farmington, Connecticut

We have audited the accompanying consolidated balance sheets of DrugMax, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and January 1, 2005, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2005.  Our audits also included the financial statement schedule listed in the Index at Item 15. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DrugMax, Inc. and subsidiaries as of December 31, 2005 and January 1, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and stockholders' deficit raise substantial doubt about its ability to continue as a going concern.  Management's plans concerning these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
March 31, 2006

DRUGMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2005 AND January 1, 2005

ASSETS	December 31, 2005	January 1, 2005

CURRENT ASSETS:
Cash and cash equivalents	$6,681,504	$2,331,552
Trade receivables, net of allowance for doubtful accounts of $2,777,000 and $3,897,000 in 2005 and 2004, respectively	12,854,946	20,570,053
Inventories	30,631,262	34,525,247
Prepaid expenses and other current assets	2,486,975	1,965,515

Total current assets	52,654,686	59,392,367

PROPERTY AND EQUIPMENT—Net of accumulated depreciation and amortization of $13,080,000 and $11,707,000 in 2005 and 2004, respectively	4,958,854	5,250,684

GOODWILL	1,354,602	19,813,080

OTHER INTANGIBLE ASSETS—Net of accumulated amortization of $17,675,000 and $15,350,000 in 2005 and 2004, respectively	4,851,758	10,570,061

OTHER NONCURRENT ASSETS	206,697	571,874

TOTAL	$64,026,597	$95,598,066

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility	$36,251,510	$32,870,787
Promissory notes payable	915,137	2,284,212
Current portion of obligations under capital leases	-	30,092
Accounts payable	9,013,851	26,132,491
Accrued expenses	6,099,650	5,949,342
Current portion of notes payable	4,721,052	-

Total current liabilities	57,001,200	67,266,924

LONG-TERM ACCOUNTS PAYABLE	-	22,425,000

NOTES PAYABLE	18,184,502	-

OTHER LONG-TERM LIABILITIES	134,543	50,854

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ (DEFICIT) EQUITY:
Common stock, $.001 par value, 200,000,000 and 45,000,000 shares authorized; 65,740,436 and 19,483,674 shares issued and outstanding for 2005 and 2004, respectively	65,741	19,484
Additional paid in capital	227,336,126	175,499,012
DrugMax Series A Convertible Preferred Stock, $1,000 par value, 5,000,000 shares authorized; none and 17,000 shares issued and outstanding for 2005 and 2004, respectively (involuntary liquidation value $17,000,000 in 2005)	-	14,026,902
Accumulated deficit	(238,131,059)	(177,841,211)
Unearned compensation	(564,455)	(5,848,899)

Total stockholders’ (deficit) equity	(11,293,648)	5,855,288

TOTAL	$64,026,597	$95,598,066

See notes to consolidated financial statements.

DRUGMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Fiscal Years ended December 31, 2005, January 1, 2005 and December 27, 2003

	Fiscal Years Ended
	December 31, 2005	January 1, 2005	December 27, 2003

NET REVENUES	$216,103,329	$223,961,722	$218,015,047

COST OF SALES	173,667,969	177,347,845	170,597,432

Gross margin	42,435,360	46,613,877	47,417,615

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	54,291,588	46,202,013	47,492,008

DEPRECIATION AND AMORTIZATION EXPENSE	4,412,541	4,758,024	5,297,625

IMPAIRMENT OF LONG -LIVED ASSETS	-	259,779	791,653

LOSS (GAIN) ON DISPOSAL OF FIXED ASSETS AND INTANGIBLE ASSETS	158,842	(1,026,814)	(365,382)

OPERATING LOSS	(16,427,611)	(3,579,125)	(5,798,289)

OTHER (EXPENSE) INCOME :
Interest expense	(5,900,547)	(5,653,512)	(7,199,746)
Interest income	84,430	43,084	69,966
Other income	391,433	604,788	753,954

Total other expense, net	(5,424,684)	(5,005,640)	(6,375,826)

LOSS FROM CONTINUING OPERATIONS	(21,852,295)	(8,584,765)	(12,174,115)

LOSS FROM DISCONTINUED OPERATIONS	(33,005,023)	(31,259,313)	-

NET LOSS	(54,857,318)	(39,844,078)	(12,174,115)

FMG Redeemable Preferred Stock Dividends	-	(10,665,274)	(5,657,232)
DrugMax Preferred Stock Dividends	(4,300,682)	(130,375)	-
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(59,158,000)	$(50,639,727)	$(17,831,347)

BASIC AND DILUTED LOSS PER SHARE:
Loss from continuing operations available to common shareholders	$(0.84)	$(5.19)	$(13.83)

Loss from discontinued operations	(1.06)	(8.38)	-

Net loss available to common stockholders	$(1.90)	$(13.57)	$(13.83)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted Shares	31,138,817	3,731,494	1,288,909

See notes to consolidated financial statements.

DRUGMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY
FISCAL YEARS ENDED December 31, 2005, January 1, 2005 and December 27, 2003

	Common Stock			DrugMax Series A Convertible Preferred Stock		Accumulated Deficit	Unearned Compensation	Total Stockholders' (Deficit) Equity
	Shares	Amount	Additional Paid in Capital	Shares	Amount

BALANCE—December 28, 2002	1,288,909	$1,289	$15,107,065	-	$-	$(131,342,182)	$-	$(116,233,828)

Net loss	-	-	-	-	-	(12,174,115)	-	(12,174,115)

Dividends accrued and accretion of issuance costs on Series A, B, D and E Redeemable Convertible Preferred Stock	-	-	-	-	-	(5,657,232)	-	(5,657,232)

Stock compensation	-	-	176,914	-	-	-	-	176,914

BALANCE—December 27, 2003	1,288,909	1,289	15,283,979	-	-	(149,173,529)	-	(133,888,261)

Net loss	-	-	-	-	-	(39,844,078)	-	(39,844,078)

Dividends accrued and accretion of issuance costs on FMG Series A, B, D and E Redeemable Convertible Preferred Stock through Merger date	-	-	-	-	-	(5,185,796)	-	(5,185,796)

Stock compensation related to vesting and exercise of FMG stock options	524,652	525	7,347	-	-	-	(7,872)	-

Dilution of common shares	(1,813,559)	(1,814)	(15,291,326)	-	-	-	-	(15,293,140)

Conversion of FMG notes payable, including accrued interest, into DrugMax common stock	2,106,982	2,107	7,997,893	-	-	(54,357)	-	7,945,643

Conversion of certain FMG Redeemable Preferred Stock to DrugMax common stock and reversal of accrued dividends not converted	8,363,525	8,364	106,291,222	-	-	22,026,402	-	128,325,988

Issuance of warrants to note holders in connection with the Merger	-	-	1,655,289	-	-	-	-	1,655,289

Dividends related to warrants issued to former FMG preferred shareholders in connection with the Merger	-	-	5,479,478	-	-	(5,479,478)	-	-

Issuance of common stock in connection with the Merger	8,196,652	8,197	44,549,858	-	-	-	-	44,558,055

Granting of restricted stock and stock options in connection with the Merger	656,047	656	7,186,199	-	-	-	(7,186,855)	-

Exercise of stock options	160,466	160	295,642	-	-	-	-	295,802

Other stock compensation	-	-	-	-	-	-	1,345,828	1,345,828

Issuance of warrants in connection with promissory notes	-	-	170,973	-	-	-	-	170,973

Issuance of Series A Convertible Preferred Stock	-	-	-	17,000	15,868,152	-	-	15,868,152

Issuance of warrants in connection with Series A Convertible Preferred Stock	-	-	1,872,458	-	(1,872,458)	-	-	-

Dividends accrued on DrugMax Series A Convertible Preferred Stock	-	-	-	-	31,208	(130,375)	-	(99,167)

BALANCE—January 1, 2005	19,483,674	19,484	175,499,012	17,000	14,026,902	(177,841,211)	(5,848,899)	5,855,288

Net loss	-	-	-	-	-	(54,857,318)	-	(54,857,318)

Issuance of warrants to former FMG shareholders and note holders	-	-	45,426	-	-	-	-	45,426

Modifications of options to DrugMax employees and directors	-	-	59,000	-	-	-	-	59,000

Exercise of stock options	332,360	331	527,429	-	-	-	-	527,760

Restricted stock issued to DrugMax employees and directors	516,048	516	833,418	-	-	-	(833,934)	-

Forfeited Merger-related restricted stock	(15,250)	(15)	(56,410)	-	-	-	-	(56,425)

Stock compensation expense	-	-	-	-	-	-	6,118,378	6,118,378

Amortization of DrugMax Series A Convertible Preferred Stock discount	-	-	656,333	-	1,560,378	(2,216,711)	-	-

Dividends on DrugMax Series A Convertible Preferred Stock	606,587	607	1,000,976	-	280,872	(1,239,611)	-	42,844

Convertible note interest payments made in common stock	235,516	236	596,986	-	-	-	-	597,222

Proceeds from sale of common stock, net of $3,730,000 in costs	44,093,432	44,094	47,330,084	-	-	-	-	47,374,178

Redemption of Preferred A Stock for cash and shares of DrugMax common stock	488,069	488	843,872	(17,000)	(15,868,152)	(1,976,208)	-	(17,000,000)

BALANCE—December 31, 2005	65,740,436	$65,741	$227,336,126	-	$-	$(238,131,059)	$(564,455)	$(11,293,648)

See notes to consolidated financial statements.

DRUGMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FISCAL YEARS ENDED December 31, 2005, January 1, 2005 and December 27, 2003

	Fiscal Years Ended
	December 31, 2005	January 1, 2005	December 27, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(54,857,318)	(39,844,078)	$(12,174,115)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,412,541	4,758,024	5,297,625
Stock compensation expense	6,118,378	1,345,828	176,914
Noncash interest expense	1,008,045	1,664,788	4,280,000
Impairments of long-lived assets	22,617,000	31,259,794	791,653
Amortization of deferred financing costs	257,420	288,000	377,796
Provision for doubtful accounts	1,275,190	341,995	615,465
Loss (gain) on disposal of fixed assets and intangible assets	158,842	(1,026,814)	(365,382)
Effect of changes in operating assets and liabilities:
Trade receivables	6,439,917	(241,373)	(318,883)
Inventories	3,893,985	(2,099,728)	188,046
Prepaid expenses and other current assets	(926,460)	(1,969,768)	(118,788)
Accounts payable	(16,543,640)	3,528,796	404,826
Accrued expenses	(652,638)	1,984,111	(500,126)
Other	448,866	403,461	615,977

Net cash (used in) provided by operating activities	(26,349,872)	393,036	(728,992)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(1,746,642)	(1,135,588)	(1,336,906)
Proceeds from sale of drug distribution operations	405,000	-	-
Proceeds from sale of prescription files, net	150,000	1,103,487	420,361
Payments for intangible assets	-	-	(213,161)

Net cash used in investing activities	(1,191,642)	(32,101)	(1,129,706)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of $3,730,000 in expense	47,374,178	-	-
Proceeds (repayment) on revolving credit facility, net	3,380,723	(8,530,048)	(995,306)
Net proceeds from Series A Convertible Preferred Stock	-	15,868,152	-
Repayment of Series A Convertible Preferred Stock	(17,000,000)	-	-
Repayment of term loan	-	(4,000,000)	-
Proceeds from convertible subordinated notes	-	-	4,000,000
Repayment of promissory notes payable	(1,369,075)	(2,334,478)	(181,310)
Repayment of notes payable	(575,000)	-
Repayment of obligations under capital leases	(30,092)	(44,051)	(193,720)
Payment of deferred financing costs	(417,028)	(591,854)	(96,401)
Proceeds from exercise of stock options	527,760	295,802	-

Net cash provided by financing activities	31,891,465	663,523	2,533,263

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,349,952	1,024,458	674,565

CASH AND CASH EQUIVALENTS—Beginning of fiscal year	2,331,552	1,307,094	632,529

CASH AND CASH EQUIVALENTS—End of fiscal year	$6,681,504	$2,331,552	$1,307,094

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$4,892,502	$3,700,814	$2,541,950
Noncash transactions—
Payment of DrugMax Series A preferred stock dividends in common stock	$1,001,583	$-	$-
Subordinated Convertible Debenture interest payments made in common stock	$597,222	$-	$-
Increase in Subordinated Convertible Debenture due to deemed payment shortfall	$480,554	$-	$-
Note receivable from sale of drug distribution operations	$250,000	$-	$-
Conversion of accounts payable to subordinated notes payable	$23,000,000	$-	$-
Conversion of notes payable and accrued interest into DrugMax Common Stock	$-	$7,945,643	$-
Exercise of FMG Series E Preferred Stock warrants into FMG Series E Preferred Stock	$-	$4,000,000	$-
Issuance of DrugMax common shares in connection with Merger	$-	$44,558,055	$-
Dividends relating to warrants issued to FMG preferred shareholders	$-	$5,479,478	$-
Interest expense relating to warrants issued to note holders	$-	$1,655,289	$-
Issuance of warrants to promissory note holders	$-	$170,973	$-
Issuance of warrants to Series A Convertible Preferred Stockholders	$-	$1,872,458	$-

See notes to consolidated financial statements.

DRUGMAX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - FISCAL YEARS ENDED DECEMBER 31, 2005,
JANUARY 1, 2005 AND DECEMBER 27, 2003

1.	MERGER, DISCONTINUED OPERATIONS AND GOING CONCERN

Merger—On March 19, 2004, Familymeds Group, Inc. (“FMG”) entered into an Agreement and Plan of Merger which was amended on July 1, 2004 and on October 11, 2004 (as amended, the “Merger Agreement”) with DrugMax, Inc. (“DrugMax”). Under the terms of the Merger Agreement, on November 12, 2004, FMG merged into DrugMax, and DrugMax became the surviving corporation in the merger (the “Merger”). The Merger was treated as a purchase of DrugMax by FMG for accounting purposes. Accordingly, for periods prior to the Merger, the information contained herein is the historical information of FMG.

The results of operations of DrugMax have been included in the Company’s consolidated statements of operations (primarily in discontinued operations as described below) since the date of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed of $50.8 million was allocated to goodwill. The allocation of the purchase price was finalized during the nine months ended October 1, 2005 resulting in an increase of $963,523 in goodwill. In connection with the Merger, the Company terminated certain DrugMax employees. Included in a restructuring liability as of the Merger date was a severance obligation of approximately $966,000. The total amount of the severance obligation was reduced during 2005 to $756,479, $613,000 of which had been paid as of December 31, 2005. Additionally, an accrued lease liability of $85,000 was recorded related to an office location that is no longer used by the Company.

The purchase price of approximately $44.6 million represents the fair value ($37.8 million) of the shares of DrugMax common stock retained by the existing common stockholders of DrugMax, Inc., the value ($5.2 million) of outstanding DrugMax options which vested in connection with the Merger and $1.6 million of Merger costs.

In the Merger, the shareholders of FMG (along with certain FMG warrant holders and note holders) received an aggregate of 10,470,507 shares of the Company’s common stock along with warrants to purchase an additional 3,500,090 shares of the Company’s common stock. The exercise price of the warrants is $2.61 per share. In addition, in connection with the Merger, the Company issued an aggregate of 656,047 shares of restricted common stock, along with options to purchase an additional 1,574,369 shares of common stock, to certain employees and directors of FMG who agreed to continue providing services post-Merger. The exercise price of the stock options is $0.57 per share. The noncash compensation charge recorded during the fiscal year ended December 31, 2005 and January 1, 2005 relating to the restricted stock and stock options related to the Merger was $5,792,000 and $1,346,000, respectively, which was based on the provisions of the restricted stock and stock option agreements. During the fiscal year ended December 31, 2005, an additional 38,200 warrants were issued to former FMG shareholders. These additional warrants were valued at $45,426 which was reflected as an adjustment to goodwill during the fiscal year ended December 31, 2005.

Discontinued Operations- In September 2005, Hurricane Katrina resulted in the temporary closure of the warehouse facility located in St. Rose, Louisiana. The Company maintains insurance coverage, which provides for reimbursement from losses resulting from property damage, loss of product and losses from business interruption. The Company estimates approximately $0.2 million of inventory was damaged during the hurricane and incurred approximately $0.8 million of incremental costs related to closing the facility and relocating the inventory and operations to the Company’s New Castle facility. Additionally, provisions for bad debts of $0.5 million were recorded related to estimated losses resulting from customers whose businesses were affected by the hurricane and the related unamortized customer list asset of $0.5 million was also written off. These costs were expensed and included in loss from discontinued operations in the consolidated statement of operations for the year ended December 31, 2005. The Company is attempting to recover these costs through insurance claims. No amounts have been recorded related to the expected recovery from insurance.

During the third quarter of 2005, the Company determined that it would sell certain assets of its wholesale drug distribution business and discontinue a significant portion of the operations for the year ended December 31, 2005 conducted out of the New Castle, Pennsylvania facility. The Company will continue to purchase pharmaceuticals utilizing the authorized distributor agreements and distribute pharmaceuticals directly to physicians, medical clinics and other health care providers from the St. Rose, Louisiana facility. Revenues for this portion of the drug distribution operations were $2,345,000 for the year ended December 31, 2005 and are included in continuing operations.

In December 2005, Rochester Drug Cooperative (“RDC”) acquired certain assets from the Company’s wholly-owned subsidiary, Valley Drug Company, including a customer list, furniture, fixtures and equipment located at the Company’s New Castle, Pennsylvania facility. In connection with the sale, RDC assumed certain property leases, customer and other miscellaneous contracts. The total purchase price for these select assets was $655,000, of which $405,000 was received upon closing and $250,000 is required to be paid if and when the Pennsylvania Industrial Development Authority (“PIDA”) consents to a lease assignment of the New Castle facility to RDC. The Company expects payment of the $250,000 during the second quarter of 2006.

In addition, RDC agreed to assist with the collection of customer accounts receivable associated with the purchased customer list. Further, the Company transferred a portion of the New Castle, Pennsylvania pharmaceutical inventory to the Company’s retail pharmacies as well as a portion to its St. Rose, Louisiana facility for continued distribution to the Company’s retail pharmacies and for utilization in the remaining distribution business related to the distribution of pharmaceuticals directly to physicians and medical clinics. Total estimated inventory transferred to the pharmacies and St. Rose facility was approximately $7.2 million after a reserve of $1.4 million, primarily related to the inventory transferred to the St. Rose Facility, recorded in connection with the inventory transferred and is included in discontinued operations. Proceeds from the RDC transaction as well as amounts realized from the collection of accounts receivable and the sale of inventory were used to decrease the Company’s borrowings under its credit facility with Wells Fargo Retail Finance, LLC.

In connection with the sale of these assets, the Company and its landlord, Becan Development LLC, agreed to amend the lease for the New Castle, Pennsylvania facility. The amendment provides that the term of the lease be reduced to five years, commencing December 21, 2005, with two additional five-year options available for renewal, and provides for an option to purchase the premises from the landlord. RDC has agreed to enter into a lease assignment and assumption agreement for the amended New Castle lease contingent upon the Company and the landlord securing the necessary consents from the PIDA to such assignment. Until such time as the consents are obtained, the parties have agreed to operate under a sublease agreement. The Company’s total obligation under the amended lease is approximately $200,000 annually.

Further, as part of the discontinuance of substantially all of the drug distribution business, the Company recorded a goodwill impairment charge of $19.4 million during the year ended December 31, 2005. The Company also recorded a goodwill impairment charge of $31.0 million during the year ended January 1, 2005. As of December 31, 2005, remaining goodwill was $1.4 million.

Net revenues related to the discontinued operations were $103.6 million and $15.3 million for the fiscal year ended December 31, 2005 and for the period November 12, 2004 (the Merger date) to January 1, 2005, respectively. The loss from discontinued operations of $33.0 million and $31.3 million for the fiscal year ended December 31, 2005 and for the period November 12, 2004 (the Merger date) to January 1, 2005, respectively, represents the loss from operations of the discontinued operations of $5.7 million and $0.3 million, respectively and loss on disposal of the discontinued operations of $27.3 million and $31.0 million, respectively. The loss on disposal of discontinued operations includes goodwill and other intangible asset impairments (trademarks and customer list) of $22.6 million and $31.0 million and other exit losses primarily representing estimated losses on accounts receivable, inventory and vendor chargebacks of $4.7 million and $0 million, for fiscal years ended December 31, 2005 and January 1, 2005, respectively.

Going Concern— The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2005, the Company had a net stockholders' deficit of $11.3 million and has incurred net losses of $54.9 million, $39.8 million and $12.2 million for the years ended December 31, 2005, January 1, 2005 and December 27, 2003. These matters raise substantial doubt about the Company's ability to continue as a going concern. During the fourth quarter of 2005, the Company completed certain transactions considered to be critical to achieving future growth and profitability. These include the sale of common stock for net proceeds of $47.4 million, the refinancing of the senior credit facility with a new $65.0 million facility, which allows for additional borrowing availability, and the sale and discontinuation of substantially all of the Company’s distribution operations, which had incurred significant losses. Management believes that these transactions as well as other organizational and operational changes will allow the Company to continue as a going concern.

2.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business— As of December 31, 2005, the Company operated 77 pharmacies, including one home health center and one non-pharmacy mail order center, in 14 states under the Arrow Pharmacy & Nutrition Center, Familymeds Pharmacy, and Worksite PharmacySM brand names.

Prior to the Merger, the Company operated two drug distribution facilities under the Valley Drug Company and Valley Drug Company South names. During the third quarter of 2005, the Company determined that it would sell certain assets of the drug distribution business and eliminate operations conducted out of the New Castle, Pennsylvania facility and the St. Rose, Louisiana facility related to the distribution to independent pharmacies. Accordingly, as of October 1, 2005, the Company considered substantially all of the wholesale distribution business as discontinued operations for financial statement presentation purposes. In December 2005, the Company sold certain assets held by Valley Drug Company and exited the New Castle, Pennsylvania facility. The Company continues to operate a portion of the wholesale drug distribution business primarily related to the direct distribution of to physicians, medical clinics and other health care providers from the St. Rose, Louisiana facility. This facility was temporarily closed in September 2005 as a result of Hurricane Katrina and reopened in January 2006.

Fiscal Periods—The Company reports on a 52-53 week fiscal year. Fiscal years 2005 and 2003 include 52 weeks, while fiscal year 2004 includes 53 weeks.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates. Management’s estimates relate primarily to assigning values and lives to intangible assets acquired in connection with the Merger, estimating impairments of long-lived assets and estimating the allowance for doubtful accounts and inventory reserves.

Revenue Recognition—Revenues from pharmacy operations are comprised of both pharmacy sales in Company-owned locations and royalty revenues from franchised pharmacies. Revenues from pharmacy sales, net of contractual allowances from third-party payors, are recognized at the time of sale. The Company participates in various third-party provider networks and state Medicaid programs. Under a majority of these networks, revenue is adjudicated at the time of sale. However, for certain third-party providers and state Medicaid programs, revenue is reported at the net realizable amount and adjusted in future periods as final settlements are determined. Revenues from franchised pharmacies are based on a flat fee per location or a percentage of the revenues of the franchised pharmacy and are recognized in the period in which revenues are earned. The Company recognizes revenues from the mail order and e-commerce operations when products are shipped to customers, net of discounts. Revenues for the drug distribution operations are recognized when goods are shipped and title or risk of loss resides with unaffiliated customers or when services are provided. The Company has no sales incentive or rebate programs with its customers. Revenue is recorded net of sales returns and allowances.

Vendor Rebates, Allowances and Chargebacks- Rebates and allowances are recorded as a component of cost of goods sold in the period they are received from the vendor or manufacturer unless such rebates and allowances are reasonably estimable at the end of a reporting period. The Company records chargeback credits due from its vendors in the period when the sale is made to the customer which is eligible for contract pricing from the manufacturer.

Cash and Cash Equivalents—The Company considers investments with original maturities of three months or less to be cash equivalents.

Inventories—Inventories consist of pharmaceuticals and other retail merchandise. Inventories are stated at the lower of cost (first-in, first-out method for pharmaceutical inventory and retail method for retail merchandise inventory) or market. Inventories are monitored for out of date or damaged products. Inventories are recorded net of a reserve for obsolescence of approximately $2,109,000 and $902,000 at December 31, 2005 and January 1, 2005, respectively. The drug distribution operations accept return of product from its customers for product which is resaleable, in unopened containers and expires six months or more from the return date.

Property and Equipment—Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the useful lives of the assets with a mid-month convention being applied to the first year assets are placed into service. Furniture and fixtures, computer equipment and software, excluding website software costs, are depreciated over useful lives of five years. Capitalized website software costs are amortized over three years. Leasehold improvements and equipment purchased under capital leases are amortized over the shorter of the useful life of the asset or the lease term. When fixed assets are retired or sold, the asset cost and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is included in the consolidated statements of operations.

Leases and Deferred Rent Payable-The Company leases pharmacy, distribution, administrative, marketing and customer service facilities. Leases are accounted for under the provisions of SFAS No. 13, Accounting for Leases, as amended, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. The lease term used for lease evaluation includes option periods only in instances in which the exercise of the option period can be reasonably assured and failure to exercise such options would result in an economic penalty.

For leases that contain rent escalations, the Company records the total rent payable during the lease term, as determined above, on a straight-line basis over the term of the lease and records the difference between the rents paid and the straight-line rent as a deferred rent payable. As of both December 31, 2005 and January 1, 2005, a liability of approximately $0.1 million was recorded related to deferred rent payable.

Impairment of Long-Lived Assets—The Company reviews long-lived assets, including property plant and equipment and intangible assets, to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the related assets, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of the assets, including related intangible assets, exceeds the future cash flows for the assets. For purposes of recognizing and measuring impairment of long-lived assets, the Company evaluates assets at the store level for pharmacy operations. For purposes of measuring goodwill impairment, the drug distribution operations and pharmacy operations are considered separate reporting units.

Goodwill—Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired as a result of the Merger. Goodwill is not amortized, but is subject to impairment testing annually, or more frequently if events and circumstances indicate there may be impairment. The Company measures impairment based on a discounted cash flow method and a discount rate determined by management to be commensurate with the reporting unit risk. The Company completed impairment tests for goodwill related to the discontinued drug distribution reporting unit as of December 31, 2005 and January 1, 2005 and recorded write-downs of approximately $19.4 million and $31.3 million, respectively which are included in loss from discontinued operations in the accompanying consolidated statements of operations (see Note 6).

Other Intangible Assets—Prescription file intangible assets were recorded at fair value in connection with store acquisitions. The Company amortizes prescription files on a straight-line basis over an estimated useful life of seven years. Authorized distributor licenses, trademarks and patents and a customer list were recorded in connection with the Merger. Authorized distributor licenses relate to contractual and non-contractual relationships with pharmaceutical manufacturers allowing direct access to purchase their products. These contracts are amortized on a straight-line basis over an estimated life of 15 years. Trademarks and patents are amortized on a straight-line basis over their estimated life of 15 years. The customer list was amortized on a straight-line basis over an estimated life of five years. Noncompete agreements relate to agreements with former storeowners who sold their pharmacies to the Company. These agreements are amortized on a straight-line basis over the lives of the agreements, generally two to five years. Royalty rights relate to the purchase of certain franchise license agreements and are amortized on a straight-line basis over an estimated life of 20 years. During fiscal year 2005, in connection with the discontinued operations, the Company recorded impairment charges of $2,700,000 related to trademarks and $495,000 related to the customer list.

Deferred financing costs are being amortized as interest expense on an effective yield basis over the terms of the related debt. Amortization of approximately $257,000, $288,000, and $378,000 for the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively, was recorded as interest expense in the accompanying consolidated statements of operations.

Store Opening and Closing Costs—Store opening costs are charged directly to expense when incurred, including rent expense during construction periods. When the Company makes a decision to close a store, the unrecoverable costs, including remaining lease obligations (net of estimated sublease rental income commencing in fiscal 2003 upon adoption of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities), are charged to expense. SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was adopted by the Company in fiscal 2003. SFAS No. 144 requires the results of operations of a component entity that is classified as held for sale or that has been disposed of to be reported as discontinued operations in the statement of operations if certain conditions are met. These conditions include commitment to a plan of disposal after the effective date of this statement, elimination of the operations and cash flows of the component entity from the ongoing operations of the company and no significant continuing involvement in the operations of the component entity after the disposal transaction. The stores closed in fiscal 2005 and 2004 did not meet the criteria to be classified as discontinued operations under SFAS No. 144.

Concentration of Credit Risk—The Company’s receivables for the pharmacy operations are principally from third-party insurance plans and state Medicaid programs (collectively, “Third-Party Customers”). The largest individual Third-Party Customer accounted for approximately 13%, 12% and 13% of the Company’s net revenues for the years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively. There is no other customer that represents over 10% of the Company’s net revenues for these periods. Total gross trade receivables for this customer were $1,843,000, $652,000, and $1,814,000 as of December 31, 2005, January 1, 2005 and December 27, 2003, respectively.

Advertising—Advertising costs are charged to expense as incurred and were approximately $1,202,000, $1,345,000 and $1,892,000 for the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003 respectively.

Shipping and Handling Costs—Outbound shipping and handling costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Shipping and handling costs were approximately $1,630,000, $1,341,000 and $1,095,000 for the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively.

Income Taxes—The Company accounts for income taxes according to the provisions of SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax effects attributable to operating loss carryforwards and to differences between the financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be reversed. Valuation allowances are established for deferred tax assets when realization is not likely.

Per Share Information—For periods prior to the Merger, the weighted average shares outstanding have been computed based on the number of shares that former FMG common shareholders would have received in the transaction, on an as-if converted basis (i.e., if the preferred shareholders were converted to common prior to the Merger), had the Merger consideration not be distributed to the preferred shareholders based on liquidation values. Based on the exchange ratio, the FMG common shareholders would have received 1,288,909 shares of common stock. For the periods subsequent to the Merger, the total outstanding shares are based on actual shares outstanding. Potentially dilutive securities were not considered in any period presented since the effect would be anti-dilutive.

Segment—The Company operated as one business segment for all periods presented.

Stock-Based Compensation—The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“Opinion 25”), and its related interpretations in accounting for employee stock compensation and Emerging Issues Task Force (“EITF”) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, to account for options issued to nonemployees. Forfeitures are accounted for in the period the options are actually forfeited. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company’s net loss would have decreased to the pro forma amounts indicated below:

	Fiscal Year Ended
	December 31,	January 1,	December 27,
	2005	2005	2003
Net loss available to common shareholders, as reported	$(59,158,000)	$(50,639,727)	$(17,831,347)

Add: Actual stock-based employee compensation expense	6,118,378	1,345,828	176,914
Less: Pro forma stock-based employee contribution expense	(6,580,111)	(1,032,630)	(132,238)
Effect of stock-based employee compensation expense determined under fair method valuation for all awards	(461,733)	313,198	44,676
Pro forma net loss available to common shareholders	$(59,619,733)	$(50,326,529)	$(17,786,671)
Basic and diluted net loss available to common shareholder per share:
As reported	$(1.90)	$(13.57)	$(13.83)
Pro forma	$(1.91)	$(13.49)	$(13.80)

The fair value of each option grant has been for SFAS No. 123 purposes on the date of grant using the Black Scholes pricing model with the following assumptions:

	Fiscal Year Ended
	December 31, 2005	January 1, 2005	December 27, 2003
Risk-free interest rate	3.42% - 4.52%	3.54% - 4.22%	2.62% - 5.71%
Expected life	3 years	3 years	3 years
Volatility	58%	48%	— %
Dividend yield	— %	— %	— %
Weighted average fair value of each option granted	$1.77	$3.50	$0.67

3.	NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, SFAS No. 123(R), “Share-Based Payment,” was issued. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. The statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The provisions of this statement are required to be adopted for annual periods beginning after June 15, 2005. The Company is currently evaluating the impact as the amount is subject to variation based on the granting of stock compensation during 2006. Please see Note 7 to the Company’s consolidated financial statements for additional information regarding stock-based compensation.

4.	IMPAIRMENTS OF LONG-LIVED ASSETS

During the fiscal years ended December 31, 2005 and January 1, 2005, the Company recorded goodwill impairment charges of $19,422,000 and $31,000,000, respectively (see Note 6) relating to discontinued operations. In addition, during the fiscal year ended December 31, 2005, the Company recorded an impairment charge of $3,195,000 related to trademarks for $2,700,000 and the customer list for $495,000 associated with the discontinued business. All of these charges are included in discontinued operations in the accompanying consolidated statements of operations.

During the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, the Company approved the closure of one, seven and five underperforming stores, respectively, and as a result, the Company recorded impairments of long-lived assets of approximately $0, $0 and $182,000, respectively, primarily related to the prescription file intangible assets and equipment for these locations. Additionally, net lease obligations related to these stores of approximately $0, $179,000 and $180,000 were accrued, respectively and are included in write-downs of long-lived assets. During the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, the Company had favorable settlements on lease obligations of approximately $0, $87,000 and $206,000, respectively. Revenues for stores closed were $0.8 million, $2.8 million and $1.7 million for the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively. The operating loss for the stores closed was $0, $0.4 million and $0 for the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively. The Company also recorded impairment charges for prescription file intangible assets and property and equipment of approximately $0, $260,000, and $635,000 relating to underperforming and relocated stores during the fiscal years ended December 31, 2005, January 1, 2005, and December 27, 2003.

5.	PROPERTY AND EQUIPMENT

Property and equipment consists of:

	December 31, 2005	January 1, 2005
Computer equipment and software	$8,983,370	$9,015,941
Furniture, fixtures and equipment	4,634,437	5,073,425
Leasehold improvements	3,891,510	2,692,100
Equipment under capital lease obligations	176,651	176,651
Construction in progress	352,970	—
Total	18,038,938	16,958,117

Less accumulated depreciation and amortization	(13,080,084)	(11,707,433)
Property and equipment, net	$4,958,854	$5,250,684

Depreciation and amortization expense of the Company’s property and equipment was approximately $1,800,000, $2,188,000 and $2,270,000 for the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively.

6.	GOODWILL

Goodwill resulted from the Merger. Goodwill was tested for impairment during the fiscal years ended December 31, 2005 and January 1, 2005. The fair value of the reporting unit was estimated using future cash flows, and non-cash impairment charges of $19.4 million and $31.0 million, respectively, were recognized. The impairments relate to the discontinued operations of the drug distribution reporting unit and are included in the loss from discontinued operations.

The changes in the carrying value of goodwill for the fiscal years ended December 31, 2005 and January 1, 2005 are as follows:

	Fiscal Year Ended December 31, 2005	Fiscal Year Ended January 1, 2005
Goodwill, beginning of fiscal year	$19,813,080	$—
Goodwill associated with Merger	—	50,813,095
Adjustments to Goodwill:
Additional contract costs relating to the Merger	936,015	—
Merger expenses, including warrants issued to FMG shareholders related to the Merger	131,363	—
Other	(103,856)	—
Total Adjustments to Goodwill	963,522	—

Goodwill impairment charge	(19,422,000)	(31,000,015)

Goodwill, end of fiscal year	$1,354,602	$19,813,080

The Merger required the Company to enter into an agreement with a former officer and director which requires payments in excess of market value over a three year period. The incremental costs of approximately $936,000 over the term of the agreement were recorded as goodwill. The remaining goodwill at December 31, 2005 of $1,354,602 is attributable to the ongoing business of direct distribution of pharmaceuticals to physicians, medical clinics, and other healthcare providers from the St. Rose facility.

7.	OTHER INTANGIBLE ASSETS

Other intangible assets consist of:

	December 31, 2005		January 1, 2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Prescription files	$18,129,274	$(16,254,650)	$18,135,217	$(14,124,284)
Trademarks and copyrights	818,127	(331,677)	3,518,127	(102,438)
Wholesale distributor contracts	1,800,000	(135,000)	1,800,000	(15,000)
Noncompete agreements	883,867	(882,772)	883,867	(874,557)
Customer list	—	—	600,000	(15,000)
Other	895,056	(70,467)	982,558	(218,429)

	$22,526,324	$(17,674,566)	$25,919,769	$(15,349,708)

During fiscal year ended December 31, 2005, the Company recorded impairment charges of $2,700,000 and $495,000 related to trademarks and the customer list, respectively, associated with the discontinued operations. These charges are included in the loss from discontinued operations in the consolidated statements of operations.

The weighted average amortization period for intangible assets is approximately 7.3 years as of December 31, 2005. Included in the loss from continuing operations is amortization expense related to other intangible assets of approximately $2,613,000, $2,570,000 and $3,027,000 for the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively.

Estimated future amortization expense for the succeeding five years is as follows:

Fiscal Year Ending	Amount
2006	$1,700,940
2007	558,857
2008	447,370
2009	376,683
2010	301,147

8.	DEBT

Debt at December 31, 2005 and January1, 2005 consisted of the following:

	December 31, 2005	January 1, 2005
Revolving credit facility	$36,251,510	$32,870,787
Promissory notes payable	915,137	2,284,212
Subordinated notes payable (1)	22,905,554	—

Total	$60,072,201	$35,154,999

Long-term accounts payable, including current portion of $575,000(1)	$—	$23,000,000

(1) Represents accounts payable converted to subordinated notes payable on March 21, 2005.

Revolving Credit Facility

On October 12, 2005, the Company entered into a Loan and Security Agreement with Wells Fargo Retail Finance, LLC (“WFRF”), pursuant to which WFRF will provide the Company with a senior secured revolving credit facility up to $65.0 million (the “New Credit Facility”). On that same date the Company terminated its $65 million Amended and Restated Credit Agreement with General Electric Capital Corporation (“GECC”) and in connection therewith repaid all outstanding amounts due under the credit facility to GECC along with a $0.5 million termination fee. The $65.0 million of maximum availability under the New Credit Facility is reduced by a $7.0 million minimum reserve. While the credit facility currently does not require compliance with financial covenants, the Company has the ability to reduce this minimum reserve by $3.5 million by agreeing to implement one or more financial covenants. Available credit is based on eligible receivables, inventory and prescription files, as defined in and determined pursuant to the agreement, and may be subject to reserves as determined by the lender from time to time. Interest on the revolving line of credit is calculated at the Prime index rate plus an applicable margin (as defined in the agreement), unless the Company or the lender chooses to convert the loan to a LIBOR-based loan. In each case, interest is adjusted quarterly. The applicable margin as of December 31, 2005 was 0.25%. As of December 31, 2005, the interest rate, including applicable margin, used to calculate accrued interest was 7.5%. Interest is payable monthly.

The New Credit Facility includes usual and customary events of default (subject to applicable grace periods) for facilities of this nature and provides that, upon the occurrence of an event of default, payment of all amounts payable under the New Credit Facility may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the New Credit Facility shall automatically become immediately due and payable, and the lenders’ commitments shall automatically terminate.

The New Credit Facility includes an early termination fee of $650,000 if paid in full before October 12, 2008. The New Credit Facility is secured by substantially all assets of the Company. As of December 31, 2005, $36.3 million was outstanding on the line and $9.3 million was available for additional borrowings, based on eligible receivables and inventory.

The proceeds of the New Credit Facility were used to repay in full the Company’s prior line of credit with General Electric Capital Corporation (“GECC”) (the “Senior Credit Facility”) and is also expected to be used to provide financing for working capital, letters of credit, capital expenditures, future acquisitions and/or other general corporate purposes.

Subordinated Notes Payable

On March 22, 2005, the Company entered into the First Amendment to the GECC Senior Credit Facility (the “March 2005 Amendment”). The March 2005 Amendment provided for an increase in the reduction of permanent availability from $5.5 million to $7.5 million and allowed the Company to convert the $23.0 million of accounts payable after consideration of a $6.0 million payment in March 2005 to AmerisourceBergen Drug Corporation (“ABDC”) into a subordinated convertible debenture in the original principal amount of $11,500,000 (the “Subordinated Convertible Debenture”) and a subordinated promissory note in the original principal amount of $11,500,000 (the “Subordinated Note”).

The Subordinated Note is due and payable in quarterly installments of $575,000, which began on December 1, 2005 and continues through September 1, 2010, on which date all outstanding amounts are due. The Subordinated Note bears interest at the prime rate plus 2.0% per annum (9.25% as of December 31, 2005), provided that in no event will the interest rate in effect be less than 5.0% per annum or greater than 10.0% per annum. Interest accrued on the Subordinated Note is payable quarterly and interest payments commenced June 1, 2005. Interest expense of $756,738 was recorded during the fiscal year ended December 31, 2005.

The Subordinated Convertible Debenture is due and payable in quarterly installments of $605,263 commencing on March 1, 2006 through August 15, 2010, on which date all outstanding amounts are due. Quarterly principal payments are payable in cash or in shares of common stock in an amount equal to $605,263 divided by $3.4416 (the “Issue Price”), at the Company’s option. The Subordinated Convertible Debenture bears interest at 10.0%, if the quarterly interest payment is made in common stock or the prime rate plus 1% per annum (8.25% as of December 31, 2005), if the quarterly interest payment is made in cash, provided that in no event will the interest rate in effect be less than 5.0% per annum or greater than 10.0% per annum. Quarterly interest payments are required to be paid in common stock through February 28, 2006. Commencing March 1, 2006, quarterly interest payments may be paid in cash or common stock in an amount equal to the interest then due and owing divided by the Issue Price, or a combination thereof. During the year ended December 31, 2005, 235,516 shares of common stock valued at $597,222 were issued for interest expense through December 1, 2005. An additional $95,834 of interest expense was accrued from December 1, 2005 to December 31, 2005.

If common stock is used to make principal or interest payments on the Subordinated Convertible Debenture, and the proceeds ABDC receives upon any sale of the Company’s common stock (or the proceeds ABDC would have received upon a sale in the event no shares are sold by ABDC) are less than the principal and interest due, the Company is required to pay such difference to ABDC in cash on the date of maturity of the Subordinated Convertible Debenture. As of December 31, 2005, the estimated shortfall in the value received from the sale of securities received as payment of interest was $480,554, which is considered a “Deemed Payment” under the terms of the Subordinated Convertible Debenture and is reflected as an increase in the carrying value of the Subordinated Convertible Debenture as of December 31, 2005. Through December 31, 2005, ABDC could not sell any shares of the Company’s common stock received that, in the aggregate, exceed 25% of the average trading volume of the Company’s common stock for the preceding 10 trading days.

In connection with the Subordinated Convertible Debenture, DrugMax entered into a registration rights agreement dated March 21, 2005 with ABDC pursuant to which the Company agreed to file a registration statement with the SEC to register the resale of all common stock issuable to ABDC in connection with the Subordinated Debenture no later than May 30, 2005. Further on May 26, 2005, ABDC granted the Company a 45 day extension to file the registration statement. On July 7, 2005, the company filed a registration statement on Form S-1. The SEC declared the Form S-1 effective on August 10, 2005. The Subordinated Debenture and Subordinated Note are guaranteed by DrugMax and certain of DrugMax’s subsidiaries, including Valley Drug Company, Valley Drug Company South, Familymeds, and Familymeds Holdings, Inc. (the “Debtors”) pursuant to Continuing Guaranty Agreements dated as of March 21, 2005. The Debtors also entered into a subordinated security agreement dated as of March 21, 2005, pursuant to which each of the Debtors agreed that upon the occurrence of certain defaults, each Debtor would be deemed at that point to have granted to ABDC a springing lien upon and a security interest in substantially all of its assets to secure the Subordinated Debenture and the Subordinated Note. However, pursuant to a subordination agreement dated March 21, 2005, the Subordinated Debenture, the Subordinated Note, the Guarantees and the Security Agreement are subordinated to “Senior Debt.” Senior Debt consists of all senior indebtedness now or hereafter owing, including indebtedness under the Senior Credit Facility and any debt incurred by the Company to replace or refinance such debt. On October 12, 2005, in connection with the New Credit Facility, ABDC executed an Assignment and Subordination Agreement with Wells Fargo Retail Finance, LLC. (“WFRF”) whereby the Subordination Agreement was assigned to WFRF and ABDC acknowledged the assignment.

9.	CAPITAL STOCK

DrugMax Common Stock—The number of authorized shares of common stock was increased from 24 million to 45 million shares on November 12, 2004. In connection with the Merger, the shareholders of FMG (along with certain FMG warrant holders and note holders) received an aggregate of 10,470,507 shares of DrugMax common stock. On September 7, 2005, stockholders of the Company approved an amendment to increase our authorized shares of common stock from 45 million to 100 million. Then, on September 27, 2005, the Company’s authorized shares of common stock increased from 100 million to 200 million. Authorized common stock consists of 200 million shares of common stock, $.001 par value as of December 31, 2005.

On August 27, 2003, DrugMax adopted the DrugMax, Inc. 2003 Restricted Stock Plan (“the Restricted Stock Plan”). Prior to the Merger, DrugMax had not issued any restricted shares under the Restricted Stock Plan. On November, 12, 2004, the number of shares authorized under the Restricted Stock Plan was increased from 1.5 million shares to 3.5 million shares. In connection with the Merger, DrugMax issued an aggregate of 656,047 shares of restricted DrugMax common stock to certain employees and directors of FMG. The restricted stock was scheduled to vest on March 25, 2005 or upon such time as a registration statement is declared effective. On March 23, 2005, certain of the restricted stock agreements were amended to change the vesting to June 15, 2005 or upon such time as a registration statement is declared effective by the SEC. The compensation charge recorded during the years ended December 31, 2005 and January 1, 2005 relating to the restricted stock was $1,561,864 and $809,125, respectively, which was based on the vesting provisions of the original restricted stock agreements.

During fiscal year ended December 31, 2005, the Company issued 516,048 shares of restricted stock to directors and employees. The shares issued to directors vested one-third upon the date of grant and one-third on each anniversary thereof. The employee shares vest two-thirds upon the first anniversary of the grant and one-third upon the second anniversary of the grant. Compensation expense of $269,478 was recorded during the fiscal year ended December 31, 2005 related to these shares.

DrugMax Preferred Stock— The number of authorized shares was increased from two million to five million preferred shares at the annual meeting on November 12, 2004, of which 17,000 shares have been designated as Series A Convertible Preferred Stock. On December 2, 2004, for an aggregate purchase price of $17 million, the Company sold to certain qualified institutional buyers and accredited investors an aggregate of 17,000 shares of Series A convertible redeemable preferred stock (the “Series A”). These shares were convertible into an aggregate of 4,594,591 shares of the Company’s common stock, based upon an initial conversion price of $3.70 per share. However, in an amendment to the certificate of designation, on July 7, 2005, the conversion price was reduced from $3.70 per share to $2.80 per share and the Series A stock became convertible into an aggregate of 6,071,425 shares of DrugMax common stock. In addition, the investors received warrants to purchase an aggregate of 1,378,374 shares of DrugMax common stock. The exercise price of the warrants was $4.25 per share upon issuance. The exercise price was reduced to $1.09 upon the redemption of the Series A. The warrants are exercisable into common stock and expire on the fifth anniversary of the closing. The fair value of the warrants was originally estimated at $1,872,000 based on Black Scholes valuation. The modification of the warrant exercise price resulted in an increase in the fair value of the warrants of $656,000 to $2,528,000 which is being recorded as additional preferred stock dividends over the ten-year estimated life of the DrugMax Series A convertible redeemable preferred stock. In connection with the redemption of the Series A convertible preferred stock, on October 3, 2005, the unamortized discount was fully amortized and recorded as an increase to the accumulated deficit in the consolidated statement of changes in stockholders’ (deficit) equity.

The Company filed a registration on Form S-3 to register the resale of the shares of common stock issuable upon the conversion of the Series A stock and the exercise of the warrants. The Company was required to maintain the registration effective until all of such shares have been sold or may be sold without volume restrictions pursuant to rule 144. The Form S-3 was declared effective by the SEC on January 19, 2005. The Company’s agreement with the preferred stockholders contained a provision to the effect that if the registration statement ceased for any reason to remain continuously effective or the holders were not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period (the “Event Date”), then in addition to any other rights the holders may have, the Company shall pay to each holder an amount in cash equal to 2% of the aggregate purchase price paid by such holder as partial liquidated damages. Such amounts were to be payable on the Event Date and on each monthly anniversary of the Event Date until such time as the registration statement became effective or until the holders are permitted to utilize the prospectus to resell securities.

Effective April 20, 2005, the Company suspended sales under the previously filed registration statement to resell such securities. Under the terms of the Series A, the investors were entitled to liquidated damages until such time as the registration statement became effective. On July 7, 2005, the Company amended the certificate of designation to reduce the conversion price of the Series A from $3.70 to $2.80 per share. In exchange, investors representing 95% of the Series A shareholders agreed to waive liquidated damages under the registration rights agreement through the date of the amendment and to amend the registration rights agreement to require the filing of a registration statement covering the registrable securities by July 8, 2005 and to require the effectiveness of such registration statement to be no later than October 1, 2005. On July 7, 2005, the Company filed a registration statement on Form S-1. The SEC declared the Form S-1 effective on August 10, 2005. The amount of the liquidated damages owed as of July 2, 2005, $1.0 million, substantially all of which was waived by the shareholders, was recorded as additional DrugMax preferred stock dividends for the three months ended July 2, 2005. A total of $1.1 million was accrued through July 7, 2005 related to liquidated damages and reversed during the three months ended October 1, 2005. The revised conversion price does not represent a beneficial conversion feature.

The Series A contained an increasing-rate dividend as follows: 7% per annum until the fourth anniversary; 9% per annum from the fourth until the fifth anniversary; 11% per annum from the fifth until the sixth anniversary and 14% per annum thereafter. In accordance with SEC Staff Accounting Bulletin Topic 5, Miscellaneous Accounting, Section Q, the Company has recorded dividends in amounts equal to a consistent effective rate over the life of the preferred stock.

On October 3, 2005, the Company redeemed the Series A convertible redeemable preferred stock for cash of $17.0 million and 488,069 shares of common stock valued at $844,360. The common stock issued is reflected as an additional dividend on the Series A convertible redeemable preferred stock.

FMG Redeemable Convertible Preferred Stock— Prior to the Merger, FMG had outstanding Series A, B, C, D and E Preferred Stock. In connection with the Merger, DrugMax issued 8,363,525 shares of DrugMax common stock to certain FMG preferred shareholders which were allocated to FMG’s preferred shareholders based on liquidation preferences. Based on the ten-day-weighted stock price of $3.7969 as of November 12, 2004, the FMG Series E shareholders received DrugMax stock equal to their full liquidation preference, the FMG Series C preferred shareholders and FMG Series D preferred shareholders received DrugMax stock equal to approximately 7% of their liquidation preferences and the FMG Series A preferred shareholders, FMG Series B preferred shareholders and FMG common shareholders received no consideration for their shares.

DrugMax also issued warrants to purchase 3,500,090 shares of DrugMax common stock at $2.61 per share to the former FMG stockholders and note holders. The warrants were allocated among the FMG stockholders, note holders in the same manner as the DrugMax common stock and warrants to purchase 1,950,692 shares were allocated to former FMG preferred stockholders. The fair value of the warrants issued to the former FMG preferred shareholders of $5,479,478 based on a Black Scholes valuation was recorded as a preferred stock dividend prior to the Merger.
Following is a summary of FMG liquidation preferences and the shares received by FMG note holders and preferred stockholders in the Merger:

	DrugMax Common Shares Received	Liquidation Value as of Merger Date	Carrying Value as of Merger Date
Noteholders, including accrued interest	2,106,982	$8,000,000	$8,000,000
Series E Preferred Stockholders, after warrant exercise	6,974,711	26,482,280	17,860,084
Series D Preferred Stockholders	952,732	3,617,426	54,618,760
Series C Preferred Stockholders	436,082	1,655,762	24,999,995
Series B Preferred Stockholders	—	—	14,687,967
Series A Preferred Stockholders	—	—	8,159,182

Total	10,470,507	$39,755,468	$128,325,988

Dividends on FMG preferred stock were accrued through the Merger date. Following is a summary of the terms and conditions of the FMG preferred stock prior to the Merger:

FMG Series E Redeemable Convertible Preferred Stock—On June 22, 2001, FMG issued to existing investors 988,441 shares of Series E Redeemable Convertible Preferred Stock (“FMG Series E Preferred Stock”) at a purchase price of $9.87 per share for aggregate proceeds of $9,755,913. In connection with this transaction, FMG incurred $180,924 of professional fees and closing costs, which were offset against the proceeds. The carrying amount of the FMG Series E Preferred Stock was increased by periodic accretion, using the effective interest method, with charges to accumulated deficit. For the fiscal years ended January 1, 2005 and December 27, 2003, $40,616, and $44,308, respectively, of expenses were accreted. The Series E Preferred Stock accrued dividends at 8% per annum, was senior to all other classes of stock, had certain special voting rights and had an initial liquidation value of $9.87 per share. In exchange for the commitment and funding of the Notes (see Note 7), FMG issued certain note holders warrants to purchase 438,249 shares of FMG Series E Preferred Stock at an exercise price of $9.87 per share. The fair value of the warrants as of the date of issuance was $54,354 using the Black-Scholes model. These warrants were exercised into 438,249 shares of FMG Series E Preferred Stock on a cashless basis prior to the Merger.

FMG Series E Preferred Stock was senior to all other Series of preferred stock and had to have 100% of their liquidation preference satisfied prior to distribution to the other Series of preferred stock. As of the Merger, November 12, 2004, Series E was convertible into common stock at $14.81 per share. The Series E Preferred Stock accrued dividends at 8% per annum, and had certain special voting rights. Upon a liquidation event, Series E preferred shareholders were entitled to receive the greater of the value of two times the liquidated value plus accrued dividends or the amount received on an “as converted” basis. The holders had the right to require the Company to redeem the Series E Preferred Stock in August 2005.

FMG Series D Redeemable Convertible Preferred Stock—In July 2000, FMG issued to an investor group1,542,188 shares of Series D Redeemable Convertible Preferred Stock (“FMG Series D Preferred Stock”), with a par value of $0.01 at a purchase price of $18.37 per share for gross proceeds of $28,330,000. In connection with this transaction, FMG incurred approximately $1,843,000 of professional fees and closing costs, which were offset against the proceeds. The carrying amount of the FMG Series D Preferred Stock was increased by periodic accretion, using the effective interest method, with charges to accumulated deficit. For the fiscal years ended January 1, 2005 and December 27, 2003, $333,898, and $364,252 of expenses were accreted, respectively.

In connection with the FMG Series D Preferred Stock issuance, $10,000,000 of convertible promissory notes issued in March 2000 were converted into FMG Series D Preferred Stock in fiscal 2000 at $17.45 per share. Upon conversion, the note holders received 573,017 shares of FMG Series D Preferred Stock and exercised the nondetachable warrants for an additional 102,564 shares of FMG Series D Preferred Stock at a price of $9.75 per share for $1,000,000.

The Series D Preferred Stock was convertible into common stock at any time and would automatically convert into common stock upon the closing of an initial public offering with gross proceeds of at least $30,000,000. The FMG Series D Preferred Stock accrued dividends at 8% per annum, had certain special voting rights and had an initial liquidation value of $18.37 per share. Due to the absence of certain events, including an underwritten public offering of FMG’s stock, not occurring within 18 months, the FMG Series D Preferred Stock shareholders’ conversion price was adjusted. The adjusted conversion price entitled such shareholder to the number of common shares issuable upon conversion of the Series D. The change in the conversion ratio had no accounting implications since the conversion terms did not represent a beneficial conversion feature. Additionally, in the event of an underwritten public offering, dividends would become payable in cash. Upon liquidation or redemption, the Series D Preferred Stock shareholders were entitled to the liquidation value, including any unpaid dividends. The holders of FMG Series D Preferred Stock had the right to require the Company to redeem the stock in August 2005. FMG Series D and C Preferred Stock were senior to FMG Series B and A Preferred Stock, but were subordinate to FMG Series E Preferred Stock. Series D and C shared pari passu after satisfaction of the Series E in connection with the Merger.

FMG Series C Convertible Preferred Stock—On May 14, 1999, FMG issued to an investor group 2,564,102 shares of Series C Convertible Preferred Stock (“FMG Series C Preferred Stock”), with a par value of $0.01 at a purchase price of $9.75 per share for aggregate proceeds of $25,000,000. In connection with this transaction FMG incurred $344,475 of professional fees and closing costs, which were offset against the proceeds. The FMG Series C Preferred Stock shareholders were entitled to convert each share of FMG Series C Preferred Stock into that number of fully paid and nonassessable shares of common stock as is determined by dividing the initial conversion price of $14.63 by the conversion price in effect at the time of conversion. The conversion rate was subject to adjustment for the effects of dilution. The FMG Series C Preferred Stock shareholders were entitled to certain special voting rights, preferential liquidation rights (initial liquidation value of $9.75 per share) and anti-dilutive provisions. Dividends did not accrue on the Series C Preferred Stock. Additionally, the Series C Preferred Stock was convertible into common stock at any time and would automatically convert into common stock upon the occurrence of an initial public offering at a price per share that implies that the Company has a pre-money value of at least $100,000,000 and where the aggregate proceeds to the Company are at least $30,000,000.

FMG Series B Redeemable Convertible Preferred Stock—On June 8, 1998, FMG issued to an investor group 2,042,105 shares of Series B Redeemable Convertible Preferred Stock (“FMG Series B Preferred Stock”), with a par value of $0.01 at a purchase price of $4.75 per share for aggregate proceeds of $9,700,000. In connection with this transaction, FMG incurred approximately $225,000 of professional fees and closing costs, which were offset against the proceeds. The carrying amount of the FMG Series B Preferred Stock was increased by periodic accretion, using the effective interest method, with charges to accumulated deficit. For the Fiscal Years ended January 1, 2005 and December 27, 2003, $30,266, and $33,017 of expenses were accreted. The FMG Series B Preferred Stock accrued dividends at an annual rate of 8% of liquidation value, as defined, with an initial liquidation value of $4.75 per share. Concurrent with the FMG Series C Convertible Preferred Stock issuance, the conversion price of the FMG Series B Preferred Stock was adjusted to $7.83 per share and the existing 2,042,105 FMG Series B Preferred Stock shares were exchanged for 1,858,239 shares of FMG Series B Preferred Stock with a liquidation value of $5.22 per share, plus unpaid dividends. Upon liquidation or redemption, the Series B Preferred Stock shareholders are entitled to the liquidation value, plus accrued but unpaid dividends. Under certain liquidation circumstances, the cumulative unpaid dividend is increased to a rate of 12% of liquidation value.

The FMG Series B Preferred Stock shareholders were entitled to convert each share of FMG Series B Preferred Stock into that number of fully-paid and nonassessable shares of common stock determined by dividing the initial conversion price of $7.83 by the conversion price in effect at the time of conversion. The conversion rate was subject to adjustment for the effects of dilution. Additionally, the Company had the option to convert each share of Series B Preferred Stock into common stock upon the occurrence of an initial public offering with aggregate gross proceeds to the Company of at least $15,000,000 and at a price per share of at least three times the then conversion price. Upon such conversion, all accrued dividends will be canceled. The holders of Series B Preferred Stock, subject to the consent of both the Series C and Series D Preferred Stock shareholders, also have the right to require the Company to redeem 25% of the Series B Preferred Stock outstanding immediately prior to the fifth anniversary of the Series B Preferred Stock issuance and on the sixth, seventh and eighth anniversaries. The Series B Preferred Stock shareholders were entitled to certain special voting rights, registration rights and anti-dilutive provisions.

FMG Series B and A were subordinate to all other Series of FMG preferred stock. If a liquidation amount remained after all other FMG preferred shareholders were 100% satisfied, Series B and A would have shared pari passu up to the amount of their respective liquidation preferences.

FMG Series A Redeemable Convertible Preferred Stock—On December 18, 1996, FMG issued to an investor group 900,000 shares of Series A Redeemable Convertible Preferred Stock (“FMG Series A Preferred Stock”) with a par value of $0.01 at a purchase price of $5.55 per share for aggregate proceeds of approximately $5,000,000. In connection with this transaction, FMG incurred approximately $189,000 of professional fees and closing costs, which were offset against the proceeds. The carrying amount of the FMG Series A Preferred Stock was increased by periodic accretion, using the effective interest method, with charges to accumulated deficit. Conversion and dividend features are calculated for FMG Series A Preferred Stock in the same manner as the FMG Series B Preferred Stock with the exception of the following:

•	FMG Series A Preferred Stock initial conversion price was $8.33 per share; and

•	FMG Series A Preferred Stock liquidation value was adjusted from $5.55 per share to $5.69 per share in conjunction with the FMG Series B Preferred Stock issuance.

To redeem a FMG Series A Preferred Stock shareholder in 1998, the Company purchased 468,406 shares of FMG Series A Preferred Stock for $1,749,337. Voting rights, redemption rights, registration rights and anti-dilutive provisions were identical to Series B Preferred Stock shares.

FMG Common Stock -Immediately prior to the Merger there were 2,485,653 voting and non-voting common shares of FMG issued and outstanding.

10.	EMPLOYEE BENEFITS

The Company has three 401(k) defined contribution plans that cover eligible full-time employees, including the Familymeds 401(k) plan (the “Familymeds Plan”) and two DrugMax 401(k) Plans (the “DrugMax Plans”) that existed prior to the Merger for DrugMax employees. During fiscal 2005, 2004 and 2003, Familymeds, Inc. contributed 50% of an employee’s pre-tax contribution up to a maximum of 4% of an employee’s eligible compensation to the Familymeds Plan. During the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, the Company contributed approximately $230,000, $271,000 and $367,000, respectively, to the Familymeds Plan.

Company contributions to the primary DrugMax 401(k) Plans are discretionary. The Company made no contributions to the DrugMax 401(k) Plan for the period subsequent to the Merger.

11.	INCOME TAXES

The Company incurred net operating losses for the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003. Accordingly, no benefit for income taxes has been recorded due to uncertainty of realization.

The components of deferred income tax assets (liabilities) at December 31, 2005 and January 1, 2005 are as follows:

	December 31, 2005	January 1, 2005
Deferred Tax Assets (Liabilities)
Trade receivables	$1,187,742	$1,504,358
Inventories	502,696	1,446,565
Accrued expenses	452,984	687,986
Property and equipment	15,664	(65,486)
Intangible assets	9,472,166	230,556
Tax effect of net operating loss carryforwards	56,425,450	46,402,632
Stock options	2,442,501	-
Other	159,780	(82,627)
Total	70,658,983	50,123,984
Valuation allowance	(70,658,983)	(50,123,984)
Total, net	$-	$-

A valuation allowance has been established for the full amount of the net deferred tax asset as of December 31, 2005 and January 1, 2005 which, based upon available evidence, will likely not be realized.

Following is a reconciliation of the statutory income tax rate to the effective income tax rate for the fiscal years ended December 31, 2005, January 1, 2005, and December 27, 2003:

	Fiscal Year Ended
	December 31, 2005	January 1, 2005	December 27, 2003
Statutory rate	(34)%	(34)%	(34)%
State income tax rate benefit, net of federal effect	(5)%	(5)%	(5)%
Change in valuation allowance	39%	39%	39%
Effective tax rate	—%	—%	—%

At December 31, 2005, the Company had net operating loss carryforwards (“NOL’s”) for federal and state income tax purposes of approximately $144 million and $90 million, respectively, that are available, other than as described below, to offset future taxable income and expire from 2016 through 2025. As a result of changes in the Company’s ownership, usage of the Company’s NOL’s is limited. As of December 31, 2005, approximately $138 million of the federal NOL carryforward is subject to a usage limitation of approximately $2.2 million per year. The amount of NOL’s that may not be available for usage prior to expiration due to NOL usage limitations is approximately $94 million.

12.	STOCK OPTIONS

As of January 1, 1998, FMG adopted its 1998 Non-Qualified Stock Option Plan. The plan was amended July 1, 1999, and the FMG’s 1999 Non-Qualified Stock Option Plan (“the FMG 1999 Non-Qualified Stock Option Plan”) was adopted. The majority of options issued under the FMG 1999 Non-Qualified Stock Option Plan vested evenly over a three-year period and expired after five years. On April 25, 2000, FMG adopted its 2000 Stock Option Plan (“the FMG 2000 Plan”). Options were granted under the FMG 2000 Plan to employees, directors or consultants. Immediately prior to the Merger, FMG vested all outstanding stock options that had not terminated by their own terms prior to the Merger and issued one share of FMG non-voting common stock for each such outstanding FMG option on a one-for-one basis resulting in the issuance of 524,652 common shares. A compensation charge of $7,872 was recorded during the fiscal year ended January 1, 2005 related to the exchange which represented to estimated fair value of the shares issued. Accordingly, at the time of the Merger, no options to purchase FMG common stock remained outstanding.

On August 13, 1999, DrugMax adopted its 1999 Incentive and Non-Statutory Stock Option Plan (the “DrugMax 1999 Plan”). On June 5, 2002, the first amendment to the DrugMax 1999 Plan was adopted. In connection with the Merger, on November 12, 2004, the number of shares authorized under the DrugMax 1999 Plan was increased from two to six million shares. Prior to the Merger, options were granted under the DrugMax 1999 Plan to employees and directors of DrugMax. As a result of the Merger on November 12, 2004, all of such options immediately vested.

In connection with the Merger, DrugMax issued options to purchase 1,574,369 shares of DrugMax common stock at $0.57 per share to certain employees and directors of FMG that remained employees and directors of DrugMax after the Merger. The options vested immediately and are exercisable on January 4, 2006. A compensation charge is being recorded over the period the options become exercisable. Accordingly, $4,230,650 and $528,831 of stock compensation expense was recorded during the years ended December 31, 2005 and January 1, 2005, respectively, related to the options issued in connection with the Merger that had exercise prices less than their fair value.

During fiscal year ended December 31, 2005, 1,618,970 stock options were granted to directors and employees of DrugMax. The majority of these grants vest evenly over three years. All stock options were granted at fair market value and thus no expense was recorded relating to these grants.

Stock option activity for the DrugMax 1999 Plan is as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding as of the Merger Date	2,226,412	3.77
Granted to FMG employees in connection with the Merger	1,574,369	0.57
Forfeited	(32,100)	5.41
Exercised	(160,466)	1.84

Shares under option at January 1, 2005	3,608,215	2.37

Granted	1,618,970	$1.77
Forfeited	(1,124,065)	$3.88
Exercised	(332,360)	$1.62
Shares under option at December 31, 2005	3,770,760	$1.80
Shares exercisable at December 31, 2005	1,208,516	$3.37

		Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding at December 31, 2005	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2005
$0.57-$2.00	2,736,935	8.8	$0.91	320,882
2.52-4.00	819,091	5.7	3.04	672,900
5.00-13.00	214,734	3.3	7.75	214,734
	3,770,760			1,208,516

The weighted average contractual life of options outstanding at December 31, 2005 was 7.8 years.

13.	RELATED PARTY TRANSACTIONS

The Arrow Employee Benefit Trust (the “Trust”) was created to purchase group medical insurance for FMG, franchisees and certain affiliates. Use of the Trust was terminated effective May 17, 2004.The Board of Trustees of the Trust was composed of certain officers of the Company along with certain franchisees. The Company paid approximately $1,539,779 and $3,164,000 in insurance premiums and administrative fees to the Trust for the Fiscal Years ended January 1, 2005 and December 27, 2003, respectively.

In October 2001, prior to the Merger, the Company executed a commercial lease agreement (the “Lease”) with an entity controlled by certain directors and officers of the Company at the time. The Lease is for an initial period of five years with a base monthly lease payment of $15,000, and an initial deposit of $15,000. Management believes the terms of this agreement are comparable to those that the Company would have received from an unrelated, third party. In connection with the sale of select assets from Valley Drug Company located in New Castle, Pennsylvania to Rochester Drug Cooperative (“RDC”), the lease was amended. The amendment provides that the term of the lease be five years, commencing December 21, 2005, with two additional five-year options for renewal, and provides an option to purchase the premises from the landlord. RDC has agreed to enter into a lease assignment and assumption agreement for the amended New Castle lease contingent upon the Company and the landlord securing consents from the Pennsylvania Industrial Development Authority (“PIDA”) to such assignment. Until such time as the consents are obtained, the parties have agreed to operate under a sublease agreement.

In January 2004, prior to the Merger, the Company executed a second commercial lease agreement (the “Second Lease”) with an entity controlled by certain directors and officers of the Company at the time. The Second Lease is for an initial period of fifteen years with a base monthly lease payment of $17,000. During the fiscal year ended December 31, 2005, the Company recorded rent expense of $204,000 related to the Second Lease. Management believes the terms of this agreement are comparable to those that the Company would have received from an unrelated, third party.

14.	COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company leases its headquarter office space under an operating lease expiring in 2007 with a renewal option through 2012. The Company also leases space for its pharmacies, distribution centers, vehicles, furniture and fixtures and office equipment under various operating leases. Certain leases include renewal options. Rent expense on these operating leases was approximately $3,503,000, $3,375,000 and $3,328,000 for the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively.
Minimum lease payments under these leases are as follows, excluding renewal options:

Fiscal Years
2006	$2,887,036
2007	2,042,479
2008	1,429,160
2009	997,056
2010	442,513
Thereafter	755,764
Total	$8,554,008

Legal Matters- On November 12, 2003, Phil & Kathy’s, Inc. d/b/a Alliance Distributors (“Alliance”) served a complaint against the Company seeking to recover the non-payment of open invoices approximating $2.0 million based upon an alleged breach of contract for the sale of pharmaceuticals. On December 18, 2003, the Company filed an answer and counterclaim. The counterclaim seeks to recover lost profits and other damages relating to the sale of twenty allegedly counterfeit bottles of Lipitor by Alliance to the Company, which the Company later sold to QK Healthcare, Inc. (“QK”). Alleging that the Lipitor was counterfeit, QK later sued the Company for breach of contract, violations of the implied warranty of merchantability and fraud. Accordingly, the Company’s subsidiary, Valley, also filed a separate action against Alliance for breach of an indemnification agreement related to the sale of the twenty bottles of Lipitor that precipitated a lawsuit against Valley by QK in New York. At March 31, 2005, the amount that the Company recorded as a trade payable balance due Alliance on the above was approximately $1.5 million. Under an indemnification agreement with Alliance, pursuant to which Alliance is required to indemnify the Company for all losses, expenses and damages sustained by the Company as a result of product sold to the Company by Alliance, and the Company’s right to offset its losses, expenses and damages against any amounts due to Alliance, the Company reduced the payable to Alliance by the cost of the faulty Lipitor sold to the Company by Alliance plus the settlement and litigation expenses incurred by the Company directly as a result of the Lipitor, or an aggregate of $0.5 million. The Company has recorded the foregoing trade payable of $1.5 million as of December 31, 2005 and believes this estimate is reasonable based on the information it has at this time; however, the Company cannot reasonably estimate the total future possible loss that it will sustain as a result of the Alliance complaint or the possible recovery through its counterclaim or Valley’s consolidated action.

On February 23, 2005, a former employee of the Company, James Hostetler, filed suit in the United States District Court for the Northern District of Illinois Eastern Division claiming the Company breached a compensation agreement. Specifically, Mr. Hostetler claims he is owed a commission of an unspecified amount as a result of the sale of securities consummated on December 2, 2004. The Company filed its response and intends to defend itself vigorously. Management does not believe Mr. Hostetler is entitled to any such commissions as he played no role in the sale of these securities. As a result of the early stage of this proceeding, the Company cannot currently estimate its outcome and has made no provision in the accompanying consolidated financial statements for the resolution of the matter.

From time to time, the Company may become involved in additional litigation arising in the ordinary course of our business. In the opinion of management, after consultation with counsel, the disposition of these matters arising in the normal course of business is not likely to have a material adverse effect, individually or in the aggregate, on our financial position or results of operations.

15.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Three Months Ended
	April 2,	July 2,	October 1,	December 31,
	2005	2005	2005	2005
Dollars in thousands, except per share amounts
Fiscal 2005:
Net revenues	$57,201	$54,715	$51,755	$52,432
Gross margin	11,943	11,033	9,877	9,582
Operating loss	(3,202)	(4,107)	(4,656)	(4,463)
Loss from continuing operations (1)	(3,770)	(5,421)	(6,342)	(6,319)
Loss from discontinued operations	(1,226)	(1,744)	(8,193)	(21,842)
Net loss	(4,996)	(7,165)	(14,535)	(28,161)
Net loss available to common shareholders	(5,627)	(8,788)	(14,134)	(30,609)

Net loss per share available to common shareholders, basic and diluted	$(0.29)	$(0.44)	$(0.71)	$(0.47)

Shares used in basic and diluted loss per share	19,653	19,918	20,047	65,032

Dividends per common share	$—	$—	$—	$—

	Three Months Ended
	March 28,	June 27,	September 26,	January 1,
	2004	2004	2004	2005
Dollars in thousands, except per share amounts
Fiscal 2004:
Net revenues	$56,219	$55,808	$53,449	$58,486
Gross margin	11,716	11,672	10,893	12,333
Operating loss	(291)	(145)	(855)	(2,288)
Loss from continuing operations	(884)	(865)	(1,803)	(5,033)
Loss from discontinued operations (1)	-	-	-	(31,259)
Net loss	(884)	(865)	(1,803)	(36,292)
Net loss available to common shareholders	(2,188)	(2,389)	(2,858)	(43,205)

Net loss per share available to common shareholders, basic and diluted	$(1.70)	$(1.85)	$(2.22)	$(3.90)

Shares used in basic and diluted loss per share (2)	1,289	1,289	1,289	11,086

Dividends per common share	$—	$—	$—	$—

(1)
During the third quarter of 2005, the Company determined that it would discontinue substantially all of the drug distribution operations acquired in the Merger on November 12, 2004. Accordingly, these operations are reflected as discontinued for financial statement purposes for all periods presented since the date acquired. The loss from discontinued operations for the three months ended January 1, 2005 includes a goodwill impairment charge of $31.0 million. The loss from discontinued operations for the three months ended October 1, 2005 includes $5.3 million of estimated losses primarily related to accounts receivable and other asset impairments. The loss from discontinued operations for the three months ended December 31, 2005 includes a goodwill impairment charge of $19.4 million and other exit losses, primarily representing estimated losses on accounts receivable, inventory and vendor chargebacks, of $1.6 million.

(2)
The weighted average shares used in the calculation of net loss per share have been retroactively restated to give effect to the Merger of DrugMax with FMG. The transaction was accounted for as a reverse Merger, with FMG deemed the accounting acquirer. Accordingly, for periods prior to the Merger, the shares outstanding represent the number of shares that former FMG common shareholders would have received in the transaction, on an as-if converted basis, had the Merger consideration not be distributed to the preferred shareholders based on liquidation values. For periods subsequent to the Merger, shares outstanding represent actual shares outstanding.

16.	SUBSEQUENT EVENTS

On January 1, 2006, the Familymeds, Inc. Master 401(k) Savings and Retirement Plan and the DrugMax, Inc. 401(k) Plan were transitioned into one plan under Fidelity Investments.  The name of plan was changed to The 401(k) Savings and Retirement Plan.  Fidelity Investments became the trustee and record-keeper, as well as the investment provider for the newly adopted Plan.  Plan assets from both plans were transferred on January 4, 2006 to Fidelity Investments.

On March 31, 2006, the Company entered into a new employment agreement with Edgardo A. Mercadante, Chairman of the Board, President and Chief Executive Officer. The initial term of Mr. Mercadante’s agreement terminates on November 30, 2008, and is subject to successive, automatic one-year renewals, unless one party notifies the other of its desire not to renew the agreement. The agreement provides an initial salary of approximately $346,000, which represents no change from fiscal year ended December 31, 2005, and for bonuses as determined by the board of directors. For 2006, the employment agreement requires, if the Company achieves the performance levels set by the board, that Mr. Mercadante receive a cash bonus equal to 100% of his salary. Additionally, at the end of the first year of the initial term of the employment agreement, the Company is required to issue to Mr. Mercadante stock options and restricted stock at fair market value and comparable in amounts to those issued to a chief executive officer and chairman of the board of directors of a comparable publicly traded corporation. The agreement also contains standard termination provisions for disability, for cause, and for good reason, and it also contains confidentiality and non-competition provisions that prohibit Mr. Mercadante from disclosing certain information belonging to the Company and from competing against the Company. If the employment agreement is terminated other than for cause prior to November 30, 2009, or if the Company fails to renew the agreement at least through November 30, 2009, the Company is required to continue to pay to Mr. Mercadante (or to his estate in the event of termination due to his death) two year’s severance equal to the amount of the compensation and other benefits to which he was entitled at the time of termination, subject to the terms of the agreement.

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

Item 9A. CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures. We carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report pursuant to Exchange Act Rule 13a-15. Our disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports that we file or submit pursuant to the Securities Exchange Act of 1934, as amended, are accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.  Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by this report.  In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and in reaching a reasonable level of assurance, management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Changes in Internal Control Over Financial Reporting. There has been no change in our internal control over financial reporting during the fourth quarter of 2005 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. OTHER INFORMATION

No events have occurred which would require disclosure under this Item.

PART III

Item 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

The information required by this Item is incorporated herein by reference to the information under the headings “Management—Directors and Executive Officers” in our definitive Proxy Statement to be used in connection with our Annual Meeting of Stockholders, which we expect to file with the Securities and Exchange Commission on or before April 30, 2006.

Item 11. EXECUTIVE COMPENSATION.

The information required by this Item is incorporated herein by reference to the information under the headings “Management—Compensation of Executive Officers and Directors” in our definitive Proxy Statement to be used in connection with our Annual Meeting of Stockholders, which we expect to file with the Securities and Exchange Commission on or before April 30, 2006.

Item 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The information required by this Item is incorporated herein by reference to the information under the headings “Management—Security Ownership of Management and Others and Related Stockholder Matters” in our definitive Proxy Statement to be used in connection with our Annual Meeting of Stockholders, which we expect to file with the Securities and Exchange Commission on or before April 30, 2006.

Item 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The information required by this Item is incorporated herein by reference to the information under the headings “Certain Relationships and Related Transactions” in our definitive Proxy Statement to be used in connection with our Annual Meeting of Stockholders, which we expect to file with the Securities and Exchange Commission on or before April 30, 2006.

Item 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES.

The information required by this Item is incorporated herein by reference to the information under the heading “Principal Account Fees and Services” in our definitive Proxy Statement to be used in connection with our Annual Meeting of Stockholders, which we expect to file with the Securities and Exchange Commission on or before April 30, 2006.

PART IV

Item 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULE AND REPORTS ON FORM 8-K

(a)	Documents filed as part of this report:

1.	Consolidated Financial Statements and Report of Deloitte & Touche LLP

The consolidated financial statements included in Part II, Item 8 of this Annual Report on Form 10-K are filed as part of this Report.

2.	Financial Statement Schedule.

Schedule II- Valuation and Qualifying Accounts for the fiscal years ending December 31, 2005, January 1, 2005, and December 27, 2003 - Page 57.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2005, JANUARY 1, 2005, AND DECEMBER 27, 2003

	Balance,	Charged to
	beginning of	cost and		Balance from		Balance at
	year	expenses		Merger	Deductions	end of year
Allowance for Doubtful Accounts:

Fiscal year ended December 31, 2005	$3,896,519	$1,275,190	(1)	$—	$(2,394,330)	$2,777,319
Fiscal year ended January 1, 2005	1,717,851	341,995		2,182,942	(346,769)	3,896,519
Fiscal year ended December 27, 2003	3,100,641	615,465		—	(1,998,255)	1,717,851

Inventory Reserve:

Fiscal year ended December 31, 2005	902,585	3,090,778	(2)	—	(1,884,622)	2,108,741
Fiscal year ended January 1, 2005	1,045,588	659,352		285,900	(1,088,255)	902,585
Fiscal year ended December 27, 2003	1,374,240	531,835		—	(860,487)	1,045,588

Valuation Allowance for Deferred Tax Asset:

Fiscal year ended December 31, 2005	50,123,984	20,534,999		—	—	70,658,983
Fiscal year ended January 1, 2005	46,529,330	3,594,654		—	—	50,123,984
Fiscal year ended December 27, 2003	41,645,492	4,883,838		—	—	46,529,330

(1) Includes $1,138,567 related to discontinued operations.
(2) Includes $1,377,620 related to discontinued operations.

3. Exhibits

2.1	Agreement and Plan of Merger between DrugMax, Inc. and Familymeds Group, Inc. dated March 19, 2004, as amended. (5)

2.2	First Amendment to Agreement and plan of Merger between DrugMax, Inc. and Family Meds Group, Inc., dated July 1, 2004. (13)

2.3	Second Amendment to Agreement and plan of Merger between DrugMax, Inc. and Family Meds Group, Inc., dated October 11, 2004. (7)

2.4	Asset Purchase Agreement between Valley Drug Company and Rochester Drug Cooperative dated December 22, 2005 (11)

3.1	Amended and Restated Articles of Incorporation of DrugMax, Inc. filed November 12, 2005. (8)

3.2	Amended and Restated Bylaws, dated February 24, 2005. (13)

3.3	Certificate of Designation, creating Series A Preferred Stock (9)

3.4	Amendment to Certificate of Amendment relating to Series A Preferred Stock (15)

4.1	Specimen of Stock Certificate. (1)

10.1	Employment Agreement by and between DrugMax, Inc. and Edgardo A. Mercadante dated as of March 31, 2006 *

10.2	Employment Agreement by and between DrugMax, Inc. and Jugal K. Taneja dated as of December 12, 2004 (14)

10.3	Employment Agreement by and between DrugMax, Inc. and James E. Searson dated May 23, 2005 (14)

10.4	DrugMax.com, Inc. 1999 Incentive and Non-Statutory Stock Option Plan. (1)

10.5	Amendment No. 1 to DrugMax, Inc. 1999 Incentive and Non-Statutory Stock Option Plan, dated June 5, 2002. (2)

10.6	Loan and Security Agreement between DrugMax and Wells Fargo Retail Finance, LLC dated October 12, 2005 (18)

10.7	DrugMax, Inc. 2003 Restricted Stock Plan dated August 27, 2003. (4)

10.8	Commercial Lease between Becan Development LLC and Valley Drug Company, dated January 1, 2004. (6)

10.9	Amendment No. 1 to Lease between Becan Development LLC and Valley Drug Company, dated December 22, 2005 (11)

10.10	Sublease between Valley Drug Company, Rochester Drug Company and Becan Development, LLC dated December 27, 2005 (11)

10.11	Commercial Lease between River Road Real Estate, LLC and DrugMax, Inc. dated October 18, 2001.(6)

10.12	Prime Warehouse Supplier Agreement among Familymeds, Inc. and D&K Healthcare Resources, Inc. dated December 28, 2004 (12).

10.13	Subordinated Convertible Debenture in the original principal amount of $11,500,000 dated March 21, 2005 (12).

10.14	Subordinated Promissory Note in the original principal amount of $11,500,000 dated March 21, 2005 (12).

10.15	Registration Rights Agreement among DrugMax, Inc. and AmerisourceBergen Drug Corporation dated March 21, 2005 (12).

10.16	Security Agreement among DrugMax, Inc., Valley Drug Company, Valley Drug Company South, Familymeds, Inc. and AmerisourceBergen Drug Corporation dated March 21, 2005 (12)

10.17	Form of Securities Purchase Agreement among DrugMax, Inc. and various Investors, dated as of September 23, 2005 (16)

10.18	Form of Securities Purchase Agreement among DrugMax, Inc. and various Investors, dated as of September 26, 2005 (16)

10.19	Form of Common Stock Purchase Warrant issued in connection with Securities Purchase Agreement dated as of September 23, 2005 (17)

10.20	Form of Common Stock Purchase Warrant issued in connection with Securities Purchase Agreement dated as of September 26, 2005 (17)

10.21	Form of Registration Rights Agreement executed in connection with Securities Purchase Agreement dated as of September 23, 2005 (17)

10.22	Form of Registration Rights Agreement executed in connection with Securities Purchase Agreement dated as of September 26, 2005 (17)

21.0	Subsidiaries of DrugMax, Inc.(13)

23.0	Consent of Deloitte & Touche LLP.

31.1	Certification of Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *

31.2	Certification of Principal Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *

32.0	Certification Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. *

*	Filed herewith.

(1)	Incorporated by reference to DrugMax’s Form 10-KSB/A, filed July 14, 2000, File No. 0-24362.

(2)	Incorporated by reference to DrugMax’s Form 10-KSB, filed July 1, 2002.

(3)	Incorporated by reference to DrugMax’s Form 10-K/A, filed July 29, 2003.

(4)	Incorporated by reference to DrugMax’s Definitive Proxy Statement filed September 8, 2003.

(5)	Incorporated by reference to DrugMax’s Form 10-K, filed July 14, 2004.

(6)	Incorporated by reference to DrugMax’s Form 10-K/A, filed October 1, 2004.

(7)	Incorporated by reference to DrugMax’s Definitive Proxy Statement filed October 12, 2004.

(8)
Incorporated by reference to DrugMax’s Form 8-K, filed November 18, 2004. Incorporated by reference to DrugMax’s Form 10-K, filed July 14, 2004. Incorporated by reference to DrugMax’s Form 8-K, filed November 18, 2004.

(9)	Incorporated by reference to DrugMax’s Form 8-K, filed December 8, 2004.

(10)	Incorporated by reference to DrugMax’s Form 8-K, filed December 15, 2004.

(11)	Incorporated by reference to DrugMax’s Form 8-K, filed February 21, 2005.

(12)	Incorporated by reference to DrugMax’s Form 8-K, filed March 25, 2005.

(13)	Incorporated by reference to DrugMax’s Form 10-K, filed April 19, 2005.

(14)	Incorporated by reference to DrugMax’s Form 8-K, filed on June 13, 2005.

(15)	Incorporated by reference to DrugMax’s Form 8-K, filed on July, 7, 2005.

(16)	Incorporated by reference to DrugMax’s Form 8-K, filed September 27, 2005.

(17)	Incorporated by reference to DrugMax’s Form 8-K, filed October 5, 2005.

(18)	Incorporated by reference to DrugMax's Form S-1, filed November 2, 2005.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DRUGMAX, INC.

Date: March 31, 2006	By:	/s/ Edgardo Mercadante
Edgardo Mercadante, President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Edgardo A. Mercadante	Chairman of the Board, President, Chief Executive Officer and Director	March 31, 2006
Edgardo A. Mercadante

/s/ James E. Searson	Senior Vice President, Chief Financial Officer, Principal Accounting Officer, and Director	March 31, 2006
James E. Searson

/s/ Philip P. Gerbino	Director	March 31, 2006
Philip P. Gerbino

/s/ PeterJ. Grua	Director	March 31, 2006
Peter J. Grua

/s/ Mark T. Majeske	Director	March 31, 2006
Mark T. Majeske

/s/ Rakesh K. Sharma	Director	March 31, 2006
Rakesh K. Sharma

/s/ Jugal K. Taneja	Director	March 31, 2006
Jugal K. Taneja

/s/ Laura L. Witt	Director	March 31, 2006
Laura L. Witt

EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of the first day of December, 2005, by and between DRUGMAX, INC., a Nevada corporation (the “Company”), and EDGARDO A. MERCADANTE, an individual (“Executive”).

WITNESSETH:

WHEREAS, the Company provides a wide variety of prescription and non-prescription healthcare-related diagnostic products used for the treatment of chronic diseases through its specialty pharmacies and online, and distributes pharmaceuticals, over-the-counter products, health and beauty aids, nutritional supplements and other related products through its wholesale distribution centers (such activities, together with all other activities of the Company and its subsidiaries, as conducted at or prior to the termination of this Agreement, and any future activities reasonably related thereto which are contemplated by the Company and/or its subsidiaries at the termination of this Agreement identified in writing by the Company to Executive at the date of such termination, are hereinafter referred to as the “Business Activities”);

WHEREAS, the Company desires to employ Executive upon the terms and subject to the terms and conditions set forth in this Agreement; and,

WHEREAS, Executive desires to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

Section 1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Agreement.

Section 2. Capacity and Duties. Executive is and shall be employed in the capacity of Chief Executive Officer and Chairman of the Board of Directors of the Company and shall have such duties, responsibilities and authorities as are assigned to him by the Board of Directors of the Company (the “Board”). Subject to the control and general directions of, and the general policies and guidelines established, by the Board and except as otherwise herein provided, Executive shall devote such of his business time, best efforts and attention as necessary to promote and advance the business of the Company and its subsidiaries and to perform diligently and faithfully all the duties, responsibilities and obligations of Executive to be performed by him under this Agreement. Executive’s duties shall include ongoing management and oversight of the general business operations of the Company and its subsidiaries. During the Employment Period (as hereinafter defined), Executive may engage in other business activities; provided, however, that such activities do not unreasonably interfere with Executive’s performance of his obligations hereunder or violate Section 15 or Section 18 hereof; and provided, further, that any such activity is fully disclosed to the Company.

Section 3. Term of Employment. The initial term of employment of Executive by the Company pursuant to this Agreement shall be for the period (the “Initial Term”) commencing on December 1, 2005 (the “Commencement Date”) and ending on November 30, 2008, or such earlier date that Executive’s employment is terminated in accordance with the provisions of this Agreement. The Initial Term automatically shall be extended for successive additional one year periods (each, an “Extended Term”) unless written notice is given by either party to the other party no later than 120 days prior to the expiration of the Initial Term or any Extended Term. (The Initial Term, together with each and any Extended Term, is sometimes hereinafter called the “Employment Period”).

Section 4. Place of Employment. Executive’s principal place of work shall be located at the principal offices of the Company in Farmington, Connecticut.

1

Section 5. Compensation. During the Employment Period, subject to all the terms and conditions of this Agreement and as compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to or provide Executive with the following:

5.01 Base Salary. The Company shall compensate Executive during the life of this agreement for his services hereunder no less than a base annual salary of Three Hundred Forty-Six Thousand Four Hundred and Sixty-Six and 12/100 Dollars ($346,466.12), payable at such intervals (at least biweekly), net of applicable federal state and local taxes of any kind required by law to be withheld with respect to such payment, as salaries are paid generally to other executive officers of the Company. For fiscal years beginning 2007 and thereafter, the Board shall examine and modify Executive’s base salary with reference to prevailing competitive standards for comparable positions in organizations similar to the Company, as determined by an independent consultant approved by the Board and Executive.

5.02 Cash Bonus. The Company shall pay to Executive an annual bonus as specified in a plan adopted each year by the Board. For fiscal year 2006, Executive’s incentive at target performance levels shall be no less than 100% of base pay.

5.03 Other Benefits. The Company shall provide Executive with the other benefits specified on Exhibit 5.03 attached hereto, which benefits shall not be deemed to be lieu of any other benefits or compensation to which Executive is entitled hereunder or otherwise.

5.04 Stock Options and Restricted Stock. At the end of the first year of the Initial Term, the Company shall issue to Executive stock options and restricted stock at fair market value and comparable in amounts to those issued to a chief executive officer and chairman of the board of directors of a comparable publicly-traded corporation.

Section 6. Adherence to Standards. Executive shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company.

Section 7. Review of Performance. The Board shall periodically review and evaluate the performance of Executive under this Agreement with Executive.

Section 8. Expenses. The Company shall reimburse Executive for all reasonable, ordinary and necessary expenses (including, but not limited to, automobile and other business travel and customer entertainment expenses) incurred by him in connection with his employment hereunder in accordance with Company policy; provided, however, Executive shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended (the “Code”), as a condition precedent to such reimbursement.

Section 9. Termination with Cause by the Company. This Agreement may be terminated with Cause (as hereinafter defined) by the Company provided that the Company shall (i) give Executive the Notice of Termination (as hereinafter defined), and (ii) pay Executive his annual base salary through the Termination Date (as hereinafter defined) at the rate in effect at the time the Notice of Termination is given, plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of the Termination Date. Notwithstanding the foregoing, if Executive is terminated with Cause pursuant to Section 11.02(ii) and, subsequently, charges are dropped, Executive is found not guilty or otherwise cleared of wrongdoing, before or after trial or following appeal, then in such event, the Company shall promptly thereupon pay Executive (or to his estate in the event of Executive’s death) two year’s severance equal to the amount of the compensation and other benefits described in Section 5 of this Agreement to which Executive was entitled as of the Termination Date, with such payments being made in equal installments over the 24 months following the Termination Date, and such other amount as may be necessary to make Executive whole for any incremental taxes due as a result of such severance payments. In addition, all stock options issued to Executive shall immediately be vested as of the Termination Date.

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Section 10. Termination without Cause by the Company or for Good Reason by Executive; Non-Renewal. This Agreement may be terminated by (i) the Company by reason of the death or Disability (as hereinafter defined) of Executive or for no reason at all, or (ii) Executive for Good Reason (as hereinafter defined); provided that if this Agreement is terminated or not renewed pursuant to either of subsections (i) or (ii) of this Section 10 prior to November 30, 2009, or if the Company fails to renew this Agreement (as permitted by Section 3) through November 30, 2009, the Company shall pay to Executive (or to his estate in the event of termination due to Executive’s death) two year’s severance equal to the amount of the compensation and other benefits described in Section 5 of this Agreement to which Executive was entitled as of the Termination Date, with such payments being made in equal installments over the 24 months following the Termination Date, and such other amount as may be necessary to make Executive whole for any incremental taxes due because such payments are deemed to be an excess parachute payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (whether such payments are paid in cash or stock, pursuant to Executive’s election described below). The remaining balance of any payments or other sums due Executive hereunder (or under Section 9) shall be immediately due and payable in a lump sum upon a Sale of the Company (as hereinafter defined). A Sale shall mean a sale of all or substantially all of the assets of the Company, a change of more than fifty percent of the voting power of the Company, a merger or consolidation of the Company with or into another entity, or if persons who at the Termination Date constituted the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors. In addition, all stock options and restricted stock issued to Executive shall immediately be vested as of the Termination Date. If the Executive should fail to renew this Agreement at any time other than for Good Reason or if the Company should fail to renew the Agreement after November 30, 2009, the Company shall not be required to pay any compensation to Executive other than his annual base salary through the last day of the then current term of the Employment Period, plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of such date but which has not yet been paid.

Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. In the event of termination by reason of Executive’s death or Disability, medical, hospitalization or disability benefits coverage comparable to those provided by the Company during Executive’s lifetime shall be provided to his spouse and dependents for the remaining term of this Agreement and thereafter will provide Executive’s spouse and dependents with the option of purchasing such benefits coverage through the Company. The benefits provided under this Section 10 shall not be less favorable to Executive and his spouse and dependents in terms of amounts, deductibles and costs, if any, than such benefits provided by the Company to Executive, his spouse and dependents as of the Termination Date. This Section 10 shall not be interpreted so as to limit any benefits to which Executive, as a terminated employee of the Company, or his family may be entitled under the Company’s life insurance, medical, hospitalization or disability plans following his Termination Date or under applicable law.

At Executive’s election, in his sole discretion, any sums payable to Executive pursuant to this Section 10 may be paid to Executive either in cash or shares of common stock of the Company. Any portion of such sums that are paid in cash shall be paid to Executive at such intervals (at least biweekly), net of applicable federal state and local taxes of any kind required by law to be withheld with respect to such payment, at the same time as salaries are paid generally to other executive officers of the Company, unless there is a Sale as provided above in which event, all sums due Executive shall immediately be due and payable. All sums payable hereunder shall constitute severance payments (and not salary continuation payments, whether in cash or stock, at Executive’s election) and shall not be subject to offset for any reason or repayment in the event Executive becomes employed elsewhere. Upon the breach by Executive of Section 18 of this Agreement, the Company shall be entitled to cease making the remainder of any such cash payments then owed to Executive.

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If Executive elects to receive any portion of any sums payable to Executive pursuant to this Section 10 in common stock, the number of shares due to Executive shall be determined by dividing such sum by the average closing price per share of the common stock during the ten trading days immediately preceding the termination or expiration, as applicable, of this Agreement. One-third of such shares shall be paid within thirty days of termination or non-renewal, as applicable, and two-thirds of such shares shall be paid on the last day of the non-competition period contemplated by Section 18 of this Agreement; provided, however, that if the non-competition period extends for more than one year after such termination or expiration, as applicable, one-third of such shares shall be paid within thirty days of termination or non-renewal, as applicable, one-third of the shares shall be paid on the first anniversary of such termination or expiration, as applicable, and the remaining shares shall be paid on the last day of the non-competition period contemplated by Section 18 of this Agreement; provided, further, that should Executive breach Section 18 of this Agreement, any shares that have not yet been paid shall be canceled and returned to the Company. For each tranche of shares of common stock issued to Executive hereunder, the Company shall deliver registered shares or as promptly as commercially reasonable thereafter, but in any event within 60 days, the Company shall register the resale of such shares and keep the registration statement in effect for not less than three (3) years.

Section 11. Definitions. In addition to the words and terms elsewhere defined in this Agreement, certain capitalized words and terms used in this Agreement shall have the meanings given to them by the definitions and descriptions in this Section 11 unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Agreement:

11.01 “Disability” shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Executive, impairs Executive’s ability to substantially perform his duties under this Agreement as an employee and as a result of which he shall have been absent from his duties with the Company on a full-time basis for six consecutive months.

11.02 A termination with “Cause” shall mean a termination of this Agreement by reason of (i) Executive’s conviction of a felony or a crime involving moral turpitude or any other crime involving dishonesty, disloyalty or fraud with respect to the Company; or (ii) Executive’s arrest or indictment of any lesser crime or offense committed in connection with the performance of Executive’s duties hereunder; or (iii) if Executive willfully impedes or endeavors to influence, obstruct or impede or fails to materially cooperate with an investigation authorized by the Board of Directors of the Company, a self-regulatory organization or a governmental department or agency.

11.03 “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior express written consent: (i) any material change in his status, title, authorities or responsibilities (including reporting responsibilities) under this Agreement which represents a demotion from such status, title, position or responsibilities (including reporting responsibilities); the assignment to him of any duties or work responsibilities which are materially inconsistent with his status, title, position or work responsibilities set forth in this Agreement or which are materially inconsistent with the status, title, position or work responsibilities of a chief executive officer and chairman of the board of directors of a publicly-traded corporation; or any removal of Executive from, or failure to appoint, elect, reappoint or reelect Executive to, any of such positions, except in connection with the termination of his employment with Cause, or as a result of his death or Disability; provided, however, that no change in title, authorities or responsibilities customarily attributable solely to the Company ceasing to be a publicly traded corporation shall constitute Good Reason hereunder; (ii) the relocation of the principal office of the Company or the reassignment of Executive to a location more than thirty (30) miles from Farmington, Connecticut; (iii) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or

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alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that Executive continues to meet all eligibility requirements thereof; (iv) the failure by the Company to continue in effect any Executive benefit plan (including any medical, hospitalization, life insurance or disability benefit plan in which Executive participates), or any material fringe benefit or prerequisite enjoyed by him unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder, or the failure by the Company to provide him with the benefits to which he is entitled under this Agreement; provided, however, that Executive continues to meet all eligibility requirements thereof; (v) any other material breach by the Company of any provision of this Agreement; (vi) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 21 hereof; (vii) any purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective; or (viii) if during any twelve month period, persons who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

11.04 Notice of Termination. “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Executive shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 13 of this Agreement.

11.05 Termination Date. “Termination Date” shall mean the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 9 of this Agreement shall not be less than 60 days, and in the case of a termination pursuant to Section 10 of this Agreement shall not be more than 60 days, from the date such Notice of Termination is given); provided, however, that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date finally determined by either mutual written agreement of the parties or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).

Section 12. Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Executive as a result of a contest or dispute over Executive’s termination of employment if such contest or dispute is resolved in Executive’s favor.

Section 13. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

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Section 14. Life Insurance. The Company may, at any time after the execution of this Agreement, apply for and procure as owner and for its own benefit, life insurance on Executive, in such amounts and in such form or forms as the Company may determine. Executive shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Executive hereby represents that to his knowledge he is in excellent physical and mental condition and is not under the influence of alcohol, drugs or similar substance.

Section 15. Proprietary Information and Inventions. Executive understands and acknowledges that:

15.01 Trust. Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to certain information applicable to the business of the Company and its subsidiaries (collectively, the “Group”) or applicable to the business of any vendor or customer of any of the Group, which may be made known to Executive by the Group or by any vendor or customer of any of the Group or learned by Executive during the Employment Period.

15.02 Proprietary Information. The Group possesses and will continue to possess information that has been created, discovered, or developed by, or otherwise become known to, the Group (including, without limitation, information created, discovered, developed or made known to Executive during the period of or arising out of his employment by the Company) or in which property rights have been or may be assigned or otherwise conveyed to the Group, which information has commercial value in the business in which the Group is engaged and is treated by the Group as confidential. Except as otherwise herein provided, all such information is hereinafter called “Proprietary Information,” which term, as used herein, shall also include, but shall not be limited to, data, functional specifications, computer programs, know-how, research, technology, improvements, developments, designs, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, franchises, prices, costs, and customer, supplier and potential acquisition candidates lists. Notwithstanding anything contained in this Agreement to the contrary, the term “Proprietary Information” shall not include (i) information which is in the public domain, (ii) information which is published or otherwise becomes part of the public domain through no fault of Executive, (iii) information which Executive can demonstrate was in Executive’s possession at the time of disclosure and was not acquired by Executive directly or indirectly from any of the Group on a confidential basis, (iv) information which becomes available to Executive on a non-confidential basis from a source other than any of the Group and which source, to the best of Executive’s knowledge, did not acquire the information on a confidential basis, or (v) information required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.

All Proprietary Information shall be the sole property of the Group and their respective assigns. Executive assigns to the Company any rights Executive may have or acquire in such Proprietary Information. At all times, both during Executive’s employment by the Company and after its termination, Executive shall keep in strictest confidence and trust all Proprietary Information, and Executive shall not use or disclose any Proprietary Information without the written consent of the Group, except as may be necessary in the ordinary course of performing Executive’s duties as an Executive of the Company.

Section 16. Surrender of Documents; No Disparagement. Executive shall, at the request of the Company, promptly surrender to the Company or its nominee any Proprietary Information or document, memorandum, record, letter or other paper in his possession or under his control relating to the operation, business or affairs of the Group. Executive further agrees that he shall not, either during the Employment Period or at any time thereafter, in any way disparage the Company.

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Section 17. Other Agreements. Executive represents and warrants that Executive’s performance of all the terms of this Agreement and as an Executive of the Company does not, and will not, breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive has not entered into, and shall not enter into, any agreement, either written or oral, which is in conflict with this Agreement or which would be violated by Executive entering into, or carrying out his obligations under, this Agreement.

Section 18. Restrictive Covenant. Executive acknowledges and recognizes Executive’s possession of Proprietary Information and the highly competitive nature of the business of the Group and, accordingly, agrees that in consideration of the premises contained herein Executive will not, during the period of Executive’s employment by the Company and for the period ending on the later of November 30, 2009, or the first anniversary of the Termination Date, (i) directly or indirectly engage in any Business Activities in the United States, whether such engagement shall be as an employer, officer, director, owner, employee, consultant, stockholder, partner or other participant in any Business Activities, (ii) assist others in engaging in any Business Activities in the manner described in the foregoing clause (i), or (iii) induce employees of the Company to terminate their employment with the Company or engage in any Business Activities in the United States; provided, however, that the ownership of no more than two percent of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in any Business Activities. Notwithstanding the foregoing, if the Company fails to make any payment required by Section 10 of this Agreement within five days of notice of non-payment by Executive to the Company or if there is a Sale, then the covenants in this Section 18 immediately shall terminate.

Section 19. Remedies. Executive acknowledges and agrees that the Company’s remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Executive of any of Sections 15, 16, 17 or 18 of this Agreement, it is agreed that the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Executive acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Executive from engaging in any Business Activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Executive from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

Section 20. Successive Employment Notice. Within five business days after the Termination Date, Executive shall provide notice to the Company of Executive’s next intended employment. If such employment is not known by Executive at such date, Executive shall notify the Company immediately upon determination of such information. Executive shall continue to provide the Company with notice of Executive’s place and nature of employment and any change in place or nature of employment during the period ending two years after the Termination Date. Failure of Executive to provide the Company with such information in an accurate and timely fashion shall be deemed to be a breach of this Agreement and shall entitle the Company to all remedies provided for in this Agreement as a result of such breach.

Section 21. Successors. This Agreement shall be binding on the Company and any successor to any of its businesses or assets. Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section 21, by operation of law or otherwise.

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Section 22. Binding Effect. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s estate.

Section 23. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 24. Headings. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Section 25. Amendments. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by each of the parties hereto.

Section 26. Severability. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that, while the Company and Executive consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the goodwill, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

Section 27. Governing Law; Venue. This Agreement shall be construed and enforced pursuant to the laws of the State of Connecticut, excluding its choice of law provisions. Both parties submit to the jurisdiction of the United States District Court, District of Connecticut at Hartford and the Superior Court in and for Hartford County, Connecticut, as the exclusive proper forum in which to adjudicate any case or controversy arising hereunder. The prevailing party shall be entitled to an award of its reasonable attorneys’ fees incurred in connection with any such judicial proceedings.

Section 28. Counterparts. This Agreement may be executed in more than one counterpart and each counterpart shall be considered an original.

Section 29. Exhibits. The Exhibits attached hereto are incorporated herein by reference and are an integral part of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and Executive in four counterparts as of the date first above written.

DRUGMAX, INC.

By:	/s/ Peter Grua
Peter Grua Chairman, Compensation Committee

EXECUTIVE

By:	/s/ Edgardo A. Mercadante
Edgardo A. Mercadante

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Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-111127 on Form S-8 and Registration Statement No. 333-129412 and No. 333-126449 of From S-1 of our report dated March 31, 2006, relating to the consolidated financial statements and financial statement schedule of DrugMax, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph concerning uncertainty regarding the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of DrugMax, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Hartford, Conneticut
March 31, 2006

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO SECTION 302
OF THE SARBANES-OXLEY ACT OF 2002

I, Edgardo A. Mercadante, certify that:

1.	I have reviewed this annual report on Form 10-K of DrugMax, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 31, 2006	/s/ Edgardo A. Mercadante
Edgardo A. Mercadante Chairman, President and Chief Executive Officer

A signed original of this written statement required by Section 302 has been provided to DrugMax, Inc. and will be retained by DrugMax, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO SECTION 302
OF THE SARBANES-OXLEY ACT OF 2002

I, Edgardo A. Mercadante, certify that:

1.	I have reviewed this annual report on Form 10-K of DrugMax, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 31, 2006	/s/ Edgardo A. Mercadante
Edgardo A. Mercadante Chairman, President and Chief Executive Officer

A signed original of this written statement required by Section 302 has been provided to DrugMax, Inc. and will be retained by DrugMax, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO SECTION 302
OF THE SARBANES-OXLEY ACT OF 2002

I, James E. Searson, certify that:

1.	I have reviewed this annual report on Form 10-K of DrugMax, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 31, 2006	/s/ James E. Searson
James E. Searson Senior Vice President, Chief Financial Officer and Treasurer

A signed original of this written statement required by Section 302 has been provided to DrugMax, Inc. and will be retained by DrugMax, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officers of DrugMax, Inc. (the “Company”) hereby certify, to such officers’ knowledge, that:

(i) the Annual Report on Form 10-K of the Company for the annual period ended December 31, 2005 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 31, 2006	/s/ Edgardo A. Mercadante
Edgardo A. Mercadante Chairman, President and Chief Executive Officer

Date: March 31, 2006	/s/ James E. Searson
James E. Searson Senior Vice President, Chief Financial Officer and Treasurer

A signed original of this written statement required by Section 906 has been provided to DrugMax, Inc. and will be retained by DrugMax, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.